UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ONE EARTH ENERGY, LLC
(Name of small business issuer in its charter)

Illinois	2860	20-3852246
State or jurisdiction of	Primary Standard Industrial	I.R.S. Employer Identification No.
incorporation or organization	Classification Code Number
1306 West 8th Street
Gibson City, Illinois 60936
(217) 784-4284
(Address and telephone number of principal executive offices and principal place of business)
Steve Kelly, President
1306 West 8th Street
Gibson City, Illinois 60936
(217) 784-4284
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Christopher R. Sackett
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of	Maximum Number	Proposed maximum	Proposed maximum
securities to be	of Class B Units to	offering price per	aggregate offering	Amount of
registered	be Registered	unit	price	registration fee(1)
Membership Units	17,000	$5,000	$85,000,000	$9,095

(1)	Determined pursuant to Section 6(b) of the Securities Act of 1933, Rule 457(o) and Fee Rate Advisory #6 for Fiscal Year 2006.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  I-1

Preliminary Prospectus Dated July___, 2006
     The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.
ONE EARTH ENERGY, LLC
An Illinois Limited Liability Company
[Effective Date]
The Securities being offered by One Earth Energy, LLC are class B Limited Liability Company Membership Units

Minimum Offering Amount	$55,000,000	Minimum Number of Class B Units	11,000
Maximum Offering Amount	$85,000,000	Maximum Number of Class B Units	17,000
Offering Price: $5,000 per Class B Unit
Minimum Purchase Requirement: 5 Class B Units ($25,000)
Additional Increments: 1 Class B Unit ($5,000)
     This is the initial public offering of class B limited liability company membership units in One Earth Energy, LLC, a development-stage Illinois limited liability company. We intend to use the offering proceeds to pay for a portion of the construction and start-up operating costs of a 100-million gallon per year dry mill corn-processing ethanol plant to be located in Ford County, Illinois near Gibson City. We estimate the total project, including operating capital, will cost approximately $155,500,000. We expect to use debt financing plus any grants, bond financing and/or other incentives we may be awarded to complete project capitalization. We are exploring opportunities to develop one or more additional plants. In the event that we raise equity in excess of that needed to fund the construction of the plant located near Gibson City, Illinois, in the discretion of our board of directors, we may invest in the construction of additional plants in other locations. In no event will we raise equity exceeding the maximum offering amount. If our board of directors chooses not to invest excess funds in additional plants, we intend to retain the funds for general corporate uses, including but not limited to upgrading plant technology and exploring the use of alternative fuel sources.
     A unit represents a pro rata ownership interest in our capital, profits, losses, and distributions. No public market exists for our units and none is expected to develop. Our units will not be listed on a national exchange. The units are subject to a number of transfer restrictions imposed by our amended and restated operating agreement, as well as applicable tax and securities laws. We are selling the units directly to investors on a best efforts basis, without using an underwriter.
     The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year date], the offering will end on the date that the maximum number of units have been sold. We may also decide to end the offering any time after we have sold the minimum number of units and prior to [one year date]. If we decide to abandon the project for any reason, we will terminate the offering and return your investment with nominal interest.
     Investments will be held in escrow until the earliest of: (1) our receipt of $55,000,000 or more in offering cash proceeds and a written debt financing commitment for an amount ranging from $68,955,000 to $98,955,000, depending on the equity raised and any grants, bond financing and/or other incentives we may be awarded, including the $1,425,000 we raised in previous private placement offerings and $120,000 of anticipated grant proceeds; (2) [one year date]; or (3) termination of the offering.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     These securities are speculative securities and involve a significant degree of risk. Before investing in our units, purchasers should read this prospectus and consider each of the factors under “RISK FACTORS” beginning on page 5. You should consider these risks before investing in us:
•	Your investment in us will be an investment in illiquid securities;

•	Our units will not be listed on a national exchange and are subject to restrictions on transfer;

•	No public market or other market for the units now exists or is expected to develop; and

•	Our directors and officers will be selling our units without the use of an underwriter.

i

PAGE
PROSPECTUS SUMMARY	1
IMPORTANT NOTICES TO INVESTORS	4
FORWARD LOOKING STATEMENTS	5
RISK FACTORS	5
DETERMINATION OF OFFERING PRICE	21
DILUTION	21
CAPITALIZATION	23
DISTRIBUTION POLICY	24
SELECTED FINANCIAL DATA	24
MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	25
ESTIMATED SOURCES OF FUNDS	31
ESTIMATED USE OF PROCEEDS	32
INDUSTRY OVERVIEW	34
DESCRIPTION OF BUSINESS	45
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	63
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS	66
EXECUTIVE COMPENSATION	66
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	66
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	67
PLAN OF DISTRIBUTION	67
DESCRIPTION OF MEMBERSHIP UNITS	71
SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT	74
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	78
LEGAL PROCEEDINGS	86
EXPERTS	87
TRANSFER AGENT	87
ADDITIONAL INFORMATION	87

EXHIBITS
Articles of Organization	A
Amended and Restated Operating Agreement	B
Subscription Agreement	C
Articles of Organization
Amended and Restated Operating Agreement
Form of Membership Unit Certificate
Form of Subscription Agreement of Registrant
Form of Escrow Agreement with Busey Bank
Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
Letter of Intent
Phase I and II Engineering Services Agreement
Option Agreement
Option Agreement
Consulting Agreement
Option Agreement
Option Agreement
Consulting Agreement
Letter Agreement
Registration Agreement
Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P.

ii

PROSPECTUS SUMMARY
     This summary only highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read the entire prospectus, the financial statements, and the attached exhibits before you decide whether to invest.
One Earth Energy
     We are an Illinois limited liability company organized on November 28, 2005. We are a development-stage company with no prior operating history. We do not expect to generate any revenue until we begin operating the proposed ethanol plant. Our ownership interests are represented by membership interests, which are designated as units. We have two classes of units; class A and class B. The securities being offered by One Earth Energy in this initial public offering are class B units. Our principal address and location is 1306 West 8th Street, Gibson City, Illinois 60936. Our telephone number is (217) 784-4284.
The Offering
     The following is a brief summary of this offering:

Minimum number of units offered	11,000 class B units

Maximum number of units offered	17,000 class B units

Purchase price per unit	$5,000

Minimum purchase amount	5 class B units ($25,000)

Additional purchases	1 class B unit increments ($5,000)

Use of proceeds	The purpose of this offering is to raise equity to help fund the construction and start-up costs of a 100-million gallon per year dry mill corn-processing ethanol plant to be located in Ford County, Illinois near Gibson City.

Offering start date	We expect to start selling units as soon as possible following the declaration of effectiveness of this registration statement by the Securities and Exchange Commission.

Offering end date	The offering will end no later than [one year date]. If we sell the maximum number of units prior to [one year date], the offering will end on or about the date that we sell the maximum number of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units and we may end the offering any time after we sell the minimum number of units and prior to [one year date]. In addition, if we abandon the project for any reason prior to [one year date], we will terminate the offering and return offering proceeds to investors.

Units issued and outstanding if min. sold	11,000 class B units and 855 class A units

Units issued and outstanding if max. sold	17,000 class B units and 855 class A units

Risk factors	See “RISK FACTORS” beginning on page 5 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our units.

     We currently plan to register the offering only with the Illinois, Indiana, Iowa, Missouri, and Wisconsin state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Illinois, Indiana, Iowa, Missouri and Wisconsin unless we decide to register in additional states. This limitation may result in the offering being unsuccessful. The directors and officers identified on page 4 of this prospectus will be offering the securities on our behalf directly to investors without the use of an underwriter. We will not pay commissions to our directors and officers for these sales.
The Project
     If we are able to fully capitalize the project as described in our financing plan below, we will use the offering proceeds to build and operate a 100-million gallon per year dry mill corn-processing ethanol plant near Gibson City, Illinois. We expect Fagen, Inc. of Granite Falls, Minnesota to build our plant using technology developed by ICM, Inc. of Colwich, Kansas. We have not begun design or construction of our plant. We have secured three options for the purchase of approximately 83 acres in Ford County, Illinois near Gibson City to be used as the primary site for the construction of our proposed ethanol plant. We have also secured a fourth option for an alternative site in Champaign County, Illinois.
     We expect the ethanol plant will annually process approximately 36 million bushels of corn into approximately 100-million gallons of fuel-grade ethanol, 321,000 tons of distillers grains for animal feed and 220,500 tons of carbon dioxide per year. Distillers grains and carbon dioxide are the principal by-products of the ethanol manufacturing process. These production estimates are based upon engineering specifications from our anticipated design-builder, Fagen, Inc. While we believe our production estimates are reasonable, actual production results could vary.
     We have entered into a non-binding letter of intent with Fagen, Inc. for the design and construction of our proposed ethanol plant for a price of $105,997,000, subject to construction cost index increases, which we have estimated in the amount of $7,949,775. In addition, our letter of intent with Fagen, Inc. provides for an adjustment to the construction price in certain circumstances. See “DESCRIPTION OF BUSINESS — Design-Build Team” for detailed information about our non-binding letter of intent with Fagen, Inc. We anticipate entering into a definitive agreement with Fagen, Inc. for design and construction services in exchange for a lump sum price equal to $105,997,000, subject to adjustments related to construction cost index increases. We expect to execute this agreement, after we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan.
     We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for the performance of certain engineering and design work in exchange for a fixed fee, which will be credited against the total design build costs of our project. Fagen Engineering, LLC performs the engineering services for projects constructed by Fagen, Inc. See “DESCRIPTION OF BUSINESS — Design-Build Team” for detailed information about our phase I and phase II engineering services agreement with Fagen Engineering, LLC.
     Construction of the project is expected to take 14 to 16 months from ground-breaking. Our anticipated completion date is scheduled for summer 2008. Once the plant is operational, we intend to sell all of the ethanol and distillers grains produced at the facility. We expect to hire or contract with a third party to market and sell our ethanol and distillers grains. There are no current plans to capture and market the carbon dioxide, however, at some point in the future we may explore selling our raw carbon dioxide to a third party processor. We intend to sell approximately 10% of our distillers grains locally and the remaining 90% regionally or nationally. We expect to be dependent on the ethanol broker and distillers grain broker we engage.
     We are exploring the possibility of developing and building one or more additional ethanol plants in the United States. It is possible that we will take advantage of an opportunity which could result in our using equity raised in this offering for development of other projects, issuing additional equity and incurring additional significant debt obligations. If we decide to build one or more additional plants, we may not be successful. Even if we are successful in building additional plants, the profitability of the operations of those additional plants will affect the value of your investment in this offering. We are in the preliminary stages of considering and identifying these opportunities.
Our Financing Plan
     We estimate the total project will cost approximately $155,500,000. We expect that the design and construction of the plant will cost approximately $105,997,000, subject to adjustments for construction cost index increases, which we have estimated to be $7,949,775, with additional start-up and development costs of $41,553,225. This is a preliminary estimate based primarily upon the experience of our general contractor, Fagen, Inc. with ethanol plants similar to the plant we intend to build and operate. We expect our cost estimate to change as we continue to develop the project. This change could be significant.
     We expect to capitalize our project using a combination of equity and debt to supplement the proceeds from our previous private placement. Through our previous private placement, we raised $1,425,000 of seed capital equity to fund our development, organizational and offering expenses. We intend to raise a minimum of $55,000,000 and a maximum of $85,000,000 in this offering. Depending on the level of equity raised in this offering and the amount of any grants, bond financing and/or other incentives we may be awarded, we will need to obtain debt financing ranging from approximately $68,955,000 to $98,955,000 in order to supplement our seed capital proceeds of $1,425,000 and $120,000 of anticipated grant proceeds to fully capitalize the project. We estimated the range of debt financing we will need by subtracting the minimum and maximum amount of equity in this offering, the $1,425,000 we raised as seed capital and the $120,000 of anticipated grant proceeds from the estimated total project cost.
     We have no contracts or commitments with any bank, lender or financial institution for this debt financing. There are no assurances that we will be able to obtain the necessary debt financing, other financing or grants sufficient to capitalize the project. The level of debt we require may be reduced by any bond financing, tax increment financing, grants and other incentives awarded to us. Depending on the number of units sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating expenses of the project.
     Our financing plan will require a significant amount of debt. Before we release funds from escrow, we must secure a written debt financing commitment. You should be aware that a commitment for debt financing is not a binding loan agreement and the lender may not be required to provide us the debt financing as set forth in the commitment. A commitment is an agreement to lend subject to certain terms and conditions. It is also subject to the negotiation, execution, and delivery of loan and loan-related documentation satisfactory to the lender. Therefore, even if we sell the aggregate minimum number of units prior to [one year date] and receive a debt financing commitment, we may not satisfy the loan commitment conditions before the offering closes, or at all. If this occurs, we have three alternatives:
•	Begin construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	Hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	Return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     We plan to obtain a significant amount of our equity financing from a single institutional investor. On May 26, 2006, we entered into an agreement and a guaranty with Farmers Energy Incorporated (FEI), a subsidiary of Rex Stores Corporation, whereby FEI agreed to purchase 4,980 restricted class B units in a private placement for a total purchase price of $24,900,000. Pursuant to the terms of our agreement, FEI is obligated to purchase 4,980 of our class B units if we meet the following conditions prior to June 30, 2007: (i) we have at least $30,100,000 of cash proceeds (including amounts in escrow but not counting proceeds from FEI’s subscription), resulting from the sale of units to parties other than FEI; (ii) we have entered into a binding loan financing commitment in an amount which will be sufficient when combined with net offering proceeds to complete construction of the ethanol plant; (iii) we are in compliance with all covenants and are in good standing under a binding loan financing commitment; and (iv) all other conditions are met, including certain amendments to the our operating agreement and approval by FEI’s board of directors. Prior to the filing of this registration statement, we amended and restated our operating agreement to incorporate FEI’s changes and received approval of FEI’s board of directors. If the maximum number of units is sold in this offering, FEI will have an equity interest in the company of at least 27.89%. If the minimum number of units is sold in this offering, FEI’s equity interest will be at least 42%. FEI’s guaranty to purchase the units will expire on the earlier of: (i) June 30, 2007; (ii) the closing of the transactions contemplated by our agreement with FEI; or (iii) the termination of the agreement.
     Our agreement with FEI required us to make the following amendments to our operating agreement to provide FEI with: (i) a right of first offer to participate in any future ethanol and/or biodiesel investment in which we enter

(ii) tag-along rights, i.e., the right to participate prorata in any sale of units (whether made in one transaction or a series of related transactions); (iii) customary registration rights; and (iv) preemptive rights with regard to all future offerings of our units, so as to provide FEI with the ability to avoid being diluted (if FEI chooses not to participate in such future offerings, we may offer such units to other investors).
     On July 11, 2006, we entered into a registration agreement with Farmers Energy One Earth, LLC, a wholly owned subsidiary of FEI (together with FEI referred to as “FEI”) , granting FEI customary registration rights with respect to the class B units to be purchased by FEI. Under the terms of the registration agreement, any time after the fifth anniversary of FEI’s purchase of our class B units, or earlier if we complete an initial public offering registered with the Securities and Exchange Commission that results in our securities being publicly traded and listed on a national securities exchange or automated quotation system, FEI may require us to register its class B units (this is referred to as a demand registration). In addition, if at any time we propose to register any of our securities with the Securities and Exchange Commission (with certain limited exceptions), FEI may require us to also register some or all of their class B units (this is referred to as a piggyback registration). In the event FEI requires either a demand or piggyback registration, we must use our best efforts to register its class B units. Under these circumstances, we must pay the costs associated with registering FEI’s units.
Financial Information
     We are a development-stage company with no operating history and no revenues. Please see “SELECTED FINANCIAL DATA” for a summary of our finances and the index to our financial statements for our detailed financial information.
IMPORTANT NOTICES TO INVESTORS
     This prospectus does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which, or to any person to whom, it would be unlawful to do so.
     Investing in our units involves significant risk. Please see “RISK FACTORS” beginning on page 5 to read about important risks you should consider before purchasing our units. No representations or warranties of any kind are intended or should be inferred with respect to economic returns or tax benefits of any kind that may accrue to the investors of the securities.
     These securities have not been registered under the securities laws of any state other than the states of Illinois, Indiana, Iowa, Missouri and Wisconsin and may be offered and sold in other states only in reliance on exemptions from the registration requirements of the laws of those other states.
     In making an investment decision, investors must rely upon their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the resale of the units in the foreseeable future. Furthermore, state securities laws and our amended and restated operating agreement place substantial restrictions on the transferability of the units. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.
     During the course of the offering of the units and prior to the sale of the units, each prospective purchaser and his or her representatives, if any, are invited to ask questions of, and obtain information from, our representatives concerning the terms and conditions of this offering, us, our business, and other relevant matters. We will provide the requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (217) 784-4284, or at our business address: One Earth Energy, LLC, 1306 West 8th Street, Gibson City, Illinois 60936. Also, you may contact any of the following directors directly at the phone numbers listed below:

NAME	POSITION	PHONE NUMBER
Steve Kelly	Director & President	(217) 784-4284
Scott Docherty	Director & Vice President	(217) 678-2261
Jack Murray	Director & Secretary/Treasurer	(217) 643-7440
Patrick Feeney	Director	(217) 762-2087
Bruce Bastert	Director	(217) 396-4111
Cary Hinton	Director	(217) 678-8333
Robert Landau	Director	(309) 723-6349
Roger Miller	Director	(217) 485-6630
Patrick Quinlan	Director	(217) 396-7327
Louis Schwing, Jr.	Director	(217) 897-1111

FORWARD LOOKING STATEMENTS
     Throughout this prospectus, we make “forward-looking statements” that involve future events, our future performance, and our expected future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. The forward-looking statements are generally located in the material set forth under the headings “MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS,” “PLAN OF DISTRIBUTION,” “RISK FACTORS,” “USE OF PROCEEDS” and “DESCRIPTION OF BUSINESS,” but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management’s reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due to, but not limited to, unforeseen developments, including developments relating to the following:
•	the availability and adequacy of our cash flow to meet its requirements, including payment of loans;

•	economic, competitive, demographic, business and other conditions in our local and regional markets;

•	changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

•	actions taken or not taken by third parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

•	competition in the ethanol industry;

•	the loss of any license or permit;

•	the loss of our plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

•	changes in our business strategy, capital improvements or development plans;

•	the availability of additional capital to support capital improvements and development; and

•	other factors discussed under the section entitled “RISK FACTORS” or elsewhere in this prospectus.
     You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus have been compiled as of the date of this prospectus and should be evaluated with consideration of any changes occurring after the date of this prospectus. Except as required under federal securities laws and SEC rules and regulations, we will not update forward-looking statements even though our situation may change in the future.
RISK FACTORS
     The purchase of units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the units should carefully consider the risk factors set forth below, as well as the other information appearing in this prospectus, before making any investment in the units. Investors should understand that there is a possibility that they could lose their entire investment in us.
Risks Related to the Offering
Failure to sell the minimum number of units will result in the failure of this offering, which means your investment may be returned to you with nominal interest.
     We may not be able to sell the minimum amount of units required to close on this offering. We must sell and receive at least $55,000,000 worth of units to close the offering. If we do not sell units and collect funds of at least $55,000,000 in this offering by [one year from the effective date of this registration statement], we cannot close the offering and must return investors’ money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor’s investment, the investor would earn a nominal rate of return on the money he, she, or it deposits with us in escrow. We do not expect the termination date to be later than [one year from effective date of this prospectus].

We are not experienced in selling securities and no one has agreed to assist us or purchase any units that we cannot sell ourselves, which may result in the failure of this offering.
     We are making this offering on a “best efforts” basis, which means that we will not use an underwriter or placement agent. We have no firm commitment from any prospective buyer to purchase our units, other than our agreement with Farmers Energy, Inc., and there can be no assurance that the offering will be successful. We plan to offer the units directly to investors in the states of Illinois, Indiana, Iowa, Missouri, and Wisconsin. We plan to advertise in local media and by mailing information to area residents. We also plan to hold informational meetings throughout Illinois, Indiana, Iowa, Missouri and Wisconsin. Our directors have significant responsibilities in their primary occupations in addition to trying to raise capital. These individuals have no broker-dealer experience and most of our directors have limited or no experience with public offerings of securities. There can be no assurance that our directors will be successful in securing investors for the offering.
Proceeds of this offering are subject to promissory notes due after the offering is closed and investors unable to pay the 90% balance on their investment may have to forfeit their 10% cash deposit.
     As much as 90% of the total offering proceeds of this offering could be subject to promissory notes that may not be due until after the offering is closed. The success of our offering will depend on the investors’ ability to pay the outstanding balances on these promissory notes. In order to purchase units in this offering and become a member in One Earth Energy, each investor must, among other requirements, submit a check in the amount of 10% of the total amount due for the number of units for which subscription is sought, and a promissory note for the remaining 90% of the total amount due for the units. That balance will become due within 30 days of the date of our notice that our sales of units have met or exceeded the aggregate minimum offering amount, including the amounts owed under the promissory notes, of $55,000,000. We may not be able to collect on subscriptions from investors and are subject to the risk that subscribers may default on their payment obligations under their subscription agreements and promissory notes. We will take a security interest in the units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. This means that if you are unable to pay the 90% balance of your investment within 30 days of our notice, you may have to forfeit your 10% cash deposit. Nonetheless, the success of the offering depends on the payment of these amounts by the obligors.
     If we sell the minimum number of units by [one year date], we will be able to close the offering. However, we will not be able to release funds from escrow until the notes are paid off and the cash proceeds in escrow equal or exceed $55,000,000, we have received a written debt financing commitment, and our escrow agent has provided an affidavit to each state securities department in which we have registered our securities for sale stating that the escrow agreement requirements have been satisfied. Accordingly, we could have insufficient capital to complete the construction of the ethanol plant or insufficient ongoing operating capital.
Investors will not be allowed to withdraw their investment, which means that you should invest only if you are willing to have your investment unavailable to you for an indefinite period of time.
     Investors will not be allowed to withdraw their investments for any reason, unless we tender a rescission offer. We do not anticipate making a rescission offer. This means that from the date of your investment through [the ending date of this offering], your investment will be unavailable to you. You should only invest in us if you are willing to have your investment be unavailable for this period of time, which could be up to one year. If our offering succeeds and we convert your cash investment into our units, your investment will be denominated in our units until you transfer those units. There are significant transfer restrictions on our units. You will not have a right to withdraw and demand a cash payment from us.
Risks Related to Our Financing Plan
If we are unable to fulfill our obligations under our agreement with FEI, we may not be able to obtain sufficient equity financing to close this offering.

     On May 26, 2006, we entered into an agreement and a guaranty with FEI, whereby FEI agreed to purchase 4,980 class B units for a total purchase price of $24,900,000. Pursuant to the terms of our agreement, FEI is obligated to purchase 4,980 restricted class B units if we meet the following conditions prior to June 30, 2007: (i) we have at least $30,100,000 of cash proceeds (including amounts in escrow but not counting proceeds from FEI’s subscription), resulting from the sale of units to parties other than FEI; (ii) we have entered into a binding loan financing commitment in an amount which will be sufficient when combined with net offering proceeds to complete construction of the ethanol plant; (iii) we are in compliance with all covenants and are in good standing under a binding loan financing commitment; and (iv) all other conditions are met, including certain amendments to our operating agreement and approval by FEI’s board of directors. Prior to the filing of this registration statement, we amended and restated our operating agreement to incorporate FEI’s changes and received approval of FEI’s board of directors. If the maximum number of units is sold in this offering, FEI will have an equity interest in the company of at least 27.89%. If the minimum number of units is sold in this offering, FEI’s equity interest will be at least 42%. FEI’s guaranty to purchase the units will expire on the earlier of: (i) June 30, 2007; (ii) the closing of the transactions contemplated by our agreement with FEI; or (iii) the termination of the agreement. The private placement units to be purchased by FEI comprise a significant amount of our equity financing, and if we fail to satisfy our obligations under our agreement, then FEI will not be obligated to purchase units. If this occurs, we may not be able to raise sufficient equity from other sources.
Even if we raise the minimum amount of equity in this offering, we may not obtain the debt financing necessary to construct and operate our ethanol plant, which would result in the failure of the project and One Earth Energy.
     Our financing plan requires a significant amount of debt financing. We do not have contracts or commitments with any bank, lender or financial institution for debt financing, and we will not release funds from escrow until we secure a written debt financing commitment sufficient to construct and operate the ethanol plant. If debt financing on acceptable terms is not available for any reason, we will be forced to abandon our business plan and return your investment from escrow plus nominal interest less deduction for escrow agency fees. Including the $1,425,000 we raised in our previous private placement offering and $120,000 of anticipated grant proceeds and depending on the level of equity raised in this offering, we expect to require approximately $68,955,000 to $98,955,000 (less any bond or tax increment financing, additional grants and other incentives we are awarded) in senior or subordinated long-term debt from one or more commercial banks or other lenders. Because the amounts of equity, grant funding bonds and/or tax increment financing are not yet known, the exact amount and nature of total debt is also unknown.
     If we do not sell the minimum amount of units, the offering will not close. Even though we must receive a debt financing commitment as a condition of closing escrow, the agreements to obtain debt financing may not be fully negotiated when we close on escrow. Therefore, there is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this offering prior to receiving the debt financing funds.
Future loan agreements with lenders may hinder our ability to operate the business by imposing restrictive loan covenants, which could delay or prohibit us from making cash distributions to our unit holders.
     Our debt load and service requirements necessary to implement our business plan will result in substantial debt service requirements. Our debt load and service requirements could have important consequences which could hinder our ability to operate, including our ability to:
•	Incur additional indebtedness;

•	Make capital expenditures or enter into lease arrangements in excess of prescribed thresholds;

•	Make distributions to unit holders, or redeem or repurchase units;

•	Make certain types of investments;

•	Create liens on our assets;

•	Utilize the proceeds of asset sales; and

•	Merge or consolidate or dispose of all, or substantially all, of our assets.
     In the event that we are unable to pay our debt service obligations, our creditors could force us to (1) reduce or eliminate distributions to unit holders (even for tax purposes); or (2) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we would be unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to operate our plant would be greatly affected and we may be forced to liquidate.
If we decide to spend equity proceeds and begin plant construction before we have fulfilled all of the loan commitment conditions, signed binding loan agreements or received loan proceeds, we may be unable to close the loan and you may lose all of your investment.
     If we sell the aggregate minimum number of units prior to [one year from the effective date of this registration statement] and satisfy the other conditions of releasing funds from escrow, including our receipt of a written debt financing commitment, we may decide to begin spending the equity proceeds to begin plant construction or for other project-related expenses. If, after we begin spending equity proceeds, we are unable to close the loan, we may have to seek another debt financing source or abandon the project. If that happens, you could lose some or all of your investment.
If we successfully release funds from escrow but are unable to close our loan, we may decide to hold your investment while we search for alternative debt financing sources, which means your investment will continue to be unavailable to you and may decline in value.
     We must obtain a written debt financing commitment prior to releasing funds from escrow. However, a debt financing commitment does not guarantee that we will be able to successfully close the loan. If we fail to close the loan, we may choose to seek alternative debt financing sources. While we search for alternative debt financing, we may continue to hold your investment in another interest-bearing account. Your investment will continue to be unavailable while we search for alternative debt financing. It is possible that your investment will decline in value while we search for the debt financing necessary to complete our project.
Risks Related to One Earth Energy as a Development-Stage Company
We have no operating history, which could result in errors in management and operations causing a reduction in the value of your investment.
     We were recently formed and have no history of operations. We cannot provide assurance that we can manage start-up effectively and properly staff operations, and any failure to manage our start-up effectively could delay the commencement of plant operations. A delay in start-up operations is likely to further delay our ability to generate revenue and satisfy our debt obligations. We anticipate a period of significant growth, involving the construction and start-up of operations of the plant. This period of growth and the start-up of the plant are likely to be a substantial challenge to us. If we fail to manage start-up effectively, you could lose all or a substantial part of your investment.
We have little to no experience in the ethanol industry, which may affect our ability to build and operate the ethanol plant.
     We are presently, and are likely for some time to continue to be, dependent upon our initial directors. Most of these individuals are experienced in business generally but the majority have very little or no experience in raising capital from the public, organizing and building an ethanol plant, and governing and operating a public company. Many of the directors have no expertise in the ethanol industry. See “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.” In addition, certain directors on our board are presently engaged in business and other activities which impose substantial demand on the time and attention of such directors. You should not purchase units unless you are willing to entrust all aspects of our management to our board of directors.
We will depend on Fagen, Inc. for expertise in beginning operations in the ethanol industry and any loss of this relationship could cause us delay and added expense, placing us at a competitive disadvantage.
     We will be dependent on our relationship with Fagen, Inc. and its employees. Any loss of this relationship with Fagen, Inc., particularly during the construction and start-up period for the plant, may prevent us from commencing operations and result in the failure of our business. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Unforeseen expenses and delays may reduce our ability to generate revenue and profits and significantly damage our competitive position in the ethanol industry, such that you could lose some or all of your investment.
If we fail to finalize critical agreements, such as the design-build agreement, ethanol and distillers grains marketing agreements and utility supply agreements, or the final agreements are unfavorable compared to what we currently anticipate, our project may fail or be harmed in ways that significantly reduce the value of your investment.
     You should be aware that this prospectus makes reference to documents or agreements that are not yet final or executed, and plans that have not been implemented. In some instances such documents or agreements are not even in draft form. The definitive versions of those agreements, documents, plans or proposals may contain terms or conditions that vary significantly from the terms and conditions described. These tentative agreements, documents, plans or proposals may not materialize or, if they do materialize, may not prove to be profitable.
Our lack of business diversification could result in the devaluation of our units if our revenues from our primary products decrease.
     We expect our business to solely consist of ethanol and distillers grains production and sales. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant. Our lack of business diversification could cause you to lose all or some of your investment if we are unable to generate revenues by the production and sales of ethanol and distillers grains since we do not expect to have any other lines of business or alternative revenue sources.
We have a history of losses and may not ever operate profitably.
     For the period of November 28, 2005 through February 28, 2006, we incurred an accumulated net loss of $55,349. We will continue to incur significant losses until we successfully complete construction and commence operations of the plant. There is no assurance that we will be successful in completing this offering or in our efforts to build and operate an ethanol plant. Even if we successfully meet all of these objectives and begin operations at the ethanol plant, there is no assurance that we will be able to operate profitably.
Your investment may decline in value due to decisions made by our initial board of directors and until the plant is built, you have no ability to elect directors and no ability to replace the class A directors through amendment to our amended and restated operating agreement.
     Our amended and restated operating agreement provides that the initial board of directors will consist of ten class A directors appointed by the class A members. Each class A member will be entitled to appoint two class A directors. Our class A directors will serve indefinitely at the pleasure of the class A member appointing him or her or until a successor is appointed or until the earlier death, resignation or removal of such class A director. At the first annual or special meeting of the members following commencement of substantial operations of the ethanol plant, the class B members shall elect class B directors. The number of class B directors will be fixed at a number that is one less than the number of class A directors from time to time. Until the first annual or special meeting, the class B members will have no control over our operations. If our project suffers delays due to financing or construction, our initial board of directors consisting of only class A directors could serve for an extended period of time. You will have no recourse to replace these class A directors because an amendment to this section of the amended and restated operating agreement requires the unanimous approval of the holders of class A units and a majority of the holders of class B units.
We have no full-time employees and we may not be able to hire employees capable of effectively operating the ethanol plant, which may hinder our ability to operate profitably.
     Because we are a development-stage company, we have not hired any full-time employees. If we are not able to hire employees who can effectively operate the plant, our ability to generate revenue will be significantly reduced or prevented altogether such that you could lose all or a substantial portion of your investment.

Risks Related to Construction of the Ethanol Plant
We will depend on Fagen, Inc. and ICM, Inc. to design and build our ethanol plant; however, we currently have no agreement with ICM, Inc. and we have no binding design-build agreement with Fagen, Inc. The failure of either to enter into binding agreements could force us to abandon business, hinder our ability to operate profitably or decrease the value of your investment.
     We will be highly dependent upon Fagen, Inc. and ICM, Inc. to design and build the plant, but we have no definitive or binding agreement with either company. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for certain engineering and design work to allow us to obtain these services prior to the execution of the design-build agreement. Fagen Engineering, LLC provides engineering services for projects constructed by Fagen, Inc. Fagen, Inc. has indicated its intention to deliver to us a proposed design-build agreement, in which it will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services. We anticipate that we will execute a definitive and binding design-build agreement with Fagen, Inc. to construct the plant when we have received the minimum amount of funds necessary to break escrow and have obtained a debt financing commitment sufficient to carry out our business plan. However, we have not yet negotiated, reviewed or executed the design-build agreement and there is no assurance that such an agreement will be executed.
     If we do not execute a definitive, binding design-build agreement with Fagen, Inc., or if Fagen, Inc. terminates its relationship with us after initiating construction, there is no assurance that we would be able to obtain a replacement general contractor. Any such event may force us to abandon our business. Fagen, Inc. and ICM, Inc. and their affiliates, may have a conflict of interest with us because Fagen, Inc., ICM, Inc. and their employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full time and attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
We may need to increase cost estimates for construction of the ethanol plant, and such increase could result in devaluation of our units if ethanol plant construction requires additional capital.
     We anticipate that Fagen, Inc. will construct the plant for a contract price, based on the plans and specifications in the anticipated design-build agreement. We have based our capital needs on a design for the plant that will cost approximately $105,997,000, subject to construction cost index increases of $7,949,775 with additional start-up and development costs of $41,553,225 for a total project completion cost of approximately $155,500,000. This price includes construction period interest. The estimated total cost of the project is based on preliminary discussions, and there is no assurance that the final cost of the plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the plant. Under the terms of the non-binding letter of intent we signed with Fagen, Inc., if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (CCI) for the month in which the notice to proceed is given has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Our total project cost of $155,500,000 includes estimated construction cost index increases of $7,949,775, however, this is only an estimate and our construction cost index increases could be much higher, which could cause our total project cost to increase. In addition, the $105,997,000 construction price contained in the letter of intent assumes the use of non-union labor. In the event Fagen is required to employ union labor or compensate labor at prevailing wages, the construction price will be adjusted upwards to include any increased costs associated with such labor or wages. We have not included any additional amount in our budget for the use of union labor or to compensate labor at prevailing wages.
     In addition, increases in price of steel, cement and other construction materials, as well increases in the cost of labor, could affect the final cost of construction of the ethanol plant. Further, shortages of steel, cement and other construction materials, as well labor shortages, could affect the final completion date of the project. Advances and changes in technology may require changes to our current plans in order to remain competitive. Any significant increase in the estimated construction cost of the plant could delay our ability to generate revenues and reduce the value of your units because our revenue stream may not be able to adequately support the increased cost and expense attributable to increased construction costs.
Construction delays could result in devaluation of our units if our production and sale of ethanol and its by-products are similarly delayed.
     We currently expect our plant to be operating by summer 2008; however, construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. In addition, changes in interest rates or the credit environment or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to construct the plant than we anticipate, it would delay our ability to generate revenue and make it difficult for us to meet our debt service obligations. This could reduce the value of the units.
Fagen, Inc. and ICM, Inc. may have current or future commitments to design and build other ethanol manufacturing facilities ahead of our plant and those commitments could delay construction of our plant and our ability to generate revenues.
     We do not know how many ethanol plants Fagen, Inc. and ICM, Inc. have currently contracted to design and build. It is possible that Fagen, Inc. and ICM, Inc. have outstanding commitments to other facilities that cause the construction of our plant to be delayed. It is also possible that Fagen, Inc. and ICM, Inc. will continue to contract with new facilities for plant construction and with operating facilities for expansion construction. These current and future building commitments may reduce the resources of Fagen, Inc. and ICM, Inc. to such an extent that construction of our plant is significantly delayed. If this occurs, our ability to generate revenue will also be delayed and the value of your investment will be reduced.
Defects in plant construction could result in devaluation of our units if our plant does not produce ethanol and its by-products as anticipated.
     There is no assurance that defects in materials and/or workmanship in the plant will not occur. Under the terms of the anticipated design-build agreement with Fagen, Inc., Fagen, Inc. would warrant that the material and equipment furnished to build the plant will be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though we expect the design-build agreement to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the plant, material defects in material or workmanship may still occur. Such defects could delay the commencement of operations of the plant, or, if such defects are discovered after operations have commenced, could cause us to halt or discontinue the plant’s operation. Halting or discontinuing plant operations could delay our ability to generate revenues and reduce the value of your units.
The plant site may have unknown environmental problems that could be expensive and time consuming to correct, which may delay or halt plant construction and delay our ability to generate revenue.
     Our board of directors has purchased three options totaling approximately 83 acres in Ford County near Gibson City, Illinois as the primary site for the construction of our proposed ethanol plant. We have also secured an option for an alternative site in Champaign County, Illinois. Our board of directors reserves the right to select the location of the plant site, in their sole discretion, for any reason. There can be no assurance that we will not encounter hazardous environmental conditions at either of these sites that may delay the construction of the plant. We do not anticipate Fagen, Inc. to be responsible for any hazardous environmental conditions encountered at the plant site. Upon encountering a hazardous environmental condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous environmental condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous environmental condition will likely delay construction of the plant and may require significant expenditure of our resources to correct the condition. In addition, Fagen, Inc. will be entitled to an adjustment in price and time of performance if it has been adversely affected by the hazardous environmental condition. If we encounter any hazardous environmental conditions during construction that require time or money to correct, such event could delay our ability to generate revenues and reduce the value of your units.

A hazardous environmental condition could be so expensive to correct or severe as to require us to change the location of the plant or discontinue construction altogether.
The proposed plant site is located seven miles from our anticipated source of natural gas, which may cause an increase in construction costs.
     We intend to tap into Natural Gas Pipeline Company of America’s (NGP) pipeline, which is seven miles away from our proposed site. We have included the cost to access this natural gas source in our projected cost of construction; however, there is no assurance that this budgeted amount is sufficient. The cost to access NGP’s pipeline may be significantly higher, which will increase the total cost of construction and reduce profitability.
Risks Related to Ethanol Production
The expansion of domestic ethanol production in combination with state bans on MTBE and/or state renewable fuels standards may place strains on rail and terminal infrastructure such that our ethanol cannot be marketed and shipped to the blending terminals that would otherwise provide us the best cost advantages.
     If the volume of ethanol shipments continues to increase and blenders switch from MTBE to ethanol, there may be weaknesses in infrastructure such that our ethanol cannot reach its target markets. Many terminals may need to make infrastructure changes to blend ethanol instead of MTBE. If the blending terminals do not have sufficient capacity or the necessary infrastructure to make this switch, there may be an oversupply of ethanol on the market, which could depress ethanol prices and negatively impact our financial performance. In addition, rail infrastructure may be inadequate to meet the expanding volume of ethanol shipments, which could prevent us from shipping our ethanol to our target markets.
Changes in the prices of corn and natural gas can be volatile and these changes will significantly impact our financial performance and the value of your investment.
     Our results of operations and financial condition will be significantly affected by the cost and supply of corn and natural gas. Changes in the price and supply of corn and natural gas are subject to and determined by market forces over which we have no control. Generally, higher corn and natural gas prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased corn and natural gas costs to our customers. There is no assurance that we will be able to pass through such higher prices. If we experience a sustained period of high corn and/or natural gas prices, such pricing may reduce our ability to generate revenues and our profit margins may significantly decrease or be eliminated and you may lose some or all of your investment.
     Ethanol production at our ethanol plant will require significant amounts of corn. In addition, other new ethanol plants may be developed in the state of Illinois. If these plants are successfully developed and constructed, we expect to compete with them for corn origination. Competition for corn origination may increase our cost of corn and harm our financial performance and the value of your investment.
     We intend to use natural gas as the power source for our ethanol plant. Natural gas costs represent approximately 15-20% of our total cost of production. Natural gas prices are volatile and may lead to higher operating costs, which would lower the value of your investment. In late August and early September 2005, Hurricane Katrina and Hurricane Rita caused dramatic damage to areas of Louisiana and Texas, which are the location of two of the largest natural gas hubs in the United States. The damage became apparent and natural gas prices substantially increased. At this time it is unknown how this damage will affect intermediate and long-term prices of natural gas. Future hurricanes could create additional uncertainty and volatility. We expect natural gas prices to remain high or increase given the unpredictable market situation.
Declines in the prices of ethanol and its by-products will have a significant negative impact on our financial performance and the value of your investment.
     Our revenues will be greatly affected by the price at which we can sell our ethanol and its by-products, i.e., distillers grains. These prices can be volatile as a result of a number of factors. These factors include the overall supply and demand, the price of gasoline, level of government support, and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol, which may decrease our ethanol sales and reduce revenues, causing a reduction in the value of your investment.
     The price of ethanol has recently been much higher than its 10-year average. We do not expect these prices to be sustainable, as supply from new and existing ethanol plants increases to meet increased demand. The total production of ethanol is at an all-time high and continues to rapidly expand at this time. Increased production of ethanol may lead to lower prices. Any decrease in the price at which we can sell our ethanol will negatively impact our future revenues and could cause the value of your investment to decline.
     We believe that ethanol production is expanding rapidly at this time. Increased production of ethanol may lead to lower prices and other adverse effects. For example, the increased ethanol production could lead to increased supplies of by-products from the production of ethanol, such as distillers grains. Those increased supplies could outpace demand, which would lead to lower prices for those by-products. In addition, distillers grains competes with other protein based animal feed products. The price of distillers grains may decrease when the price of competing feed products decreases. The price of competing animal feed products is based in part on the price of the commodity from which it is derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grains. Any decrease in the prices at which we can sell our distillers grains will negatively affect our revenues and could cause the value of your investment to decline.
We have no current plan to sell the raw carbon dioxide we produce to a third party processor resulting in the loss of a potential source of revenue.
     At this time, we have no agreement to sell the raw carbon dioxide we produce. We intend to explore selling our raw carbon dioxide to a third party processor who may build a processing facility next to our ethanol plant. We cannot provide any assurances that we will sell our raw carbon dioxide at any time in the future. If we do not enter into an agreement to sell our raw carbon dioxide, we will have to emit it into the air. This will result in the loss of a potential source of revenue.
Our ability to successfully operate is dependent on the availability of energy and water at anticipated prices.
     Adequate energy and water is critical to plant operations. We have not yet entered into any definitive agreements to obtain energy and water resources and we may have to pay more than we expect to access efficient energy and water resources. As a result, our ability to make a profit may decline.
We will depend on others for sales of our products, which may place us at a competitive disadvantage and reduce profitability.
     We expect to hire or contract with a third party marketing firm to market all of the ethanol we plan to produce. We currently expect to contract with one or more brokers to market and sell our distillers grains. We expect to sell approximately 10% of our distillers grains locally and the remaining 90% regionally or nationally. As a result, we expect to be dependent on the ethanol broker and any distillers grains broker we engage. There is no assurance that we will be able to enter into contracts with any ethanol broker or distillers grains broker on terms that are favorable to us. If the ethanol or distillers grains broker breaches the contract or does not have the ability, for financial or other reasons to market all of the ethanol or distillers grains we produce, we will not have any readily available means to sell our products. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and distillers dried grains feed products may result in less income from sales, reducing our revenue stream, which could reduce the value of your investment.

Changes and advances in ethanol production technology could require us to incur costs to update our ethanol plant or could otherwise hinder our ability to compete in the ethanol industry or operate profitably.
     Advances and changes in the technology of ethanol production are expected to occur. Such advances and changes may make the ethanol production technology installed in our plant less desirable or obsolete. These advances could also allow our competitors to produce ethanol at a lower cost than us. If we are unable to adopt or incorporate technological advances, our ethanol production methods and processes could be less efficient than our competitors, which could cause our plant to become uncompetitive or completely obsolete. If our competitors develop, obtain or license technology that is superior to ours or that makes our technology obsolete, we may be required to incur significant costs to enhance or acquire new technology so that our ethanol production remains competitive. Alternatively, we may be required to seek third party licenses, which could also result in significant expenditures. We cannot guarantee or assure you that third party licenses will be available or, once obtained, will continue to be available on commercially reasonable terms, if at all. These costs could negatively impact our financial performance by increasing our operating costs and reducing our net income, all of which could reduce the value of your investment.
Risks Related to Ethanol Industry
New plants under construction or decreases in the demand for ethanol may result in excess production capacity in our industry.
     According to the Renewable Fuels Association, the supply of domestically produced ethanol is at an all-time high. In 2004, 81 ethanol plants located in 20 states produced a record 3.41 billion gallons; a 21% increase from 2003 and 109% increase from 2000. At the end of 2005, there were 95 ethanol plants with a combined annual production capacity of more than 4.3 billion gallons and an additional 31 ethanol plants and nine expansions under construction expected to result in an increase of combined annual capacity of more than 1.5 billion gallons. As of June 2006, there were 101 ethanol production facilities operating in 21 states with a combined annual production capacity of more than 4.8 billion gallons, with an additional 32 new plants and six expansions under construction expected to add an additional 1.79 billion gallons of annual production capacity. Excess capacity in the ethanol industry would have an adverse impact on our results of operations, cash flows and general financial condition. Excess capacity may also result or intensify from increases in production capacity coupled with insufficient demand. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. If excess capacity in the ethanol industry occurs, the market price of ethanol may decline to a level that may adversely affect our ability to generate profits and our financial condition.
We operate in a competitive industry and compete with larger, better financed entities which could impact our ability to operate profitably.
     There is significant competition among ethanol producers with numerous producer and privately owned ethanol plants planned and operating throughout the Midwest and elsewhere in the United States. The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. The recent passage of the Energy Policy Act of 2005 included a renewable fuels mandate that we expect will further increase the number of domestic ethanol production facilities. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels Midland (ADM), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are each capable of producing more ethanol than we expect to produce. ADM recently announced its plan to add approximately 500 million gallons per year of additional ethanol production capacity in the United States. ADM is currently the largest ethanol producer in the United States and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. If the demand for ethanol does not grow at the same pace as increases in supply, we expect that lower prices for ethanol will result which may adversely affect our ability to generate profits and our financial condition.
     Our ethanol plant is also expected to compete with producers of other gasoline additives made from raw materials other than corn having similar octane and oxygenate values as ethanol, such as producers of methyl tertiary butyl ether (MTBE). MTBE is a petrochemical derived from methanol which generally costs less to produce than ethanol. Many major oil companies produce MTBE and strongly favor its use because it is petroleum-based. However, MTBE has caused groundwater contamination and many states have enacted MTBE bans. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. These companies also have significant resources to begin production of ethanol should they choose to do so.
Competition from the advancement of alternative fuels may lessen the demand for ethanol and negatively impact our profitability, which could reduce the value of your investment.
     Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development. A number of automotive, industrial and power generation manufacturers are developing more efficient engines, hybrid engines and alternative clean power systems using fuel cells or clean burning gaseous fuels. Vehicle manufacturers are working to develop vehicles that are more fuel efficient and have reduced emissions using conventional gasoline. Vehicle manufacturers have developed and continue to work to improve hybrid technology, which powers vehicles by engines that utilize both electric and conventional gasoline fuel sources. In the future, the emerging fuel cell industry offers a technological option to address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. Fuel cells have emerged as a potential alternative to certain existing power sources because of their higher efficiency, reduced noise and lower emissions. Fuel cell industry participants are currently targeting the transportation, stationary power and portable power markets in order to decrease fuel costs, lessen dependence on crude oil and reduce harmful emissions. If the fuel cell and hydrogen industries continue to expand and gain broad acceptance, and hydrogen becomes readily available to consumers for motor vehicle use, we may not be able to compete effectively. This additional competition could reduce the demand for ethanol, which would negatively impact our profitability, causing a reduction in the value of your investment.
Corn-based ethanol may compete with cellulose-based ethanol in the future, which could make it more difficult for us to produce ethanol on a cost-effective basis and could reduce the value of your investment.
     Most ethanol is currently produced from corn and other raw grains, such as milo or sorghum, especially in the Midwest. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass, such as agricultural waste, forest residue, municipal solid waste, and energy crops. This trend is driven by the fact that cellulose-based biomass is generally cheaper than corn, and producing ethanol from cellulose-based biomass would create opportunities to produce ethanol in areas which are unable to grow corn. Although current technology is not sufficiently efficient to be competitive, a report by the U.S. Department of Energy entitled “Outlook for Biomass Ethanol Production and Demand” indicates that new conversion technologies may be developed in the future. If an efficient method of producing ethanol from cellulose-based biomass is developed, we may not be able to compete effectively. It may not be cost-effective to convert the ethanol plant we are proposing into a plant which will use cellulose-based biomass to produce ethanol. If we are unable to produce ethanol as cost-effectively as cellulose-based producers, our ability to generate revenue will be negatively impacted and your investment could lose value.
As domestic ethanol production continues to grow, ethanol supply may exceed demand causing ethanol prices to decline and the value of your investment to be reduced.
     The number of ethanol plants being developed and constructed in the United States continues to increase at a rapid pace. As these plants begin operations, we expect domestic ethanol production to significantly increase. If the demand for ethanol does not grow at the same pace as increases in supply, we would expect the price for ethanol to decline. Declining ethanol prices will result in lower revenues and may reduce or eliminate profits causing the value of your investment to be reduced.
Competition from ethanol imported from Caribbean Basin countries may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     A portion of the ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. Competition from ethanol imported from Caribbean Basin countries may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Competition from ethanol imported from Brazil may be a less expensive alternative to our ethanol, which would cause us to lose market share and reduce the value of your investment.
     Brazil is currently the world’s largest producer and exporter of ethanol. In Brazil, ethanol is produced primarily from sugarcane, which is also used to produce food-grade sugar. According to the RFA’s Ethanol Industry Outlook 2006, Brazil produced approximately 4.2 billion gallons of ethanol in 2005. Ethanol imported from Brazil may be a less expensive alternative to domestically produced ethanol, which is primarily made from corn. Tariffs presently protecting United States ethanol producers may be reduced or eliminated. Competition from ethanol imported from Brazil may affect our ability to sell our ethanol profitably, which would reduce the value of your investment.
Risks Related to Regulation and Governmental Action
A change in government policies favorable to ethanol may cause demand for ethanol to decline.
     Growth and demand for ethanol may be driven primarily by federal and state government policies, such as state laws banning MTBE and the national renewable fuels standard. The continuation of these policies is uncertain, which means that demand for ethanol may decline if these policies change or are discontinued. A decline in the demand for ethanol is likely to cause lower ethanol prices which in turn will negatively affect our results of operations, financial condition and cash flows.
Loss of or ineligibility for favorable tax benefits for ethanol production could hinder our ability to operate at a profit and reduce the value of your investment in us.
     The ethanol industry and our business are assisted by various federal ethanol tax incentives, including those included in the Energy Policy Act of 2005. The provision of the Energy Policy Act of 2005 likely to have the greatest impact on the ethanol industry is the creation of a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS helps support a market for ethanol that might disappear without this incentive. The elimination or reduction of tax incentives to the ethanol industry could reduce the market for ethanol, which could reduce prices and our revenues by making it more costly or difficult for us to produce and sell ethanol. If the federal tax incentives are eliminated or sharply curtailed, we believe that a decreased demand for ethanol will result, which could result in the failure of the business and the potential loss of some or all of your investment.
     Another important provision involves an expansion in the definition of who qualifies as a small ethanol producer. Historically, small ethanol producers were allowed a 10-cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. Because we intend to build a plant with the capacity to annually produce 100-million gallons of ethanol, we do not expect to qualify for this tax credit which could hinder our ability to compete with other plants who will receive the tax credit.

A change in environmental regulations or violations thereof could result in the devaluation of our units and a reduction in the value of your investment.
     We will be subject to extensive air, water and other environmental regulations and we will need to obtain a number of environmental permits to construct and operate the plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.
     Before we can begin construction of our plant, we must obtain numerous regulatory approvals and permits. While we anticipate receiving these approvals and permits, there is no assurance that these requirements can be satisfied in a timely manner or at all. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all.
     Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations, which may reduce our profitability and you may lose some or all of your investment.
Risks Related to the Units
There has been no independent valuation of the units, which means that the units may be worth less than the purchase price.
     The per unit purchase price has been determined by us without independent valuation of the units. We established the offering prices based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the units. The units may have a value significantly less than the offering prices and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
No public trading market exists for our units and we do not anticipate the creation of such a market, which means that it will be difficult for you to liquidate your investment.
     There is currently no established public trading market for our units and an active trading market will not develop despite this offering. To maintain partnership tax status, you may not trade the units on an established securities market or readily trade the units on a secondary market (or the substantial equivalent thereof). We, therefore, will not apply for listing of the units on any securities exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your units.
Public investors will experience immediate and substantial dilution as a result of this offering.
     Our seed capital investors purchased class A units at a price per unit substantially less per unit for our membership units than the current public offering price for our class B units. Accordingly, if you purchase units in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of the minimum number of units (11,000) at the public offering price of $5,000 per unit, you will incur immediate dilution of $245.42 in the net tangible book value per unit if you purchase units in this offering. If we sell the maximum number of units (17,000) at the public offering price of $5,000 per unit, you will incur immediate dilution of $162.95 in the net tangible book value per unit if you purchase units in this offering.
We have placed significant restrictions on transferability of the units, limiting an investor’s ability to withdraw his or her investment in us.
     The units are subject to substantial transfer restrictions pursuant to our amended and restated operating agreement and tax and securities laws. This means that you will not be able to easily liquidate your investment and you may have to assume the risks of investments in us for an indefinite period of time. See “SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT.”

     To help ensure that a secondary market does not develop, our amended and restated operating agreement prohibits transfers without the approval of our board of directors. The board of directors will not approve transfers unless they fall within “safe harbors” contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:
•	transfers by gift to the member’s spouse or descendants;

•	transfer upon the death of a member;

•	transfers between family members; and

•	transfers that comply with the “qualifying matching services” requirements.
There is no assurance that an investor will receive cash distributions which could result in an investor receiving little or no return on his or her investment.
     Distributions are payable at the sole discretion of our board of directors, subject to the provisions of the Illinois Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors. We do not know the amount of cash that we will generate, if any, once we begin operations. Cash distributions are not assured, and we may never be in a position to make distributions. See “DESCRIPTION OF MEMBERSHIP UNITS.” Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion or the addition of new technology. This means that you may receive little or no return on your investment and be unable to liquidate your investment due to transfer restrictions and lack of a public trading market. This could result in the loss of your entire investment.
These units will be subordinate to company debts and other liabilities, resulting in a greater risk of loss for investors.
     The units are unsecured equity interests and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the holders of the units. In the event of our bankruptcy, liquidation, or reorganization, all units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the units.
We may decide to build one or more additional ethanol plants which could affect our profitability and result in the loss of a portion or all of your investment.
     In the future, we may explore the possibility of developing and building one or more additional ethanol plants in the United States. If we decide to take advantage of one or more of these opportunities, this may result in our using equity raised in this offering. We might also issue additional equity, which could dilute the units issued in this offering and cause us to incur additional significant debt obligations in order to fund the new construction. Any proposed additional plants may also impose substantial additional demands on the time and attention of our directors. Since we are only in the preliminary stages of considering the possibility of developing and building additional ethanol plants, we do not know the states in which additional plants might be located. If we decide to build one or more additional plants, we may not be successful which could lead to an unrecoverable loss by us and you could lose a portion or all of your investment. Even if we are successful in building additional plants, the profitability of the operations of those additional plants will affect the value of your investment in this offering. In the event we do develop and build additional ethanol plants and those plants are more or less profitable than the plant we plan to build near Gibson City, Illinois, it may have an effect on the value of your investment and you may lose a portion or all of your investment.
You may have limited access to information regarding our business because our amended and restated operating agreement does not require us to deliver an annual report to security holders, we do not expect to be required to furnish proxy statements until a later date, our directors, officers and beneficial owners will not be required to report their ownership of units until a future time, and our obligations to file periodic reports with the Securities and Exchange Commission could be automatically suspended under certain circumstances.
     Except for our duty to deliver audited annual financial statements to our members pursuant to our amended and restated operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. We also will not be required to furnish proxy statements to security holders and our directors, officers and beneficial owners will not be required to report their beneficial ownership of units to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934 until we have both 500 or more unit holders and greater than $10 million in assets. This means that your access to information regarding our business will be limited. However, as of effectiveness of our registration statement, we will be required to file periodic reports with the Securities and Exchange Commission which will be immediately available to the public for inspection and copying. These reporting obligations will be automatically suspended under Section 15(d) of the Securities Exchange Act of 1934 if we have less than 300 members. If this occurs, we will no longer be obligated to file periodic reports with the Securities and Exchange Commission and your access to our business information would then be even more restricted.

The presence of members holding 50% or more of the outstanding class A units and 30% or more of the outstanding class B units is required to take action at a meeting of our members.
     In order to take action at a meeting, members holding 50% or more of the outstanding class A units and 30% of the outstanding class B units must be represented at the meeting in person, by proxy or by mail ballot. See “SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT.” Assuming a quorum is present, members take action by a vote of the majority of the class A units and a majority of the class B units represented at the meeting and entitled to vote on the matter. The requirement of a quorum protects us from actions being taken when a sufficient number of the members have not considered the matter being voted upon. The requirement of a quorum means that members will not be able to take actions, which may be in our best interests if we cannot secure the presence in person, by proxy, or by mail ballot of members holding a majority of class A units and a majority of class B units or more of the outstanding units.
After the plant is substantially operational, our amended and restated operating agreement provides for our class A directors to serve indefinitely and for staggered terms for our class B directors.
     Our initial board of directors consists of ten class A directors appointed by the class A members. Each class A member will be entitled to appoint two class A directors. Our class A directors will serve indefinitely at the pleasure of the class A member appointing him or her or until a successor is appointed or until the earlier death, resignation or removal of such class A director. At the first annual or special meeting of the members following substantial completion of the ethanol plant our class B members will elect class B directors for staggered three-year terms. The number of class B directors will be fixed at a number that is one less than the number of class A directors from time to time. Because class A directors serve indefinitely, it will be impossible for the class B members to replace the class A directors. Your only recourse to replace the class A directors would be through an amendment to our amended and restated operating agreement. Any amendment to the amended and restated operating agreement to replace the class A directors would have to be approved by all of the class A members and a majority of the class B directors. In addition, because our class B directors will serve on the board for staggered terms, it will be difficult for our class B members to replace our class B directors.
Risks Related to Tax Issues
EACH PROSPECTIVE MEMBER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE IMPACT THAT HIS OR HER PARTICIPATION IN ONE EARTH ENERGY MAY HAVE ON HIS OR HER FEDERAL INCOME TAX LIABILITY AND THE APPLICATION OF STATE AND LOCAL INCOME AND OTHER TAX LAWS TO HIS OR HER PARTICIPATION IN THIS OFFERING.
IRS classification of One Earth Energy as a corporation rather than as a partnership would result in higher taxation and reduced profits, which could reduce the value of your investment in us.
     We are an Illinois limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction and credit passed through to the holders of the units. However, if for any reason the IRS would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction and credit would be reflected only on our tax returns and would not be passed through to the holders of the units. If we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS- Partnership Status.” If we pay taxes as a corporation, we will have less cash to distribute as a distribution to our unit holders.
The IRS may classify your investment as passive activity income, resulting in your inability to deduct losses associated with your investment.
     If you are not involved in our operations on a regular, continuing and substantial basis, it is likely that the Internal Revenue Service (IRS) will classify your interest in us as a passive activity. If an investor is either an individual or a closely held corporation, and if the investor’s interest is deemed to be “passive activity,” then the investor’s allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. These rules could restrict an investor’s ability to currently deduct any of our losses that are passed through to such investor.
Income allocations assigned to an investor’s units may result in taxable income in excess of cash distributions, which means you may have to pay income tax on your investment with personal funds.
     Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. Among other things, this result might occur due to accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.
An IRS audit could result in adjustments to One Earth Energy’s allocations of income, gain, loss and deduction causing additional tax liability to our members.
     The IRS may audit the income tax returns of One Earth Energy and may challenge positions taken for tax purposes and allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging One Earth Energy’s allocations in a manner that reduces losses or increases income allocable to investors, you may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on your tax returns. Any of these events could result in additional tax liabilities, penalties and interest to you, and the cost of filing amended tax returns.
Risks Related to Conflicts of Interest
Our directors and officers have other business and management responsibilities which may cause conflicts of interest in the allocation of their time and services to our project.
     Since our project is currently managed by the board of directors rather than a professional management group, the devotion of the directors’ time to the project is critical. However, our directors and officers have other management responsibilities and business interests apart from our project. Therefore, our directors and officers may experience conflicts of interest in allocating their time and services between us and their other business responsibilities. See “MANAGEMENT OF ONE EARTH ENERGY — Business Experience of Directors and Officers” for a summary of our directors and officers business activities. However, during the period of construction of our ethanol plant, we anticipate that our executive officers will dedicate approximately 15 hours per week on our project and that our directors will dedicate between four hours and 20 hours per week to our project depending upon which committees they serve. In addition, conflicts of interest may arise if the directors and officers, either individually or collectively, hold a substantial percentage of the units because of their position to substantially influence our business and management.
We may have conflicting financial interests with Fagen, Inc. and ICM, Inc., which could cause Fagen, Inc. or ICM, Inc. to put their financial interests ahead of ours.
     Fagen, Inc. and ICM, Inc. and their respective affiliates may have conflicts of interest because Fagen, Inc., ICM, Inc. and their respective employees or agents are involved as owners, creditors and in other capacities with other ethanol plants in the United States. We cannot require Fagen, Inc. or ICM, Inc. to devote their full-time or attention to our activities. As a result, Fagen, Inc. and ICM, Inc. may have, or come to have, a conflict of interest in allocating personnel, materials and other resources to our plant.
Affiliated investors may purchase additional units and influence decisions in their favor.
     We may sell units to affiliated or institutional investors and they may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to themselves than to our other investors. This may reduce the value of your units, impair the liquidity of your units and/or reduce our profitability.
     Our agreement with FEI grants certain rights to FEI which are not provided for other investors and which may allow FEI to influence decisions in its favor.
     In accordance with our agreement with FEI we made the following amendments to our operating agreement to provide FEI with: (i) a right of first offer to participate in any future ethanol and/or biodiesel investment entered into by One Earth Energy; (ii) tag-along rights, i.e., the right to participate prorata in any sale of units (whether made in one transaction or a series of related transactions); (iii) customary registration rights; and (iv) preemptive rights with regard to all future offerings of our units, so as to provide FEI with the ability to avoid being diluted (if FEI chooses not to participate in such future offerings, we may offer such units to other investors). These changes will likely benefit FEI, possibly to the detriment of other investors.
     In addition, at any point that FEI is a class B member holding at least 27.89% of our outstanding units, FEI will be entitled to appoint one class B director.
     Before making any decision to invest in us, investors should read this entire prospectus, including all of its exhibits, and consult with their own investment, legal, tax and other professional advisors.
DETERMINATION OF OFFERING PRICE
     There is no established market for our units. We established the offering price without an independent valuation of the units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. In considering our capitalization requirements, we determined the minimum and maximum aggregate offering amounts based upon our cost of capital analysis and debt to equity ratios acceptable in the industry. In determining the offering price per unit we considered the additional administrative expense which would likely result from a lower offering price per unit, such as the cost of increased unit trading. We also considered the dilution impact of our recent private placement offering price in determining an appropriate public offering price per unit. The units may have a value significantly less than the offering price and there is no guarantee that the units will ever obtain a value equal to or greater than the offering price.
DILUTION
     An investor purchasing units this offering will receive units diluted by the prior purchase of units by purchasers during our previous private placement offerings. We have sold class A units to our seed capital investors at prices substantially below the price at which we are currently selling class B units. The presence of these previously sold units will dilute the relative ownership interests of the units sold in this offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for units issued in this offering. Generally, all investors in this offering will notice immediate dilution. We have and will continue to use this previously contributed capital to finance development costs and for initial working capital purposes. We intend to use any remaining balance for the same purposes as those of this offering.
     As of February 28, 2006, we had 855 outstanding class A units, which were sold to our seed capital members for $1,666.67 per class A unit. The units, as of February 28, 2006, had a net tangible book value of $1,365,522 or $1,597.10 per class A unit. The net tangible book value per unit represents members’ equity less intangible assets which includes deferred offering costs, divided by the number of units outstanding. The following chart sets forth the units issued since our inception through the date of this prospectus:

Number of Class A
Issuance Event	Units Issued
Seed Capital Private Placement	855
     The offering price of $5,000 per class B unit substantially exceeds the net tangible book value per unit of our outstanding class A units. Therefore, all current class A unit holders will realize an immediate increase of at least $3,157.48 per unit in the pro forma net tangible book value of their units if the minimum (11,000 units) is sold at a price of $5,000 per unit, and an increase of at least $3,239.95 per unit if the maximum (17,000 units) is sold at a price of $5,000 per unit. Purchasers of units in this offering will realize an immediate dilution of at least $245.42 per unit in the net tangible book value of their units if the minimum (11,000 units) is sold at a price of $5,000 per unit, and a decrease of at least $162.95 per unit if the maximum (17,000 units) is sold at a price of $5,000 per unit.

     The following table illustrates the increase to existing unit holders and the dilution to purchasers in the offering in the net tangible book value per unit assuming the minimum or the maximum number of units is sold. The table does not take into account any other changes in the net tangible book value of our units occurring after February 28, 2006, or future offering expenses related to this offering.

		Minimum	Maximum
•	Pro forma net tangible book value per unit at February 28, 2006. (1)	$1,597.10	$1,597.10

•	Increase in pro forma net tangible book value per unit attributable to the sale of 11,000 (minimum) and 17,000 (maximum) units at $5,000 per unit(2).	$3,157.48	$3,239.95

•	Pro forma net tangible book value per unit at February 28, 2006, as adjusted for the sale of units in this offering	$4,754.58	$4,837.05

•	Dilution per unit to new investors in this offering	$(245.42)	$(162.95)

(1)	Before deducting any additional offering costs or other additional costs incurred since February 28, 2006.

(2)	The minimum and maximum number of units is circumscribed by the minimum offering amount of $55,000,000 and maximum offering amount of $85,000,000.
     We may seek additional equity financing in the future, which may cause additional dilution to investors in this offering, and a reduction in their equity interest. FEI has preemptive rights to purchase additional class B units to protect its investment against dilution. If you purchase units in this offering, you will have no preemptive rights on any units to be issued by us in the future in connection with additional equity financing. We could be required to issue warrants to purchase units to a lender in connection with our debt financing. If we sell additional units or warrants to purchase additional units, the sale or exercise price could be higher or lower than the per unit purchase price for this offering. If we sell additional units at a lower price it could lower the value of your units could decrease.
     The tables below sets forth as of this prospectus, on an “as-if-converted” basis, the difference between the number of units purchased, and total consideration paid for those units, by existing unit holders, compared to units purchased by new investors in this offering without taking into account any offering expenses.

	Total Number of Units Purchased
	Minimum Offering		Maximum Offering
		Percent of		Percent of
	Units	Total	Units	Total
Existing Class A unit holders	855	7.21%	855	4.79%
New Class B investors	11,000	92.79%	17,000	95.21%

Total	11,855	100.00%	17,855	100.00%

	Total Consideration Paid for Units
	Minimum Offering			Maximum Offering
		Percent	Average Price		Percent of	Average Price
	Amount Paid	of Total	Per Unit	Amount Paid	Total	Per Unit
Existing unit holders	$1,425,000	2.53%	$1,666.67	$1,425,000	1.65%	$1,666.67
New investors	$55,000,000	97.47%	$5,000.00	$85,000,000	98.35%	$5,000.00

Total	$56,425,000	100.00%	$4,759.60	$86,425,000	100.00%	$4,840.38
CAPITALIZATION
     We have issued a total of 855 class A units to our seed capital investors at a purchase price of $1,666.67 per class A unit, for total class A unit proceeds of $1,425,000. If the minimum offering of $55,000,000 is attained, we will have total membership proceeds of $56,425,000 at the end of this offering, less offering expenses. If the maximum offering of $85,000,000 is attained, we will have total membership proceeds of $86,425,000 at the end of this offering, less offering expenses.
Capitalization Table
     The following table sets forth our capitalization at February 28, 2006, and our expected capitalization following this offering.

			Pro Forma (1)
	Actual		Minimum	Maximum
Unit holders’ equity contributions	1,424,470	(2)	56,424,470	86,424,470
Accumulated deficit	(55,349)		(55,349)	(55,349)

Total Unit holder’s equity	1,369,121		56,369,121	86,369,121

Total Capitalization(3)	$1,369,121		$56,369,121	$86,369,121

(1)	As adjusted to reflect receipt of gross proceeds from this offering prior to deducting offering expenses and prior to securing a debt financing commitment. These totals include $1,424,470 raised from our seed capital investors in our previous private placement which concluded on February 28, 2006.

(2)	Includes $530 of offering costs.

(3)	In order to fully capitalize the project, we will also need to obtain debt financing ranging from approximately $68,955,000 to $98,955,000 less any grants we are awarded and any bond or tax increment financing we can obtain. Our estimated long-term debt requirements are based upon our project coordinators’ past experience with similar projects, preliminary discussions with lenders and our independent research regarding capitalization requirements for ethanol plants of similar size.
     Our previous private placement was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses of approximately $530, were applied to our working capital and other development and organizational purposes.
     With respect to the exemption from registration of issuance of securities claimed under Rule 506 and Section 4(2) of the Securities Act, neither we, nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser’s own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption from the Securities Act. Each purchaser agreed that a legend was placed on each certificate evidencing the securities stating the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DISTRIBUTION POLICY
     We have not declared or paid any distributions on the units. We do not expect to generate earnings until the proposed ethanol plant is operational, which is expected to occur approximately 14 to 16 months from ground-breaking. After operation of the proposed ethanol plant begins, it is anticipated, subject to any loan covenants or restrictions with any senior and term lenders, that we will distribute “net cash flow” to our members in proportion to the units that each member holds relative to the total number of units outstanding. “Net cash flow,” means our gross cash proceeds less any portion, as determined by the board of directors in their sole discretion, used to pay or establish reserves for operating expenses, debt payments, capital improvements, replacements and contingencies. However, there can be no assurance that we will ever be able to pay any distributions to the unit holders including you. Additionally, our lenders may further restrict our ability to make distributions during the initial period of the term debt.
SELECTED FINANCIAL DATA
     The following table summarizes important selected financial information from our February 28, 2006 audited financial statements. You should read this table in conjunction with the financial statements and the notes included elsewhere in this prospectus.

From Inception
(Nov 28, 2005) to
Feb 28, 2006
Statement of Operations Data:
Revenues	$—
Operating expenses:
Professional fees	68,828
General and administrative	11,571

Total operating expenses	80,399

Operating Loss	(80,399)

Other Income	25,050

Net Loss	$(55,349)

February 28, 2006
Balance Sheet Data:
Assets:
Cash and equivalents	$1,358,303

Prepaid expenses	10,000
Land option	10,000
Deferred offering costs	3,599

Total Assets	$1,381,902

Liabilities and members’ equity:
Current liabilities	$12,781
Total members’ equity	1,369,121

Total liabilities and members’ equity	$1,381,902

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION
Overview
     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those risk factors described elsewhere in this prospectus. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.
     We are an Illinois limited liability company. We were formed as an Illinois limited liability company on November 28, 2005, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in Ford County, Illinois near Gibson City. We do not expect to generate any revenue until the plant is completely constructed and operational.
     We have secured three options for the purchase of approximately 83 acres in Ford County, Illinois near Gibson City as the primary site for the construction of our ethanol plant. In addition, we have purchased a fourth option in Champaign County, Illinois as an alternate site. For more information about our potential plant site, please refer to “DESCRIPTION OF BUSINESS — Project Location and Proximity to Markets.” Our board of directors reserves the right to choose the location of the final plant site, in their sole discretion. We anticipate the final plant site will have access to both truck and rail transportation.
     Currently, our principal place of business is located at 1306 West 8th Street, Gibson City, Illinois 60936. During the period of construction of our ethanol plant, Alliance Grain Co. has agreed to provide this office space to us at no cost. We have no written agreement for the use of this office space. The potential cost for rental of this space is not significant.
     Based upon engineering specifications produced by Fagen, Inc., the plant will annually consume approximately 36 million bushels of corn and annually produce approximately 100-million gallons of fuel grade ethanol and 321,000 tons of distillers grains for animal feed. We currently estimate that it will take 14 to 16 months from ground-breaking to complete the construction of the plant.
     We expect the project will cost approximately $155,500,000 to complete. This includes approximately $105,997,000 to build the plant, subject to construction cost index increases provided for in our non-binding letter of intent with Fagen, Inc., which we have budgeted in the amount of $7,949,775 and an additional $41,553,225 in other capital expenditures and working capital. As a result, our anticipated total project cost is not a firm estimate and may change from time to time as the project progresses. These changes may be significant. We have budgeted $7,949,775 in construction cost index increases to help offset any increases in our costs of construction. However, it is unknown whether this allowance will be sufficient to offset any increased cost. In addition, the $105,997,000 construction price contained in the letter of intent assumes the use of non-union labor. In the event Fagen is required to employ union labor or compensate labor at prevailing wages, the construction price will be adjusted upwards to include any increased costs associated with such union labor or prevailing wages. We have not included any additional amount in our budget for the use of union labor. We have also entered into a phase I and phase II engineering services agreement with Fagen Engineering, LLC for the performance of certain engineering and design work in exchange for a fixed fee, which will be credited against the total design build costs of our project. See “DESCRIPTION OF BUSINESS – Design-Build Team” for detailed information about our letter of intent with Fagen, Inc. and our phase I and phase II engineering services agreement with Fagen Engineering, LLC. Except for the non-binding letter of intent with Fagen, Inc. and the phase I and phase II engineering services agreement with Fagen Engineering, LLC, we do not have any binding or non-binding agreements with any contractor for the labor or materials necessary to build the plant.
     We are still in the development phase, and until the proposed ethanol plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the ethanol plant is operational.
We may decide to build one or more additional ethanol plants which could affect our profitability and result in the loss of a portion or all of your investment.
     In the future, we may explore the possibility of developing and building one or more additional ethanol plants in the United States. If we decide to take advantage of one or more of these opportunities, we may use a portion of the equity from this offering, or we may issue additional equity, which could dilute the units issued in this offering. Additionally, we may incur additional significant debt obligations in order to fund the new construction. Any proposed additional plants may also impose substantial additional demands on the time and attention of our directors. Since we are only in the preliminary stages of considering the possibility of developing and building additional ethanol plants, we do not know where additional plants might be located, but it is possible that they would not be located in the state of Illinois. If we decide to build one or more additional plants, we may not be successful which could lead to a decline in our profitability and you could lose a portion or all of your investment. Even if we are successful in building additional plants, the profitability of the operations of those additional plants will affect the value of your investment in this offering. In the event we do develop and build additional ethanol plants and those plants are more or less profitable than the plant we plan to build near Gibson City, Illinois, it may have a negative effect on the value of your investment and you may lose a portion or all of your investment.

Plan of Operations Until Start-Up of Ethanol Plant
     We expect to spend at least the next 12 months focused on three primary activities: (1) project capitalization; (2) site acquisition and development; and (3) plant construction and start-up operations. Assuming the successful completion of this offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including, but not limited to, site acquisition and development, utilities, construction and equipment acquisition. In addition, we expect our seed capital proceeds to supply us with enough cash to cover our costs through this period, including staffing, office costs, audit fees, legal fees, compliance and staff training. We estimate that we will need approximately $155,500,000 to complete the project.
Project capitalization
     We raised $1,425,000 in our previous private placement to our seed capital investors and we anticipate receiving grant proceeds equal to $120,000. We will not close our current offering until we have raised the minimum offering amount of $55,000,000. We have until [one year date] to sell the minimum number of units required to raise the minimum offering amount. If we sell the minimum number of units prior to [one year date], we may decide to continue selling units until we sell the maximum number of units or [one year date], whichever occurs first. Even if we successfully close the offering by selling at least the minimum number of units by [one year date], we will not release the offering proceeds from escrow until the cash proceeds in escrow equal $55,000,000 or more and we secure a written debt financing commitment for debt financing ranging from a minimum of $68,955,000 to a maximum of $98,955,000 depending on the level of equity raised in this offering and the amounts of any grants, bond financing and/or other incentives we may be awarded. A debt financing commitment only obligates the lender to lend us the debt financing that we need if we satisfy all the conditions of the commitment. These conditions may include, among others, the total cost of the project being within a specified amount, the receipt of engineering and construction contracts acceptable to the lender, evidence of the issuance of all permits, acceptable insurance coverage and title commitment, the contribution of a specified amount of equity and attorney opinions. At this time, we do not know what business and financial conditions will be imposed on us. We may not satisfy the loan commitment conditions before closing, or at all. If this occurs we may:
•	commence construction of the plant using all or a part of the equity funds raised while we seek another debt financing source;

•	hold the equity funds raised indefinitely in an interest-bearing account while we seek another debt financing source; or

•	return the equity funds, if any, to investors with accrued interest, after deducting the currently indeterminate expenses of operating our business or partially constructing the plant before we return the funds.
     While the foregoing alternatives may be available, we do not expect to begin substantial plant construction activity before satisfying the loan commitment conditions or closing the loan transaction because it is very unlikely that Fagen, Inc. will begin construction under these circumstances, and it is very likely that any lending institution will prohibit substantial plant construction activity until satisfaction of loan commitment conditions or loan closing. We expect that proceeding with plant construction prior to satisfaction of the loan commitment conditions or closing the loan transaction could cause us to abandon the project or terminate operations. As a result, you could lose all or part of your investment.
Site acquisition and development
     During and after the offering, we expect to continue work principally on the preliminary design and development of our proposed ethanol plant, choosing our site plant, obtaining the necessary construction permits, identifying potential sources of debt financing and negotiating the corn supply, ethanol and distillers grains marketing, utility and other contracts. We plan to fund these initiatives using the $1,425,000 of equity capital raised in our previous private placement. We believe that our existing funds will permit us to continue our preliminary activities through the end of this offering. If we are unable to close on this offering by that time or otherwise obtain other funds, we may need to discontinue operations.

     We have secured three options for the construction of our plant. We anticipate building our plant in Ford County, Illinois, near Gibson City. We have also secured a fourth option for an alternative site in Champaign County, Illinois. We reserve the right, in the sole discretion of our board of directors, to select the location for the plant.
     On February 28, 2006, we executed a real estate option agreement with Edward E. Tucker and Cynthia J. Tucker, granting us an option to purchase approximately 10 acres of land in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $10,000 per acre. This option expires on February 27, 2007. On April 17, 2006, we executed an option agreement with Lisa Foster granting us the option to purchase approximately 34 acres of land in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $12,000 per acre if the option is exercised during the first 9 months of the option period and $14,000 per acre if the option is exercised during the final 3 months of the option period. This option expires on April 17, 2007. On April 18, 2006, we executed an option agreement with the City of Gibson, Illinois, granting us an option to purchase approximately 35 acres of property in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $6,400 per acre. This option expires on April 18, 2007.
     On March 13, 2006, we executed a real estate option agreement with Don Maxwell granting us an option to purchase 81 acres of land in Champaign County, Illinois to be used as our secondary site. Under the terms of the option agreement, we paid $7,000 for the option and have the option to purchase the land for $18,500 per acre. This option expires on March 13, 2007.
Plant construction and start-up of plant operations
     We expect to complete construction of the proposed plant and commence operations approximately 14 to 16 months from ground-breaking. Our work will include completion of the final design and development of the plant. We also plan to negotiate and execute finalized contracts concerning the construction of the plant, provision of necessary electricity, natural gas and other power sources and marketing agreements for ethanol and distillers grains. Assuming the successful completion of this offering and our obtaining the necessary debt financing, we expect to have sufficient cash on hand to cover construction and related start-up costs necessary to make the plant operational. We estimate that we will need approximately $105,997,000, subject to construction cost index increases, which we have budgeted in the amount of $7,949,775, to construct the plant and approximately $41,553,225 to cover all capital expenditures necessary to complete the project, make the plant operational and produce revenue. In addition, the $105,997,000 construction price contained in the letter of intent with Fagen, Inc. assumes the use of non-union labor. In the event Fagen, Inc. is required to employ union labor or compensate labor at prevailing wages, the construction price will be adjusted upwards to include any increased costs associated with such labor or wages. We have not included any additional amount in our budget for the use of union labor.
Trends and Uncertainties Impacting the Ethanol Industry and Our Future Operations
     If we are able to build the plant and begin operations, we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of corn from which our ethanol and distillers grains will be processed; the cost of natural gas, which we will use in the production process; dependence on our ethanol marketer and distillers grain marketer to market and distribute our products; the intensely competitive nature of the ethanol industry; possible legislation at the federal, state and/or local level; changes in federal ethanol tax incentives and the cost of complying with extensive environmental laws that regulate our industry.
     If we are successful in building and constructing the ethanol plant, we expect our revenues will consist primarily of sales of ethanol and distillers grains. We expect ethanol sales to constitute the bulk of our future revenues. Ethanol prices have recently been much higher than their 10-year average. Historically, ethanol prices have been seasonal, increasing in the late summer and fall as gasoline blenders and marketers increase inventory in anticipation of mandatory blending in the winter months, and decreasing in the spring and summer when mandatory blending ceases. However, ethanol prices began increasing during the latter part of 2005 and have continued through the first quarter of 2006, despite a significant increase in supply of ethanol resulting from many additional producers in the industry. Increased demand, firm crude oil and gas markets, public acceptance, and positive political signals have all contributed to a strengthening of ethanol prices. In order to sustain these higher price levels however, management believes the industry will need to continue to grow demand to offset the increased supply brought to the market place by additional production. Areas where demand may increase are new markets in New Jersey, Pennsylvania, Massachusetts, North Carolina, South Carolina, Michigan, Tennessee, Louisiana and Texas. According to the Renewable Fuels Association, Minnesota may also generate additional demand due to the recent passage of state legislation mandating a 20% ethanol blend in its gasoline. Montana passed a similar mandate this year, but it will not go into effect until 60 million gallons of ethanol are produced in the state. See “INDUSTRY OVERVIEW — General Ethanol Demand and Supply.”
     We also expect to benefit from federal and ethanol supports and tax incentives. Changes to these supports or incentives could significantly impact demand for ethanol. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Act creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW — Federal Ethanol Supports.”
     In addition to government supports that encourage production and the use of ethanol, demand for ethanol may increase as a result of increased consumption of E85 fuel. E85 fuel is a blend of 70% to 85% ethanol and gasoline. According to the Energy Information Administration, E85 consumption is projected to increase from a national total of 11 million gallons in 2003 to 47 million gallons in 2025. E85 can be used as an aviation fuel, as reported by the National Corn Growers Association, and as a hydrogen source for fuel cells. According to the National Ethanol Vehicle Coalition, there are currently about 6.0 million flexible fuel vehicles capable of operating on E85 in the United States. Automakers have indicated plans to produce an estimated one million more flexible fuel vehicles per year. In addition, Ford and General Motors have recently begun national campaigns to promote ethanol and flexible fuel vehicles. The American Coalition for Ethanol reports that there are currently approximately 600 retail gasoline stations supplying E85. However, this remains a relatively small percentage of the total number of United States retail gasoline stations, which is approximately 170,000.
     Ethanol production continues to rapidly grow as additional plants and plant expansions become operational. According to the Renewable Fuels Association, as of June 2006, over 101 ethanol plants were producing ethanol with a combined annual production capacity of 4.8 billion gallons per year and current expansions and plants under construction constituted an additional future production capacity of 1.97 billion gallons per year. In 2005, ADM announced its plan to add 500 million gallons of ethanol production, clearly indicating its desire to maintain a significant share of the ethanol market. Since the current national ethanol production capacity exceeds the 2006 RFS requirement, we believe that other market factors, such as the growing trend for reduced usage of MTBE by the oil industry, state renewable fuels standards and increases in voluntary blending by terminals, are primarily responsible for current ethanol prices. Accordingly, it is possible that the RFS requirements may not significantly impact ethanol prices in the short-term. However, the increased requirement of 7.5 billion by 2012 is expected to support ethanol prices in the long term. A greater supply of ethanol on the market from these additional plants and plant expansions could reduce the price we are able to charge for our ethanol. This may decrease our revenues when we begin sales of product.
     Demand for ethanol has been supported by higher oil prices and its refined components. While the mandated usage required by the renewable fuels standard is driving demand, our management believes that the industry will require an increase in voluntary usage in order to experience long-term growth. We expect this will happen only if the price of ethanol is deemed economical by blenders. Our management also believes that increased consumer awareness of ethanol-blended gasoline will be necessary to motivate blenders to voluntarily increase the amount of ethanol blended into gasoline. In the future, a lack of voluntary usage by blenders in combination with additional supply may damage our ability to generate revenues and maintain positive cash flows.
Trends and uncertainties impacting the corn and natural gas markets and our future cost of goods sold
     We expect our future cost of goods sold will consist primarily of costs relating to the corn and natural gas supplies necessary to produce ethanol and distillers grains for sale.
     The 2005 national corn crop was the second largest on record with national production reported by the USDA at approximately 11.11 billion bushels, exceeded only by the 2004 crop which is the largest ever recorded at approximately 11.8 billion bushels. As a result of the large 2005 corn crop, we expect corn prices to remain at relatively low levels into the 2005-2006 marketing year. However, variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create corn price volatility throughout the year. We do not expect corn prices to remain at the current low levels indefinitely. Although we do not expect to begin operations until summer 2008, we expect these same factors will continue to cause continuing volatility in the price of corn, which will significantly impact our cost of goods sold.
     Natural gas is an important input to the ethanol manufacturing process. We estimate that our natural gas usage will be approximately 15-20% of our annual total production cost. We use natural gas to dry our distillers grains products to moisture contents at which they can be stored for longer periods and transported greater distances. Dried distillers grains have a much broader market base, including the western cattle feedlots, and the dairies of California and Florida. Recently, the price of natural gas has risen along with other energy sources and has only been available at prices exceeding the 10-year historical average. The prices may increase our costs of production when we become operational. Due to the active hurricane season in late 2005 that disrupted up to 29% of the natural gas wells in the Gulf of Mexico, natural gas prices substantially increased and became more volatile. Future hurricanes in the Gulf of Mexico could cause similar or greater uncertainty. Natural gas prices tend to follow crude oil prices, which also reached historic highs during 2005. We expect this trend to continue into 2006. In addition, the price of natural gas has historically fluctuated with seasonal weather changes, often experiencing price spikes during extended cold spells. We look for continued volatility in the natural gas market. Any ongoing increases in the price of natural gas will increase our cost of production and may negatively impact our future profit margins.
Technology Developments
     A new technology has recently been introduced, to remove corn oil from concentrated thin stillage (a by-product of “dry milling” ethanol processing facilities) which would be used as an animal feed supplement or possibly as an input for bio-diesel production. Although the recovery of oil from the thin stillage may be economically feasible, it fails to produce the advantages of removing the oil prior to the fermentation process. Various companies are currently working on or have already developed starch separation technologies that economically separate a corn kernel into its main components. The process removes the germ, pericarp and tip of the kernel leaving only the endosperm of kernel for the production of ethanol. This technology has the capability to reduce drying costs and the loading of volatile organic compounds. The separated germ would also be available through this process for other uses such as high oil feeds or bio-diesel production. Each of these new technologies is currently in its early stages of development. There is no guarantee that either technology will be successful or that we will be able to implement the technology in our ethanol plant.
Employees
     We expect to hire approximately 45 full-time employees before commencing plant operations. Our officers are Steve Kelly, President; Scott Docherty, Vice President; and Jack Murray, Secretary/Treasurer. As of the date of this prospectus, we have not hired any employees.
Recent Private Placement to Raise Seed Capital
     In February 2006, we sold 855 class A units to our seed capital investors at a price of $1,666.67 per unit for proceeds of $1,425,000. We determined the offering price per class A unit of $1,666.67 for our seed capital units based upon the capitalization requirements necessary to fund our development, organization and financing activities as a development-stage company. We did not rely upon any independent valuation, book value or other valuation criteria in determining the seed capital offering price per unit. We expect the proceeds from our previous private placements to provide us with sufficient liquidity to fund the developmental, organizational and financing activities necessary to advance our project. Specifically, we expect our seed capital proceeds will be sufficient to fund the following activities which we expect to conduct during this offering: identification of and negotiation with potential senior lenders and providers of subordinated debt, bond and tax increment financing, initial construction permitting, identification of and negotiation with potential ethanol and distillers grains marketing firms and project capitalization including equity raising activities. We do not expect that we will be able to begin significant site development and plant construction activity until we receive proceeds from this offering.

     All of the seed capital proceeds were immediately at-risk at the time of investment. We increased the public offering price per unit and created a new class of units based upon the differences in risk and the development stage of our project at the time of investment.
Liquidity and Capital Resources
     As of February 28, 2006, we had total assets of $1,381,902 consisting primarily of cash and cash equivalents. As of February 28, 2006, we had current liabilities of $12,781 consisting primarily of our accounts payable. Since our inception through February 28, 2006, we have an accumulated deficit of $55,349. Total liabilities and members’ equity as of February 28, 2006, was $1,381,902. Since our inception, we have generated no revenue from operations. From our inception to February 28, 2006, we have a net loss of $55,349, primarily due to start-up business costs.
Capitalization Plan
     Based on our business plan and current construction cost estimates, we believe the total project will cost approximately $155,500,000. Our capitalization plan consists of a combination of equity, including equity capital raised in our previous private placements, debt, government grants and tax increment financing.
Equity Financing
     We raised $1,425,000 in our previous private placement offering and have anticipated grant proceeds of $120,000. In addition, we are seeking to raise a minimum of $55,000,000 and a maximum of $85,000,000 of equity in this offering. Including the $1,425,000 we raised in our seed capital offering and our anticipated grant proceeds of $120,000 and depending on the level of equity raised in this offering and the amount of grants and other incentives awarded to us, we expect to require debt financing ranging from a minimum of $68,955,000 to a maximum of $98,955,000.
     We plan to obtain a significant amount of our equity financing from a single institutional investor. On May 26, 2006, we entered into an agreement and a guaranty with FEI, whereby FEI agreed to purchase 4,980 restricted class B units in a private placement for a total purchase price of $24,900,000. Pursuant to the terms of our agreement, FEI is obligated to purchase 4,980 of our class B units if we meet the following conditions prior to June 30, 2007: (i) we have at least $30,100,000 of cash proceeds (including amounts in escrow but not counting proceeds from FEI’s subscription), resulting from the sale of units to parties other than FEI; (ii) we have entered into a binding loan financing commitment in an amount which will be sufficient when combined with net offering proceeds to complete construction of the ethanol plant; (iii) we are in compliance with all covenants and are in good standing under a binding loan financing commitment; and (iv) all other conditions are met, including certain amendments to the our operating agreement and approval by FEI’s board of directors. Prior to filing this registration statement, we amended our operating agreement in accordance with the terms of our agreement with FEI and we received approval from FEI’s board of directors. If the maximum number of units is sold in this offering, FEI will have an equity interest in the company of at least 27.89%. If the minimum number of units is sold in this offering, FEI’s equity interest will be at least 42%. FEI’s guaranty to purchase the units will expire on the earlier of: (i) June 30, 2007; (ii) the closing of the transactions contemplated by our agreement with FEI; or (iii) the termination of the agreement.
     Our agreement with FEI required us to make the following amendments to our operating agreement to provide FEI with: (i) a right of first offer to participate in any future ethanol and/or biodiesel investment in which we entered into; (ii) tag-along rights, i.e., the right to participate prorata in any sale of units (whether made in one transaction or a series of related transactions); (iii) customary registration rights; and (iv) preemptive rights with regard to all future offerings of our units, so as to provide FEI with the ability to avoid being diluted (if FEI chooses not to participate in such future offerings, we may offer such units to other investors).
     On July 11, 2006, we entered into a registration agreement with Farmers Energy One Earth, LLC, a wholly owned subsidiary of FEI (together with FEI referred to as “FEI”) , granting FEI customary registration rights with respect to the class B units to be purchased by FEI. Under the terms of the registration agreement, any time after the fifth anniversary of FEI’s purchase of our class B units, or earlier if we complete an initial public offering registered with the Securities and Exchange Commission that results in our securities being publicly traded and listed on a national securities exchange or automated quotation system, FEI may require us to register its class B units (this is referred to as a demand registration). In addition, if at any time we propose to register any of our securities with the Securities and Exchange Commission (with certain limited exceptions), FEI may require us to also register some or all of their class B units (this is referred to as a piggyback registration). In the event FEI requires either a demand or piggyback registration, we must use our best efforts to register its class B units. Under these circumstances, we must pay the costs associated with registering FEI’s units.
Debt Financing
     We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol plant. We expect the senior loan will be a construction loan secured by all of our real property, including receivables and inventories. We plan to pay near prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender, however, there is no assurance that we will be able to obtain debt financing or that adequate debt financing will be available on the terms we currently anticipate. If we are unable to obtain senior debt in an amount necessary to fully capitalize the project, we may have to seek subordinated debt financing which could require us to issue warrants. The issuance of warrants could reduce the value of our units.
     We do not have contracts or commitments with any bank, lender, underwriter, governmental entity or financial institution for debt financing. We have started identifying and interviewing potential lenders, however, we have not signed any commitment or contract for debt financing. Completion of the project relies entirely on our ability to attract these loans and close on this offering.
Grants and Government Programs
     On January 19, 2006, we entered into an agreement with PlanScape Partners to serve as a consultant in researching and applying for local and state financial incentives for our project. Under the terms of the agreement, we will pay PlanScape Partners an hourly rate for their services. The agreement projects a fee between $20,500 and $25,500 for PlanScape Partners’ services. In addition, on January 19, 2006, we entered into an agreement with PlanScape Partners to prepare our application for the USDA’s Rural Business Co-operative Service Value Added Producer Grant. The agreement projects a fee between $5,500 and $7,000 for this grant application.
     Illinois Incentives. We may qualify for various incentive programs administered by the Illinois Department of Commerce and Economic Development, such as a Renewable Fuels Development Program Grant. Grants under the Renewable Fuels Development Program are available for the construction of new biofuels production facilities in Illinois. In order to be eligible for the program, the biofuels production facility must produce at least 30 million gallons of biofuels per year. The maximum grant award under the program is $6.5 million, including up to $1.5 million in rural economic development incentives. However, the total grant award cannot exceed 10% of the total construction costs of the facility. We have not yet applied for or received firm commitments or approvals for this grant and we have no assurance that these funds will be available to us.
     Illinois Grant. We received $20,000 from the Illinois Corn Marketing Board.
     USDA Grants. PlanScape Partners submitted an application for a USDA Rural Business Co-operative Service Value Added Producer Grant in the amount of $100,000, which is to be used for start-up costs.
     We plan to apply for additional grants from the USDA and other sources. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. There is no guarantee that applications will result in awards of grants or loans.
Critical Accounting Estimates
     Management uses estimates and assumptions in preparing our financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Significant estimates include the deferral of expenditures for offering costs, which are dependent upon successful financing of the project. We defer the costs incurred to raise equity financing until that financing occurs. At the time we issue new equity, we will net these costs against the equity proceeds received. Alternatively, if the equity financing does not occur, we will expense the offering costs. It is at least reasonably possible that this estimate may change in the near term.
Off-Balance Sheet Arrangements.
     We do not have any off-balance sheet arrangements.
ESTIMATED SOURCES OF FUNDS
     The following tables set forth various estimates of our sources of funds, depending upon the amount of units sold to investors and based upon various levels of equity that our lenders may require. The information set forth below represents estimates only and actual sources of funds could vary significantly due to a number of factors, including those described in the section entitled “RISK FACTORS” and elsewhere in this prospectus.

	Minimum 11,000	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$55,000,000	35.37%
Previous Private Placement Proceeds	$1,425,000	0.92%
Grant Proceeds	$120,000	0.08%
Term Debt Financing, Grants and Incentives	$98,955,000	63.64%

Total Sources of Funds	$155,500,000	100.00%

	If 12,815	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$64,075,000	41.21%
Previous Private Placement Proceeds	$1,425,000	0.92%
Grant Proceeds	$120,000	0.08%
Term Debt Financing, Grants and Incentives	$89,880,000	57.80%

Total Sources of Funds	$155,500,000	100.00%

	Maximum 17,000	Percent of
Sources of Funds	Units Sold	Total
Unit Proceeds	$85,000,000	54.66%
Previous Private Placement Proceeds	$1,425,000	0.92%
Grant Proceeds	$120,000	0.08%
Term Debt Financing, Grants and Incentives	$68,955,000	44.34%

Total Sources of Funds	$155,500,000	100.00%

     Our board has elected to obtain debt financing instead of raising the entire project cost in equity because it believes the debt financing provides better leverage for the company since the rate of return for investors is anticipated to exceed the rate of interest paid to a lender.
ESTIMATED USE OF PROCEEDS
     The gross proceeds from this offering, before deducting offering expenses, will be $55,000,000 if the minimum amount of equity offered is sold and $85,000,000 if the maximum number of units offered is sold for $5,000 per unit. We estimate the offering expenses to be $480,000. Therefore, we estimate the net proceeds of the offering to be $54,520,000 if the minimum amount of equity is raised, and $84,520,000 if the maximum number of units offered is sold.

	Maximum Offering	Minimum Offering
Offering Proceeds ($5,000 per unit)	$85,000,000	$55,000,000
Less Estimated Offering Expenses(1)	$480,000	$480,000

Net Proceeds from Offering	$84,520,000	$54,520,000

(1)	Estimated Offering Expenses are as follows:

Securities and Exchange Commission registration fee	$9,095
Legal fees and expenses	90,000
Consulting Fees	144,655
Accounting fees	30,000
Printing expenses	50,000
Blue Sky Filing Fees	6,250
Advertising	150,000

Total	$480,000
     We intend to use the net proceeds of the offering to construct and operate a 100-million gallon per year gas-fired ethanol plant. We must supplement the proceeds of this offering with debt financing to meet our stated goals. We estimate that the total capital expenditures for the construction of the plant will be approximately $155,500,000.

The total project cost is a preliminary estimate primarily based upon the experience of our general contractor, Fagen, Inc., with ethanol plants similar to the plant we intend to construct and operate. However, our letter of intent with Fagen, Inc. provides for an increase in construction costs in certain circumstances. In addition, we expect the total project cost will change from time to time as the project progresses. These changes may be significant.
     The following table describes our proposed use of proceeds. The actual use of funds is based upon contingencies, such as the estimated cost of plant construction, the suitability and cost of the proposed site, the regulatory permits required and the cost of debt financing and inventory costs, which are driven by the market. Therefore, the following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below depending on contingencies such as those described above. However, we anticipate that any variation in our use of proceeds will occur in the level of proceeds attributable to a particular use (as set forth below) rather than a change from one of the uses set forth below to a use not identified in this prospectus.

		Percent of
Use of Proceeds	Amount	Total
Plant construction and CCI contingency(1)	$113,946,775	73.28%
Land & site development costs	10,468,250	6.73%
Railroad	2,180,000	1.40%
Fire protection & water supply	6,495,000	4.18%
Administrative building	500,000	0.32%
Office equipment	90,000	0.06%
Computers, software, network	175,000	0.11%
Construction insurance costs	125,000	0.08%
Construction contingency	2,228,975	1.43%
Construction manager fees	150,000	0.10%
Capitalized interest	1,500,000	0.96%
Rolling stock	460,000	0.28%
Start up costs:
Financing costs	931,000	0.60%
Organization costs(2)	1,400,000	0.90%
Pre-production period costs	850,000	0.55%
Inventory — spare parts — process equipment	750,000	0.48%
Working capital	5,250,000	3.38%
Inventory — corn	2,250,000	1.45%
Inventory — chemicals and ingredients	200,000	0.13%
Inventory — ethanol and DDGS	5,550,000	3.57%

Total	$155,500,000	100%

(1)	Includes plant construction amount of $105,997,000 and construction cost index increase of $7,949,775.
(2)	Includes estimated offering expenses of $480,000.
     We expect the total funding required for the plant to be $155,500,000 or $1.56 per gallon of annual denatured ethanol production capacity at 100-million gallons per year. Our use of proceeds is measured from our date of inception and we have already incurred some of the related expenditures.
     Plant Construction. The construction of the plant, including the projected construction cost index increases, is by far the single largest expense at $113,946,775. We expect Fagen, Inc., will design and build the plant using ICM, Inc., technology. We have a letter of intent with Fagen, Inc., but we have not yet signed a binding definitive agreement for plant construction. Our estimated cost of construction of the plant is subject to increase in certain circumstances according to our letter of intent. These increases could be significant. See “Design-Build Team; Letter of Intent with Fagen, Inc.” Neither Fagen, Inc., or ICM, Inc., is an affiliate of ours.
     Land cost and site development. We expect the land, including site improvements, dirt work, hard surface roads on our site, site utilities and permitting costs to cost approximately $10,468,250.

     Fire Protection and water supply. We anticipate spending $6,495,000 to equip the plant with adequate fire protection and water supply.
     Administration Building, Furnishings, Office and Computer Equipment. We anticipate spending approximately $500,000 to build our administration building on the plant site. We expect to spend an additional $90,000 on our furniture and other office equipment and $175,000 for our computers, software and network.
     Construction insurance costs. We have budgeted approximately $125,000 for builder’s risk insurance, general liability insurance, workers’ compensation and property insurance. We have not yet determined our actual costs and they may exceed this estimate.
     Construction Contingency. We project approximately $2,228,975 for unanticipated expenditures in connection with the construction of our plant and offset any increases in the cost of construction. We plan to use excess funds for our general working capital.
     Capitalized Interest. This consists of the interest we anticipate incurring during the development and construction period of our project. For purposes of estimating capitalized interest and financing costs, we have assumed senior debt financing of approximately $90,000,000. We determined this amount of debt financing based upon an assumed equity amount of $63,955,000 and seed capital proceeds of $1,425,000. If any of these assumptions changed, we would need to revise the level of term debt accordingly. Loan interest during construction will be capitalized and is estimated to be $1,500,000, based upon senior debt of $90,000,000 and an estimated interest rate of 8%.
     Rail Infrastructure and Rolling Stock. Depending upon the final site chosen, we anticipate the costs of rail improvements to be $2,180,000. We anticipate the need to purchase rolling stock at an estimated cost of $460,000.
     Financing Costs. We anticipate incurring $931,000 of financing costs. Financing costs consist of all costs associated with the procurement of approximately $90,000,000 of debt financing. These costs include bank origination and legal fees, loan processing fees, appraisal and title insurance charges, recording and deed registration tax, our legal and accounting fees associated with the financing and project coordinator fees, if any, associated with securing the financing. Our actual financing costs will vary depending on the amount we borrow.
     Organizational Costs. We have budgeted $1,400,000 for developmental, organizational, legal, accounting and other costs associated with our organization and operation as an entity, including, but not limited to estimated offering expenses of $480,000.
     Pre-production period costs and inventory. We project $14,850,000 of pre-production period costs and inventory. These represent costs of beginning production after the plant construction is finished, but before we begin generating income. These costs include $850,000 of pre-production period expenses, $2,450,000 of initial inventories of corn and other ingredients, our initial $5,550,000 of ethanol and dried distillers grain work in process inventories, $750,000 of spare parts for our process equipment and $5,250,000 of working capital.
INDUSTRY OVERVIEW
     Ethanol is ethyl alcohol, a fuel component made primarily from corn and various other grains, and can be used as: (i) an octane enhancer in fuels; (ii) an oxygenated fuel additive for the purpose of reducing ozone and carbon monoxide vehicle emissions; and (iii) a non-petroleum-based gasoline substitute. According to the Energy Information Administration, a section of the U.S. Department of Energy, approximately 95% of all ethanol is used in its primary form for blending with unleaded gasoline and other fuel products. The implementation of the Federal Clean Air act has made ethanol fuels an important domestic renewable fuel additive. Used as a fuel oxygenate, ethanol provides a means to control carbon monoxide emissions in large metropolitan areas (“Air Quality and Ethanol in Gasoline” by Gary Z. Whitten, Ph.D., available at www.ethanolrfa.org). The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. Oxygenated gasoline is commonly referred to as reformulated gasoline.

     According to the Renewable Fuels Association (RFA), over the past twenty years the United States fuel ethanol industry has grown from almost nothing to an estimated current annual production capacity of 4.8 billion gallons of ethanol production per year. As of June 2006, plans to construct new ethanol plants or expand existing plants have been announced which would increase capacity by approximately 1.97 billion gallons per year. There are currently over 101 ethanol production facilities producing ethanol throughout the United States. Most of these facilities are based in the Midwest because of the nearby access to the corn and grain feedstock necessary to produce ethanol.
General Ethanol Demand and Supply
Demand for Ethanol
     According to the RFA, the annual demand for fuel ethanol in the United States reached a new high in 2005 of 3.57 billion gallons per year. In its report titled, “Ethanol Industry Outlook 2006,” the Renewable Fuels Association anticipates demand for ethanol to remain strong as a result of the national renewable fuels standard contained in the Energy Policy Act of 2005, rising gasoline and oil prices and increased state legislation banning the use of MTBE or requiring the use of renewable fuels. The RFA also notes that interest in E85, a blend of 85% ethanol and 15% gasoline, has been invigorated due to continued efforts to stretch U.S. gasoline supplies (“From Niche to Nation, Ethanol Industry Outlook 2006,” available at www.ethanolrfa.org/resource/outlook/). The RFA also expects that the passage of the Volumetric Ethanol Excise Tax Credit (VEETC) in 2004 will provide the flexibility necessary to expand ethanol blending into higher blends of ethanol such as E85, E diesel and fuel cell markets.
     The RFS (Renewable Fuel Standard) will begin at 4 billion gallons in 2006, increasing to 7.5 billion gallons by 2012. The RFS is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. According to the RFA, the bill is expected to lead to about $6 billion in new investment in ethanol plants across the country. An increase in the number of new plants will bring an increase in the supply of ethanol. Thus, while this bill may cause ethanol prices to increase in the short term due to additional demand, future supply could outweigh the demand for ethanol. This would have a negative impact on our earnings. Alternatively, since the RFS begins at 4 billion gallons in 2006 and national production is expected to exceed this amount, there could be a short-term oversupply until the RFS requirements exceed national production. This would have an immediate adverse effect on our earnings.
     The following chart illustrates the RFS program adopted by the Energy Policy Act of 2005.

Source: American Coalition for Ethanol (ACE)
     While we believe that the nationally mandated usage of renewable fuels is currently driving demand, management believes that an increase in voluntary usage will be necessary for the industry to continue its growth trend. Our management expects that voluntary usage by blenders will occur only if the price of ethanol makes increased blending economical. In addition, we believe that heightened consumer awareness and consumer demand for ethanol-blended gasoline may play an important role in growing overall ethanol demand and voluntary usage by blenders. If blenders do not voluntarily increase the amount of ethanol blended into gasoline and consumer awareness does not increase, it is possible that additional ethanol supply will outpace demand and depress ethanol prices.
Ethanol Supplies
     According to the Renewable Fuels Association (RFA), the supply of domestically produced ethanol is at an all-time high. In 2005, 95 ethanol plants located in 19 states annually produced a record 4 billion gallons according to the RFA’s website; an approximately 17% increase from 2004 and nearly 1.5 times the ethanol produced in 2000. As of June 2006, there were 101 ethanol production facilities operating in 21 states with a combined annual production capacity of more than 4.8 billion gallons, with an additional 32 new plants and six expansions under construction expected to add an additional estimated 1.79 billion gallons of annual production capacity.
     Illinois has the second largest ethanol production capacity in the country, based on the latest production figures from the Renewable Fuels Association and the Nebraska Energy Office. As of June 2006, Illinois has the capacity to produce 1,262 million gallons of ethanol, which is approximately 18.8% of the nation’s capacity of 6.7 billion gallons. Iowa has the largest production capacity (approximately 1,371 million gallons or 20.4% of the nation’s total), and Georgia has the smallest production capacity (0.4 million gallons).

Ethanol Production Capacity Ranked by State
(Largest to Smallest Production Capacity as of June 2006)

			Under
Rank	State	Online	Expansion/Construction	Total
1	Iowa	1,041.5	330.0	1,371.5
2	Illinois	1,155.0	107.0	1,262.0
3	Nebraska	567.5	504.0	1,071.5
4	South Dakota	475.0	128.0	603.0
5	Minnesota	535.6	58.0	593.6
6	Indiana	102.0	290.0	392.0
7	Kansas	191.5	95.0	286.5
8	Wisconsin	188.0	40.0	228.0
9	Michigan	50.0	157.0	207.0
10	Missouri	110.0	45.0	155.0
11	North Dakota	38.5	100.0	138.5
12	Colorado	83.5	1.5	85.0
13	California	34.0	35.0	69.0
14	Tennessee	67.0		67.0
15	Arizona		55.0	55.0
16	Kentucky	38.4		38.4
17	New Mexico	30.0		30.0
18	Texas		30.0	30.0
19	Wyoming	5.0		5.0
20	Ohio	3.0		3.0
21	Georgia	0.4		0.4
Total U.S. Production
Capacity		4,715.9	1,975.5	6691.4
Sources: Renewable Fuels Association, http://www.ethanolrfa.org/industry/locations/ (last updated: June 1, 2006); Ethanol Producer Magazine, http://www.ethanolproducer.com/plant-list.jsp?country=USA.
     Ethanol supply is also affected by ethanol produced or processed in certain countries in Central America and the Caribbean region. Ethanol produced in these countries is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative (CBI). Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol. The International Trade Commission announced the 2006 CBI import quota of 268.1 million gallons of ethanol. In the past, legislation has been introduced in the Senate that would limit the transshipment of ethanol through the CBI. It is possible that similar legislation will be introduced this year, however, there is no assurance or guarantee that such legislation will be introduced or that it will be successfully passed.
Federal Ethanol Supports
     The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. The most recent ethanol supports are contained in the Energy Policy Act of 2005. Most notably, the Energy Policy Act of 2005 creates a 7.5 billion gallon Renewable Fuels Standard (RFS). The RFS requires refiners to use 4 billion gallons of renewable fuels in 2006, increasing to 7.5 billion gallons by 2012. See “INDUSTRY OVERVIEW — General Ethanol Demand and Supply, Demand for Ethanol.”
     On December 30, 2005, the Environmental Protection Agency published an “interim rule” in the Federal Register imposing a 2.78% default provision (equating to 4 billion gallons of renewable fuel) of the RFS. The interim rule was prepared as a Direct Final Rule, meaning it became effective upon publication due to the absence of compelling negative comments filed within 30 days. The Direct Final Rule applies a collective compliance approach, meaning no refiner individually has to meet the standard, but that the industry as a whole will have to blend at least 2.78% renewable fuels into gasoline this year. Any shortfall in meeting this requirement would be added to the 4.7 billion gallon RFS requirement in 2007. There are no other consequences for failure to collectively meet the 2006 standard. Although there is not a requirement for individual parties to demonstrate compliance in 2006, the EPA found that increases in ethanol production and projections for future demand indicate that the 2006 volume is likely to be met and that more than 4 billion gallons of ethanol and biodiesel will be blended this year. An EPA brief explaining its action can be viewed at www.epa.gov/otaq/renwewablefuels/. The Direct Final Rule is only expected to apply in 2006. The EPA expects to promulgate more comprehensive regulations by August 8, 2006, but the interim rules and collective compliance approach are expected to apply for the entire 2006 calendar year. In 2007 and subsequent years, the EPA expects to specifically identify liable parties, determine the applicable RFS, and develop a credit trading program. Further, the standards for compliance, record-keeping and reporting are expected to be clarified.
     Historically, ethanol sales have also been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. The two major oxygenates added to reformulated gasoline pursuant to these programs are MTBE and ethanol, however MTBE has caused groundwater contamination and has been banned from use by many states. Although the Energy Policy Act of 2005 did not impose a national ban of MTBE, its failure to include liability protection for manufacturers of MTBE is expected to result in refiners and blenders using ethanol as an oxygenate rather than MTBE to satisfy the reformulated gasoline oxygenate requirement. While this may create increased demand in the short-term, we do not expect this to have a long term impact on the demand for ethanol as the Act repeals the Clean Air Act’s 2% oxygenate requirement for reformulated gasoline. However, the Act did not repeal the 2.7% oxygenate requirement for carbon monoxide nonattainment areas which are required to use oxygenated fuels in the winter months. While we expect ethanol to be the oxygenate of choice in these areas, there is no assurance that ethanol will in fact be used.
     The recent voluntary shift away from MTBE to ethanol has put increased focus on America’s ethanol and gasoline supplies. By removing the oxygenate requirements mandated by the Clean Air Act, the Energy Policy Act of 2005 effectively eliminated RFG requirements; however, federal air quality laws in some areas of the country still require the use of RFG. As petroleum blenders now phase away from MTBE due to environmental liability concerns, the demand for ethanol as an oxygenate could increase. However, on April 25, 2006, President Bush announced that he has asked EPA Administrator Stephen Johnson to grant temporary reformulated gas waivers to areas that need them to relieve critical fuel supply shortages. Such waivers may result in temporary decreases in demand for ethanol in some regions, driving down the price of ethanol. Furthermore, legislation was recently introduced in the Senate and House that would strike the $0.54 secondary tariff on imported ethanol due to concerns that the recent spikes in retail gasoline prices are a result of ethanol supplies. These concerns may be misguided when one considers that the Energy Information Administration (EIA) estimates that 130,000 barrels per day of ethanol will be needed to replace the volume of MTBE refiners have chosen to remove from the gasoline pool, and the most recent EIA report shows that U.S. ethanol production has soared to 302,000 barrels per day in February, which would be enough ethanol to meet the new MTBE replacement demand while continuing to supply existing markets. Nevertheless, if the legislation is passed, the price of ethanol may decrease, negatively affecting our future earnings.
     The government’s regulation of the environment changes constantly. It is possible that more stringent federal or state environmental rules or regulations could be adopted, which could increase our operating costs and expenses. It also is possible that federal or state environmental rules or regulations could be adopted that could have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding ethanol’s use due to currently unknown effects on the environment could have an adverse effect on the ethanol industry. Furthermore, plant operations likely will be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions effecting our operations, cash flows and financial performance.

     The use of ethanol as an alternative fuel source has been aided by federal tax policy. On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (VEETC) and amended the federal excise tax structure effective as of January 1, 2005. Prior to VEETC, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the ethanol excise tax exemption has been eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This is expected to add approximately $1.4 billion to the highway trust fund revenue annually. In place of the exemption, the bill creates a new volumetric ethanol excise tax credit of 5.1 cents per gallon of ethanol blended at 10%. Refiners and gasoline blenders apply for this credit on the same tax form as before only it is a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol since it makes the tax credit available on all ethanol blended with all gasoline, diesel and ethyl tertiary butyl ether (ETBE), including ethanol in E85 and the E-20 in Minnesota. The VEETC is scheduled to expire on December 31, 2010.
     The Energy Policy Act of 2005 expands who qualifies for the small ethanol producer tax credit. Historically, small ethanol producers were allowed a 10-cents per gallon production income tax credit on up to 15 million gallons of production annually. The size of the plant eligible for the tax credit was limited to 30 million gallons. Under the Energy Policy Act of 2005 the size limitation on the production capacity for small ethanol producers increases from 30 million to 60 million gallons. The credit can be taken on the first 15 million gallons of production. The tax credit is capped at $1.5 million per year per producer. We anticipate that our annual production will exceed production limits of 60 million gallons a year and that we will be ineligible for the credit.
     In addition, the Energy Policy Act of 2005 creates a new tax credit that permits taxpayers to claim a 30% credit (up to $30,000) for the cost of installing clean-fuel vehicle refueling equipment, such as an E85 fuel pump, to be used in a trade or business of the taxpayer or installed at the principal residence of the taxpayer. Under the provision, clean fuels are any fuel of at least 85% of the volume of which consists of ethanol, natural gas, compressed natural gas, liquefied natural gas, liquefied petroleum gas, and hydrogen and any mixture of diesel fuel and biodiesel containing at least 20% biodiesel. The provision is effective for equipment placed in service January 9, 2007 and before January 1, 2010. While it is unclear how this credit will affect the demand for ethanol in the short term, we expect it will help raise consumer awareness of alternative sources of fuel and could positively impact future demand for ethanol.
     The ethanol industry and our business depend upon continuation of the federal ethanol supports discussed above. These incentives have supported a market for ethanol that might disappear without the incentives. Alternatively, the incentives may be continued at lower levels than at which they currently exist. The elimination or reduction of such federal ethanol supports would make it more costly for us to sell our ethanol and would likely reduce our net income and the value of your investment.
Our Primary Competition
     We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our plant will compete with other ethanol producers on the basis of price, and to a lesser extent, delivery service. We believe that we can compete favorably with other ethanol producers, due to our expected rail access and anticipated grain supplies at favorable prices. However, we believe that we can compete favorably with other ethanol producers due to the following factors:
•	rail access facilitating use of unit trains with large volume carrying capacity;

•	access to a skilled workforce;

•	the modern plant design will help us to operate more efficiently than older plants; and

•	the use of a state-of-the-art process control system to provide product consistency.
     According to the Renewable Fuels Association, there are 101 ethanol production facilities operating in the United States with the capacity to produce over 4.8 billion gallons of ethanol annually and there are 32 ethanol refineries and six expansions under construction which if completed will result in additional annual capacity of nearly 1.79 billion gallons. The largest ethanol producers include Abengoa Bioenergy Corp., Archer Daniels

     Midland (ADM), Aventine Renewable Energy, Inc., Cargill, Inc., New Energy Corp. and VeraSun Energy Corporation, all of which are capable of producing more ethanol than we expect to produce. In 2005, ADM announced that it intends to increase its ethanol production capacity by 500 million gallons through the construction of two new dry corn milling facilities. According to ADM’s news release, the facilities will be located adjacent to ADM’s existing ethanol plants. ADM is currently the largest ethanol producer in the United States and controls a significant portion of the ethanol market. ADM’s plan to produce an additional 500 million gallons of ethanol per year will strengthen its position in the ethanol industry and cause a significant increase in domestic ethanol supply. In addition, there are also several regional entities recently formed, or in the process of formation, of similar size and with similar resources to ours.
     The following table identifies most of the producers in the United States along with their production capacities.
U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Abengoa Bioenergy Corp.	York, NE	Corn/milo	55
	Colwich, KS		25
	Portales, NM		30
	Ravenna, NE			88
ACE Ethanol, LLC	Stanley, WI	Corn	39
Adkins Energy, LLC*	Lena, IL	Corn	40
Advanced Bioenergy	Fairmont, NE	Corn		100
AGP*	Hastings, NE	Corn	52
Agra Resources Coop. d.b.a. EXOL*	Albert Lea, MN	Corn	40	8
Agri-Energy, LLC*	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel*	Claremont, MN	Corn	35
Amaizing Energy, LLC*	Denison, IA	Corn	40
Archer Daniels Midland	Decatur, IL	Corn	1,070
	Cedar Rapids, IA	Corn
	Clinton, IA	Corn
	Columbus, NE	Corn
	Marshall, MN	Corn
	Peoria, IL	Corn
	Wallhalla, ND	Corn/barley
ASAlliances Biofuels, LLC	Albion, NE	Corn		100
	Linden, IN	Corn		100
Aventine Renewable Energy, LLC	Pekin, IL	Corn	100	57
	Aurora, NE	Corn	50
Badger State Ethanol, LLC*	Monroe, WI	Corn	48
Big River Resources, LLC*	West Burlington, IA	Corn	40
Blue Flint Ethanol	Underwood, ND	Corn		50

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Broin Enterprises, Inc.	Scotland, SD	Corn	9
Bushmills Ethanol, Inc.*	Atwater, MN	Corn	40
Cargill, Inc.	Blair, NE	Corn	85
	Eddyville, IA	Corn	35
Central Indiana Ethanol, LLC	Marion, IN	Corn		40
Central MN Ethanol Coop*	Little Falls, MN	Corn	21.5
Central Wisconsin Alcohol	Plover, WI	Seed corn	4
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.*	Benson, MN	Corn	45
Commonwealth Agri-Energy, LLC*	Hopkinsville, KY	Corn	33
Conestoga Energy Partners	Garden City, KS	Corn/milo		55
Corn, LP*	Goldfield, IA	Corn	50
Cornhusker Energy Lexington, LLC	Lexington, NE	Corn		40
Corn Plus, LLP*	Winnebago, MN	Corn	44
Dakota Ethanol, LLC*	Wentworth, SD	Corn	50
DENCO, LLC*	Morris, MN	Corn	21.5
E3 Biofuels	Mead, NE	Corn		24
East Kansas Agri-Energy, LLC*	Garnett, KS	Corn	35
ESE Alcohol Inc.	Leoti, KS	Seed corn	1.5
Ethanol2000, LLP*	Bingham Lake, MN	Corn	32
Frontier Ethanol, LLC	Gowrie, IA	Corn	60
Front Range Energy, LLC	Windsor, CO	Corn	40
Glacial Lakes Energy, LLC*	Watertown, SD	Corn	50
Global Ethanol/Midwest Grain Processors	Riga, MI	Corn		57
Golden Cheese Company of California*	Corona, CA	Cheese whey	5
Golden Grain Energy, LLC*	Mason City, IA	Corn	40
Golden Triangle Energy, LLC*	Craig, MO	Corn	20
Grain Processing Corp.	Muscatine, IA	Corn	20
Granite Falls Energy, LLC	Granite Falls, MN	Corn	45
Great Plains Ethanol, LLC*	Chancellor, SD	Corn	50
Green Plains Renewable Energy	Shenandoah, IA	Corn		50
Hawkeye Renewables, LLC	Iowa Falls, IA	Corn	100
	Fairbank, IA	Corn	100
Heartland Corn Products*	Winthrop, MN	Corn	36
Heartland Grain Fuels, LP*	Aberdeen, SD	Corn	9
	Huron, SD	Corn	12	18
Heron Lake BioEnergy, LLC	Heron Lake, MN	Corn		50
Horizon Ethanol, LLC	Jewell, IA	Corn	60
Husker Ag, LLC*	Plainview, NE	Corn	26.5
Illinois River Energy, LLC	Rochelle, IL	Corn		50
Iowa Ethanol, LLC*	Hanlontown, IA	Corn	50
Iroquois Bio-Energy Company, LLC	Rensselaer, IN	Corn		40

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
James Valley Ethanol, LLC	Groton, SD	Corn	50
KAAPA Ethanol, LLC*	Minden, NE	Corn	40
Land O’ Lakes*	Melrose, MN	Cheese whey	2.6
Lincolnland Agri-Energy, LLC*	Palestine, IL	Corn	48
Lincolnway Energy, LLC*	Nevada, IA	Corn	50
Liquid Resources of Ohio	Medina, OH	Waste Beverage	3
Little Sioux Corn Processors, LP*	Marcus, IA	Corn	52
Merrick/Coors	Golden, CO	Waste beer	1.5	1.5
MGP Ingredients, Inc.	Pekin, IL	Corn/wheat starch	78
	Atchison, KS
Michigan Ethanol, LLC	Caro, MI	Corn	50
Mid America Agri Products/Wheatland	Madrid, NE	Corn		44
Mid-Missouri Energy, Inc.*	Malta Bend, MO	Corn	45
Midwest Renewable Energy, LLC	Sutherland, NE	Corn	22	3
Minnesota Energy*	Buffalo Lake, MN	Corn	18
Missouri Ethanol	Laddonia, MO	Corn		45
New Energy Corp.	South Bend, IN	Corn	102
North Country Ethanol, LLC*	Rosholt, SD	Corn	20
Northeast Missouri Grain, LLC*	Macon, MO	Corn	45
Northern Lights Ethanol, LLC*	Big Stone City, SD	Corn	50
Northstar Ethanol, LLC	Lake Crystal, MN	Corn	52
Otter Creek Ethanol, LLC*	Ashton, IA	Corn	55
Pacific Ethanol	Madera, CA	Corn		35
Panhandle Energies of Dumas, LP	Dumas, TX	Corn/Grain Sorghum		30
Parallel Products	Louisville, KY	Beverage waste	5.4
	R. Cucamonga, CA
Permeate Refining	Hopkinton, IA	Sugars & starches	1.5
Phoenix Biofuels	Goshen, CA	Corn	25
Pinal Energy, LLC	Maricopa, AZ	Corn		55
Pine Lake Corn Processors, LLC*	Steamboat Rock, IA	Corn	20
Pinnacle Ethanol, LLC	Corning, IA	Corn		60
Platte Valley Fuel Ethanol, LLC	Central City, NE	Corn	40
Prairie Ethanol, LLC	Loomis, SD	Corn		60
Prairie Horizon Agri-Energy, LLC	Phillipsburg, KS	Corn		40
Pro-Corn, LLC*	Preston, MN	Corn	42
Quad-County Corn Processors*	Galva, IA	Corn	27
Red Trail Energy, LLC	Richardton, ND	Corn		50
Redfield Energy, LLC	Redfield, SD	Corn		50
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop*	Sioux Center, IA	Corn	25	10

				Under
			Current	Construction/
			Capacity	Expansions
Company	Location	Feedstock	(mmgy)	(mmgy)
Siouxland Ethanol, LLC	Jackson, NE	Corn		50
Sioux River Ethanol, LLC*	Hudson, SD	Corn	55
Sterling Ethanol, LLC	Sterling, CO	Corn	42
Tall Corn Ethanol, LLC*	Coon Rapids, IA	Corn	49
Tate & Lyle	Loudon, TN	Corn	67
The Andersons Albion Ethanol LLC	Albion, MI	Corn		55
The Anderson Clymers Ethanol, LLC	Clymers, IN	Corn		110
Trenton Agri Products, LLC	Trenton, NE	Corn	35	10
United WI Grain Producers, LLC*	Friesland, WI	Corn	49
US BioEnergy Corp.	Albert City, IA	Corn		100
	Lake Odessa, MI	Corn		45
U.S. Energy Partners, LLC	Russell, KS	Milo/wheat starch	48
Utica Energy, LLC	Oshkosh, WI	Corn	48
Val-E Ethanol, LLC	Ord, NE	Corn		45
VeraSun Energy Corporation	Aurora, SD	Corn	230	110
	Ft. Dodge, IA	Corn
	Charles City, IA	Corn
Voyager Ethanol, LLC*	Emmetsburg, IA	Corn	52
Western Plains Energy, LLC*	Campus, KS	Corn	45
Western Wisconsin Renewable Energy, LLC*	Boyceville, WI	Corn		40
Wind Gap Farms	Baconton, GA	Brewery waste	0.4
Wyoming Ethanol	Torrington, WY	Corn	5
Xethanol BioFuels, LLC	Blairstown, IA	Corn	5
Total Current Capacity at 101 ethanol biorefineries			4797.9
Total Under Construction (32)/Expansions (6)				1972.5
Total Capacity			6770.4

*	farmer-owned Source: Renewable Fuels Association, http://www.ethanolrfa.org/industry/locations/, last updated: June 1, 2006.
     According to the above chart from the Renewable Fuels Association (RFA), Illinois currently has six operational ethanol plants producing an aggregate of approximately 1,155 million gallons of ethanol per year. One of those plants, Aventine Renewable Energy Inc., recently announced its plans to expand the production capacity at its ethanol plant in Pekin, Illinois by 57 million gallon per year to 157 million gallons per year. The following map shows the location of most of the ethanol plants operating in our region.

Source: American Coalition for Ethanol
     In addition, the RFA has identified at least one additional plant, Illinois River Energy, LLC, which is under construction. The plant will be located near Rochelle, Illinois and would add an additional 50 million gallons of annual capacity. We also expect that there are more entities that have been recently formed or in the process of formation that will begin construction on Illinois plants and become operational in the future. However, there is often little information available to the public regarding ethanol projects that are in the earlier stages of planning and development; therefore, it is difficult to estimate the total number of potential ethanol projects within our region.

Competition from Alternative Fuel Additives
     Alternative fuels and ethanol production methods are continually under development by ethanol and oil companies with far greater resources. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. New ethanol products or methods of ethanol production developed by larger and better-financed competitors could provide them competitive advantages and harm our business.
DESCRIPTION OF BUSINESS
     We are an Illinois limited liability company. We were formed as an Illinois limited liability company on November 28, 2005, for the purpose of constructing and operating a plant to produce ethanol and distillers grains in Ford County, Illinois near Gibson City. Based upon engineering specifications from Fagen, Inc., we expect the ethanol plant to annually process approximately 36 million bushels of corn per year into approximately 100-million gallons of denatured fuel grade ethanol, 321,000 tons of dried distillers grains with solubles and 220,500 tons of raw carbon dioxide gas.
     The following diagram from Fagen, Inc. depicts the plant we anticipate building:
Source: Fagen, Inc.

Primary Product — Ethanol
          Ethanol is an alcohol produced by the fermentation of sugars found in grains and other biomass. Ethanol can be burned in engines just like gasoline and can be blended with gasoline as an oxygenate to decrease harmful emissions and meet clean air standards. Unlike gasoline, which is made by distilling crude oil, ethanol can be produced from a number of different types of grains, such as wheat and milo, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, according to the Renewable Fuels Association, approximately 85% of ethanol in the United States today is produced from corn, and approximately 90% of ethanol is produced from a corn and other input mix. Corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. The U.S. Department of Energy estimated domestic ethanol production at approximately 4.4 billion gallons in 2005, and estimates it to approach 5.0 billion gallons in 2006.
          While the ethanol we intend to produce is the same alcohol used in beverage alcohol, it must meet fuel grade standards before it can be sold. Ethanol that is to be used as a fuel is denatured by adding a small amount of gasoline to it in order to make it unfit for drinking. We anticipate entering into an agreement with a company to market our ethanol, however, we have not yet negotiated or discussed the terms of an ethanol marketing agreement with any ethanol marketing company.
          We anticipate that our business will be that of the production and marketing of ethanol and distillers dried grains. We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the plant, or if we are not able to market ethanol and its by-products.
Description of Dry Mill Process
          Our plant will produce ethanol by processing corn. Changing corn to ethanol by fermentation takes many steps. The corn will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to storage bins. Thereafter, it will be converted to a scalper to remove rocks and debris. Starch in the corn must be broken down into simple sugars before fermentation that produces alcohol (ethanol) can occur. This is achieved by grinding the corn in a hammermill into a mash and conveying the mash into a slurry tank for enzymatic processing. Then, water, heat and enzymes are added to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefaction tank where additional enzymes are added. Next, the grain slurry is pumped into fermenters, where yeast is added, to begin a batch fermentation process. Yeast is a single-celled fungus that feeds on the sugar and causes the fermentation. As the fungus feeds on the sugar, it produces alcohol (ethanol) and carbon dioxide. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent denaturant, usually gasoline, as it is pumped into storage tanks. The 200 proof alcohol and five percent denaturant constitute ethanol.
          Corn mash from the distillation stripper is pumped into one of several decanter-type centrifuges for dewatering. The water (“thin stillage”) is then pumped from the centrifuges to an evaporator where it is dried into thick syrup. The solids that exit the centrifuge or evaporators (the “wet cake”) are conveyed to the distillers dried grains dryer system. Syrup is added to the wet cake as it enters the dryer, where moisture is removed. The process will produce distillers grains, which is processed corn mash that can be used as animal feed.

     The following chart provided by the Renewable Fuels Association, illustrates the dry mill process:
The Ethanol Production Process
Source: Renewable Fuels Association, www.ethanolrfa.org/resources/model.
          We expect that the ethanol production technology we will use in our plant will be supplied by Fagen, Inc. and/or ICM, Inc. and that they will either own the technology or have obtained any license to utilize the technology that is necessary.
Thermal Oxidizer
          Ethanol plants such as ours may produce odors in the production of ethanol and its primary by-product, distillers dried grains with solubles, which some people may find unpleasant. We intend to eliminate odors by routing dryer emissions through thermal oxidizers. Based upon materials and information from ICM, Inc., we expect thermal oxidation to significantly reduce any unpleasant odors caused by the ethanol and distillers grains manufacturing process. We expect thermal oxidation, which burns emissions, will eliminate a significant amount of the volatile organic carbon compounds in emissions that cause odor in the drying process and allow us to meet the applicable permitting requirements. We also expect this addition to the ethanol plant to reduce the risk of possible nuisance claims and any related negative public reaction against us.
Ethanol Markets
          Ethanol has important applications. Primarily, ethanol can be used as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent on several economic incentives to produce ethanol.
          The principal purchasers of ethanol are generally the wholesale gasoline marketer or blender. The principal markets for our ethanol are petroleum terminals in the continental United States. We expect to use a ethanol marketer to sell our ethanol in both the regional and national markets. We may also attempt to access local markets, but these will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold.
          We intend to serve the regional and national markets by rail. Because ethanol use results in less air pollution than regular gasoline, regional and national markets typically include large cities that are subject to anti-smog measures in either carbon monoxide or ozone non-attainment areas. We expect to reach these markets by delivering ethanol to terminals who then blend the ethanol to E-10 and E85 gasoline and transport the blended gasoline to retail outlets in these markets.
          In addition to rail, we may try to service the regional markets by truck. Occasionally, there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways. Normally, the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to return to the terminal.
Ethanol Pricing
          Ethanol prices have historically tended to track the wholesale gasoline price. The following chart illustrates the historical relationship between the price of crude oil, retail gasoline and ethanol:
          Source: United Bio-Energy, LLC (from January 1995 through June 2005).

          Regional pricing tends to follow national pricing less the freight difference. Ethanol price histories for regional markets for our proposed plant are presented in the following graph:
Source: Hart’s Oxy-Fuel News
          Historic prices may not be indicative of future prices. On March 23, 2005, the Chicago Board of Trade (CBOT) launched the CBOT Denatured Fuel Ethanol futures contract. The new contract is designed to address the growing demand for an effective hedging instrument for domestically produced ethanol. Since we expect to engage a third party marketing firm to sell all of our ethanol we do not expect to directly use the new ethanol futures contract. However, it is possible that any ethanol marketing firm we engage may use the new ethanol futures contracts to manage ethanol price volatility.
By-products
          The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain bypass protein that is superior to other protein supplements such as cottonseed meal and soybean meal. According to a 1986 study by the University of Nebraska reported in “Nebraska Company Extension Study MP51 — Distillers Grains,” bypass proteins are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: distillers wet grains with solubles (“distillers wet grains”), distillers modified wet grains with solubles (“distillers modified wet grains”) and distillers dry grains. Distillers wet grains are processed corn mash that contains approximately 70% moisture and has a shelf life of approximately three days. Therefore, it can be sold only to farms within the immediate vicinity of an ethanol plant. Distillers modified wet grains are distillers wet grains that have been dried to approximately 50% moisture. It has a slightly longer shelf life of approximately three weeks and is often sold to nearby markets. Distillers dried grains are distillers wet grains that have been dried to 10% moisture. Distillers dried grains has an almost indefinite shelf life and may be sold and shipped to any market regardless of its proximity to an ethanol plant.
          The plant is expected to produce approximately 220,500 tons annually of raw carbon dioxide as another by-product of the ethanol production process according to Fagen, Inc.’s engineering specifications. We intend to explore selling our raw carbon dioxide to a third party processor who may build a processing facility next to our ethanol plant. At this time, we do not have any agreements to capture and market our carbon dioxide gas.
Distillers Grains Markets
          According to the University of Minnesota’s DDGS—General Information website, approximately 3,200,000 to 3,500,000 tons of distillers grains are produced annually in North America, approximately 98% of which are produced by ethanol plants. Ethanol plants in South Dakota and Minnesota produce about 25% of this amount. The amount of distillers grains produced is expected to increase significantly as the number of ethanol plants increase.
          The primary consumers of distillers grains are dairy and beef cattle. In recent years, an increasing amount of distillers grains have been used in the swine and poultry markets. Numerous feeding trials show advantages in milk production, growth, rumen health, and palatability over other dairy cattle feeds. With the advancement of research into the feeding rations of poultry and swine, these markets will continue to grow. The following charts illustrate how the distillers’ grain usage has changed among animal species from 2001 to 2004.
          The market for distillers grains is generally confined to locations where freight costs allow it to be competitively priced against other feed ingredients. Distillers grains competes with three other feed formulations: corn gluten feed, dry brewers grain and mill feeds. The primary value of these products as animal feed is their protein content. Dry brewers grain and distillers grains have about the same protein content, and corn gluten feed and mill feeds have slightly lower protein contents.
          As with ethanol, the distillers grains markets are both regional and national. These national markets are just emerging, primarily in the southeast and southwest United States where significant dairy and poultry operations are located. In addition, there is the possibility of some local marketing. Local markets are very limited and highly competitive for the use of distillers grains. The following chart shows distillers grains production comparative to the potential regional market for distillers grains:

Source: University of Minnesota DDGS Web site: http://www.ddgs.umn.edu/ppt-industry/2005-Markham-%20AgOutlookForum.pps; Pro Exporter Network
          Although local markets will be the easiest to service, they may be oversold, which would depress distillers grains prices. We plan to engage a company to market our distillers grains locally, regionally and nationally. We have not yet discussed or negotiated the terms of a distillers grains marketing agreement with any distillers grains marketing company.
Distillers Grains Pricing
          Historically, the price of distillers grains has been relatively steady. Various factors affect the price of distillers grains, including, among others, the price of corn, soybean meal and other alternative feed products, and the general supply and demand of domestic and international markets for distillers grains. We believe that unless demand increases, the price of distillers grains may be subject to future downward pressure as the supply of distillers grains increases because of increased ethanol production. As demonstrated in the table below, the price of distillers grains may be subject to downward pressure.

DDG Price spreads vs. Lawrenceburg: IL, + 0 to +5; MN, -5 to -7; NE, +10 to +15. USDA Grain Market News.
Corn Feedstock Supply
          We anticipate that our plant will need approximately 36 million bushels of grain per year for our dry milling process. The corn supply for our plant will be obtained primarily from local markets. Traditionally, corn grown in the area has been fed locally to livestock or exported for feeding or processing. We believe, based on our feasibility study, that in the year 2005, the six county area surrounding the locations we are considering for our plant produced approximately 213 million bushels of corn. We paid PRX Geographic and Holbrook Consulting Services, LLC, $34,700 to prepare our feasibility study. The chart below describes the amount of corn grown in Ford County, Illinois and surrounding counties for 2000 through 2005:

	2005 Corn	2004 Corn	2003 Corn	2002 Corn	2001 Corn
	Production	Production	Production	Production	Production
County	(bushels)	(bushels)	(bushels)	(bushels)	(bushels)
Champaign, IL	47,658,000	52,906,000	51,171,000	39,139,000	41,677,000
DeWitt, IL	17,415,000	18,534,000	18,661,000	13,266,000	15,705,000
Ford, IL	23,273,000	26,380,000	24,191,000	21,120,000	19,885,000
Livingston, IL	44,573,000	53,359,000	48,434,000	40,958,000	41,035,000
McLean, IL	56,897,000	61,772,000	57,985,000	46,690,000	50,181,000
Piatt, IL	23,598,000	25,441,000	23,810,000	16,099,000	20,706,000

Total	213,414,000	238,392,000	224,252,000	177,273,000	189,189,000

Source: USDA National Agriculture Statistics Service,www.nass.usda.gov/Statistics_by_State/Illinois/Publications/County___Estimates/index.asp.
          We will be dependent on the availability and price of corn. The price at which we will purchase corn will depend on prevailing market prices. Although the areas surrounding the locations we are considering for our plant produce a significant amount of corn and we do not anticipate problems sourcing corn, there is no assurance that a shortage will not develop, particularly if there are other ethanol plants competing for corn, an extended drought in the area, or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn in the areas we are considering for the location of the plant. The following table shows the USDA ten-year average price for the Illinois counties surrounding the location we are considering for our plant:

10-Year Average
County	Corn Price ($/Bu.)
Champaign, IL	$2.43
De Witt, IL	$2.43
Ford, IL	$2.43
Livingston, IL	$2.37
Mclean, IL	$2.38
Piatt, IL	$2.44

Total / Avg.	$2.42

          Source: USDA Corn Price History (obtained by ProExporter for Feasibility Study)
          Grain prices are primarily dependent on world feedstuffs supply and demand and on United States and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government’s current and anticipated agricultural policy. We note that historical grain pricing information indicates that the price of grain has fluctuated significantly in the past and may fluctuate significantly in the future. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We, therefore, anticipate that our plant’s profitability will be negatively impacted during periods of high corn prices.
Grain origination and risk management
          We anticipate establishing ongoing business relationships with local farmers and grain elevators to acquire the corn needed for the project. We have no contracts, agreements or understandings with any grain producer in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.

          We expect to hire or contract with a commodities manager to ensure the consistent scheduling of corn deliveries and to establish and fill forward contracts through grain elevators and producers. The commodities manager will utilize forward contracting and hedging strategies, including certain derivative instruments such as futures and option contracts, to manage our commodity risk exposure and optimize finished product pricing on our behalf. We anticipate that most of our grain will be acquired in this manner. Forward contracts allow us to purchase corn for future delivery at fixed prices without using the futures market. The corn futures market allows us to trade in standard units of corn for delivery at specific times in the future. Option contracts consist of call options (options to purchase a fixed amount of a commodity) and put options (options to sell a fixed amount of a commodity). We expect to use a combination of these derivative instruments in our hedging strategies to help guard against corn price volatility. Hedging means protecting the price at which we buy corn and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities will depend on, among other things, the cost of corn and our ability to sell enough ethanol and distillers grains to use all of the corn subject to futures and option contracts we have purchased as part of our hedging strategy. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities themselves can result in costs because price movements in corn contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.
Project Location and Proximity to Markets
          Our business office is currently located at 1306 West 8th Street, Gibson City, Illinois 60936. Alliance Grain Co. is providing this space to us at no cost. We have no written agreement for the use of this space. The potential cost for rental of this space is not significant
          We have secured three options for the construction of our plant totaling approximately 83 acres in Ford County, Illinois near Gibson City. We have also secured a fourth option for an alternative site in Champaign County, Illinois. We reserve the right, in the sole discretion of our board of directors, to select the location for the plant.
          On February 28, 2006, we executed a real estate option agreement with Edward E. Tucker and Cynthia J. Tucker, granting us an option to purchase approximately 10 acres of land in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $10,000 per acre. This option expires on February 27, 2007. On April 17, 2006, we executed an option agreement with Lisa Foster granting us the option to purchase approximately 34 acres of land in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $12,000 per acre if the option is exercised during the first 9 months of the option period and $14,000 per acre if the option is exercised during the final 3 months of the option period. This option expires on April 17, 2007. On April 18, 2006, we executed an option agreement with the City of Gibson, Illinois, granting us an option to purchase approximately 35 acres of property in Ford County, Illinois. Under the terms of the option agreement, we paid $10,000 and have the option to purchase the land for $6,400 per acre. This option expires on April 18, 2007.
          On March 13, 2006, we executed a real estate option agreement with Don Maxwell granting us an option to purchase 81 acres of land in Champaign County, Illinois to be used as an alternate site. Under the terms of the option agreement, we paid $7,000 for the option and have the option to purchase the land for $18,500 per acre. This option expires on March 13, 2007.
          On March 28, 2006, we entered into a service agreement with RTP Environmental Engineering Associates, Inc., of New York, to provide environmental consulting to us for any prospective sites. Under the terms of the agreement, we will pay RTP Environmental Engineering Associates, Inc. on an hourly basis for services rendered. However, there can be no assurance that we will not encounter environmental hazardous conditions such as groundwater or other subsurface contamination at the plant site. We are relying on Fagen, Inc. to assist us in determining the adequacy of the site for construction of the ethanol plant. We may encounter environmental hazardous conditions at the chosen site that may delay the construction of the ethanol plant. We do not expect that Fagen, Inc. will be responsible for any environmental hazardous conditions encountered at the site. Upon encountering an environmental hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of an environmental hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of an environmental hazardous condition will likely delay construction of the ethanol plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price if it has been adversely affected by the environmental hazardous condition. If we encounter any environmental hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on our operations, cash flows and financial performance.
Transportation and delivery
          We anticipate our plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We believe rail is considerably more cost effective than truck transportation to the more distant markets. The railways and highways we will use will be dependent on our choice of location to build our plant. At this time, we do not have any contracts in place with any railway.
Utilities
     The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations. We plan to enter into agreements with local electric and water utilities to provide our needed energy and water. In addition, we are in negotiations with suppliers to purchase the natural gas needed for the plant. There can be no assurance that those utilities and companies will be able to reliably supply the natural gas, electricity, and water that we need.
     If there is an interruption in the supply of energy or water for any reason, such as supply, delivery, or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, it may have a material adverse effect on our operations, cash flows, and financial performance.
          We have engaged U.S. Energy Services, Inc. to assist us in negotiating our utilities contracts and provide us with on-going energy management services. U.S. Energy manages the procurement and delivery of energy to their clients’ locations. U.S. Energy Services is an independent, employee-owned company, with their main office in Minneapolis, Minnesota and branch offices in Kansas City, Kansas and Omaha, Nebraska. U.S. Energy Services manages energy costs through obtaining, organizing and tracking cost information. Their major services include supply management, price risk management and plant site development. Their goal is to develop, implement, and maintain a dynamic strategic plan to manage and reduce their clients’ energy costs. A large percentage of U.S. Energy Services’ clients are ethanol plants and other renewable energy plants. We will pay U.S. Energy Services, Inc. a fee of $3,500 per month plus pre-approved travel expenses for its services up until plant operations. The agreement will continue until 12 months after the plant is complete. The agreement shall be month-to-month after the initial term. There can be no assurance that any utility provider that we contract with will be able to reliably supply the gas and electricity that we need.
Natural Gas
          In order to operate a 100-million gallon ethanol plant, we will require 9,000 MMBTU of natural gas per day. The plant will produce process steam from its own boiler system and dry the distillers dried grains by-product via a direct gas-fired dryer. The price we will pay for natural gas has not yet been determined. Recently, natural gas prices increased sharply as Hurricane Katrina devastated operations and impacted infrastructure on the Gulf Coast. According to the Energy Information Administration, the Chicago, Illinois spot price for natural gas was $6.47 per thousand cubic feet on June 21, 2006. This may give an indication of natural gas prices that we will incur; however, the price of natural gas is volatile and there is no assurance that the price of natural gas will not rise significantly.
          One Earth Energy plans to tap into Natural Gas Pipeline Company of America’s (NGP) natural gas pipeline located seven miles away from the proposed site of our plant. Our total project cost of $155,500,000 includes the estimated $3,100,000 cost to access this pipeline.

Source: Energy Information Administration, http://tonto.eia.doe.gov/oog/info/ngw/ngupdate.asp.
     There is still considerable uncertainty as to the extent of infrastructure damage and the ultimate amount of lost production from Hurricane Katrina. Therefore, we are uncertain as to how Hurricane Katrina will impact long term natural gas prices.
Electricity
          Based on engineering specifications, we anticipate the proposed plant will require approximately 9.5 mw of electricity at peak demand. We have not yet negotiated, reviewed or executed any agreement with a power company to provide electricity to our site. The price at which we will be able to purchase electric services has not yet been determined.
Water
          We will require a significant supply of water. Engineering specifications show our plant water requirements to be approximately 1,200 to 1,300 gallons per minute depending upon the site we select and the quality of water. That is approximately 1.8 million gallons per day. Depending upon the site we select, and once we have assessed our water needs and available supply, we expect to drill two to three high capacity production wells. We have engaged Layne-Western to perform high capacity well siting investigation. If we are unable to access sufficient well water supply or unable to drill the wells for any reason, we may utilize nearby surface water or municipal water to meet the plant’s water needs.
          Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is deemed non-contact water because it does not come in contact with the mash, and, therefore, can be regenerated back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the plant design, much of the water can be recycled back into the process, which will minimize the discharge water. This will have the long-term effect of lowering wastewater treatment costs. Many new plants today are zero or near zero effluent facilities. We anticipate our plant design incorporating the ICM/Phoenix Bio-Methanator wastewater treatment process resulting in a zero discharge of plant process water.
Employees
          We presently have no full-employees.
          Prior to completion of the plant construction and commencement of operations, we intend to hire approximately 45 full-time employees. Following completion of the ethanol plant, we expect to have 32 employees in ethanol production operations and 13 in general management and administration.
          The following table represents some of the anticipated positions within the plant and the minimum number of individuals we expect will be full-time personnel:

Position	# Full-Time Personnel
President & Chief Executive Officer	1
Plant Manager/Vice-President of Operations	1
Controller/Bookkeeper	1
Commodity Specialist/Purchasing Manager	1
Team Leaders/Supervisors	4
General Plant Operations Personnel	19
Utilities, Maintenance and Safety Manager	1
Maintenance Manager	1
Maintenance Personnel and Technicians	10
Lab Manager	1
Lab Technician	2
Office Staff	3
TOTAL	45
          The positions, titles, job responsibilities and number allocated to each position may differ when we begin to employ individuals for each position.
          We intend to enter into written confidentiality and assignment agreements with our officers and employees. Among other things, these agreements will require such officers and employees to keep all proprietary information developed or used by us in the course of our business strictly confidential.
          Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those we have assumed in our project. If we are unsuccessful in this regard, we may not be competitive with other ethanol plants which would have a material adverse affect on our operations, cash flows and financial performance.
Sales and Marketing
          We intend to sell and market the ethanol and distillers grains produced at the plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of an ethanol distributor, but have not yet entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our distillers grains through the use of an ethanol-byproducts marketing firm, but have not yet entered into any agreements regarding the sale of our distillers grains.

          We do not plan to hire or establish a sale organization to market any of the products or by-products we produce. Consequently, we will be extremely dependent on the entities we plan to engage to market each of our products.
Design-Build Team
Fagen, Inc.
          We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed plant. Fagen, Inc. was founded by Ron Fagen, CEO and President, and originally began in 1972 as Fagen-Pulsifer Building, Inc. It became Fagen, Inc. in 1988. Fagen, Inc. has more than 25 years experience in the ethanol industry and been involved in the construction of more ethanol plants than any other company in this industry. Fagen. Inc. employed over 5,000 construction workers last year and employs approximately 120 personnel at its headquarters and two regional offices. Fagen, Inc. has designed and constructed 45 ethanol plants to date. Fagen, Inc. continues to design and construct ethanol plants around the country. Fagen, Inc.’s other construction commitments could cause Fagen, Inc. to run out of sufficient resources to timely construct our plant. This could result in construction delays if Fagen, Inc. is not able to perform according to the timetable we anticipate.
          The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful start-up. Fagen, Inc. is a meaningful project participant because of its desire to facilitate the project’s successful transition from start-up to day-to-day profitable operation.
Letter of intent with Fagen, Inc.
          We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. for the design or construction of our plant. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for design and construction services. We anticipate entering into a definitive agreement with Fagen, Inc. once we have received the minimum amount of funds necessary to break escrow and have received a debt financing commitment sufficient to carry out our business plan. We expect to pay Fagen, Inc. $105,997,000, subject to construction cost index increases, which we have estimated to be $7,949,775 in exchange for the following services:
•	Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the plant;

•	Assisting us with site evaluation and selection;

•	Designing and building the plant; and

•	Assisting us in locating appropriate operational management for the plant.
          Under the terms of the letter of intent, if as of the date we give a notice to proceed to Fagen, Inc., the Construction Cost Index published by Engineering News-Record Magazine (CCI) for the month in which the notice to proceed is given, has increased over the CCI for September 2005, the contract price will be increased by an equal percentage amount. Therefore, we anticipate the cost of our plant could be significantly higher than the $105,997,000 construction price in the letter of intent. We have included in our budget $7,949,775 for construction contingency to help offset any increases in construction costs. However, this allowance may not be sufficient to offset any increased costs that we may face. In addition, the $105,997,000 construction price contained in the letter of intent assumes the use of non-union labor. In the event Fagen is required to employ union labor or compensate labor at prevailing wages, the construction price will be adjusted upwards to include any increased costs associated with such labor or wages. We have not included any additional amount in our budget for the use of union labor.

Phase I and Phase II Engineering Services Agreement with Fagen Engineering, LLC
          Although, we have not yet entered into a design-build agreement with Fagen, Inc., we have executed a phase I and phase II engineering services agreement with Fagen Engineering, LLC for the performance of certain engineering and design work. Fagen Engineering, LLC performs the engineering services for projects constructed by Fagen, Inc. In exchange for the following engineering and design services, we have agreed to pay Fagen Engineering, LLC a fixed fee, which will be credited against the total design-build costs:
•	Phase I design package consisting of the engineering and design of the plant site, including the following drawings:
•	Cover sheet

•	Property layout drawing

•	Grading, drainage and erosion control plan drawing

•	Roadway alignment drawing

•	Culvert cross sections and details

•	Seeding and landscaping
•	Phase II design package consisting of the engineering and design of site work and utilities for the plant, including the following:
•	Cover sheet

•	Property layout drawing

•	Site grading and drainage drawing

•	Roadway alignment

•	Utility layout (fire loop)

•	Utility layout (potable water)

•	Utility layout (well water)

•	Utility layout (sanitary sewer)

•	Utility layout (utility water blowdown)

•	Utility layout (natural gas)

•	Geometric layout

•	Site utility piping tables drawing

•	Tank farm layout drawing

•	Tank farm details drawing

•	Sections and details drawing (if required)

•	Miscellaneous details drawing (if required)
ICM, Inc.
          We have not entered into any legally binding agreements with ICM, Inc. Based on discussions we have had with both Fagen, Inc. and ICM, Inc. and provisions found in our letter of intent with Fagen, Inc., we expect that ICM, Inc. will serve as the principal subcontractor for the plant and to provide the process engineering operations for Fagen, Inc.
          ICM, Inc. is a full-service engineering, manufacturing and merchandising firm based in Colwich, Kansas and founded in 1995 by President and CEO, Dave Vander Griend. ICM, Inc. is expected to provide the process engineering operations for Fagen, Inc. ICM, Inc. has been involved in the research, design and construction of ethanol plants for many years. The principals of ICM, Inc. each have over 20 years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants. ICM employs over 250 engineers, professional and industry experts, craftsmen, welders and painters and full-time field employees that oversee the process. ICM, Inc. has been involved in 60 ethanol plant projects. At least 20 of the projects involved a partnership between ICM, Inc. and Fagen, Inc. Fagen, Inc. and ICM, Inc. could lack the capacity to serve our plant due to the increased number of plants that they are designing and building at any one time. In addition, due to the large number of plants that ICM, Inc. is currently designing, ICM, Inc. may not be able to devote as much time to the advancement of new technology as other firms that have more available personnel resources.
Construction and timetable for completion of the project
          Assuming this offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 14-16 months after ground breaking. This schedule further assumes that two months of detailed design will occur prior to closing and the construction schedule will be followed by two months of commissioning. During the period of commissioning, we expect preliminary testing, training of personnel and start-up of operations at our plant to occur. This schedule also assumes that bad weather, and other factors beyond our control do not upset our timetable as there is no additional time built into our construction schedule for unplanned contingencies. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.
Other Consultants
Mitch Dawson
          On March 23, 2006, we entered into a consulting agreement with Mitch Dawson, of Grimes, Iowa, to provide consulting and advice concerning the development, financing, start-up and construction of the plant. Under the terms of the agreement, we will pay Mr. Dawson a yearly fee of $125,000 for his full-time services, and we will reimburse him for his expenses. Any expense in excess of $100 will have to be approved by our board of directors prior to reimbursement. He will report to the board of directors regularly and will coordinate the following: (1) interview and recommend a National Ethanol & DDGS’ Marketing Firm; (2) U.S. Energy, electric utilities and natural gas company rates; (3) RTP for environmental permits; (4) communication between controller and Board to stay on budget; (5) prepare and participate in equity drive and financial close subject to limitations in our separate agreement and applicable laws concerning broker-dealers; and conduct other project coordinator duties assigned. In addition, Mr. Dawson will provide consulting and advice upon request, such as to coordinate activities and ensure timely completion of tasks with our attorneys, other consultants, design-build firms, accountants, prospective lenders and others. He will not offer or sell our units.
Above Zero Media, LLC
          On May 22, 2006, we entered into an agreement with Above Zero Media, LLC, a North Dakota limited liability company, to provide services as our project consultant. Above Zero’s duties as project consultant will include assisting us in: (1) negotiating contracts with service and product providers; (2) planning our equity marketing effort, including the preparation of written and visual marketing materials and training of our officers and directors; (3) educating local lenders, including the preparation of a “banker’s book” tailored to the project; (4) designing our marketing materials and technical presentation needs; (5) planning local marketing efforts; and (6) placing print and electronic media.
          Pursuant to the agreement, we have paid Above Zero a $15,000 commitment fee. In addition, we will make two payments of $60,000 each to Above Zero for preparation of satisfactory written and visual marketing materials. One $60,000 payment will be due upon receipt of the marketing materials and the second $60,000 payment will be due 30 days later. We will also reimburse Above Zero for expenses, which will not exceed $1,000 for any one week period without our prior approval. We will also compensate Above Zero at a rate of $300 per day for its assistance with equity marketing meetings, but only for days that Above Zero is physically present and on location, and we will never have to pay more than $1,500 for any weekly period. Above Zero will assist us at our first equity marketing meeting at no additional charge. After we have received debt financing, we will pay Above Zero a $15,000 bonus for completion of its services.

Regulatory Permits
          We will be subject to extensive air, water, and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the plant. We have engaged the environmental consulting firm of RTP Environmental Associates, Inc., to coordinate and assist us with obtaining construction and operation permits, and to advise us on general environmental compliance.
          The information below is based in part on information provided by the manufacturers of the equipment and other components used in the construction of the plant. We will also need to obtain various other environmental, construction, and operating permits, as discussed below. Of the permits described below, we must obtain the Air Emission Source Construction Permit and the Storm Water Discharge General Permit No. ILR10 for construction activities prior to starting construction. The remaining permits will be required shortly before or shortly after we begin to operate the plant. If for any reason any of these permits are not granted, construction costs for the plant may increase, or the plant may not be constructed at all. In addition to the state requirements, the United States Environmental Protection Agency (EPA) could impose conditions or other restrictions in the permits that are detrimental to us or which increase permit requirements or the testing protocols and methods necessary to obtain a permit either before, during or after the permitting process. The Illinois Environmental Protection Agency (IEPA) and the EPA could also modify the requirements for obtaining a permit. Any such event would likely have a material adverse impact on our operations, cash flows, and financial performance.
          Even if we receive all required permits from the State of Illinois, we may also be subject to regulatory oversight from the EPA. Currently, the EPA’s statutes and rules do not require us to obtain separate EPA approval in connection with the construction and operation of the proposed plant. Illinois is authorized to enforce the EPA’s federal emissions program. However, the EPA does retain authority to take action if it decides that Illinois is not correctly enforcing its emissions program. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change, and changes can be made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations or new or modified interpretations of those regulations to the detriment of our financial performance.
Air Emission Source Construction and Operating Permits
          Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and baghouses. The types of regulated pollutants that are expected to be emitted from our plant include PM10, CO, NOx, and VOCs. The activities and emissions mean that we are expected to obtain an air emission source construction permit for the facility emissions. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 100-million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V (Clean Air Act Permit Program or CAAPP) air permits. These production limitations will be a part of the air emission source construction permit and Lifetime State Operating Permit. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. Exceeding these production limitations could also require us to pursue a CAAPP air permit. There is also a risk that further analysis prior to construction, a change in design assumptions, or a change in the interpretation of regulations may require us to file for a CAAPP air permit. If we must file to obtain a CAAPP air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought CAAPP air permit. There is also a risk that the IEPA might reject a CAAPP air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain an air pollution construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a CAAPP air permit. There is also a risk that the area in which the plant is situated may be determined to be a nonattainment area for a particular pollutant. In this event, the threshold standards that require a Title V permit may be changed, thus requiring us to file for and obtain a CAAPP air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a CAAPP permit, we would have to install additional air pollution control equipment such as additional or different scrubbers.

Air Pollution Standard
          There are a number of standards which may effect the construction and operation of the plant going forward. The Prevention of Significant Deterioration (PSD) regulation creates more stringent and complicated permit review procedures for construction permits. It is possible but not expected that the plant may exceed applicable PSD levels for NOx, CO, and VOCs.
National Pollutant Discharge Elimination System Permit (Individual NPDES Permit)
          We expect that we will use water to cool our closed circuit systems in the proposed plant. Although the water in the cooling system will be re-circulated to decrease facility water demands, a certain amount of water will be continuously replaced to make-up for evaporation and to maintain a high quality of water in the cooling tower. In addition, there will be occasional blowdown water that will have to be discharged. It is anticipated that the facility will also require a reverse osmosis system and water softeners to provide makeup water for the boiler. Reject water from the reverse osmosis system and water softener regeneration water will also be discharged. Depending on the water quality and atmospheric conditions, approximately 538,000 gallons of water per day could potentially be discharged. We will have to obtain an individual NPDES permit from the IEPA. An individual permit will require that we obtain extensive information on the proposed discharge and that we prepare and file additional engineering information. Also, because the watershed that we will discharge into is identified as a watershed subject to Total Maximum Daily Load limitations, the IEPA may require more expensive pretreatment of water discharges or other limitations on the discharge of this water.
Storm Water Discharge Permit and Storm Water Pollution Prevention Program (General NPDES Permits)
          We expect to obtain coverage under the IEPA’s construction storm water permit (“General Permit No. ILR10”) for construction activities. To comply with permit conditions, we will prepare a Storm Water Pollution Prevention Plan (SWPPP) for the proposed facility. The plan outlines various measures that will be developed for the proposed facility, which outlines various measures that will be implemented during construction to mitigate erosion and minimize storm water pollution. A Notice of Intent to obtain a NPDES Construction Permit No. ILR10 must be filed at least 30 days prior to construction. A separate application for a General NPDES Permit for Storm Water Discharges from Industrial Activities (General Permit No. ILR00) will be required for storm water discharges from the facility during operations. The notice of intent for the General Permit No. ILR00 must be filed 180 days prior to the start of operations. We anticipate that we will be able to obtain a General Permit No. ILR00 storm water discharge permit, but there can be no assurances of this.
New Source Performance Standards
          The plant will be subject to New Source Performance Standards for both the ethanol plant’s distillation processes, and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emissions limits, compliance, and monitoring requirements, and record keeping requirements.
Spill Prevention, Control, and Countermeasures Plan
          Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure (SPCC) plan in accordance with the guidelines contained in 40 CFR § 112. This plan will address oil pollution prevention regulations and must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.
Alcohol and Tobacco Tax and Trade Bureau Requirements
          Before we can begin operations, we will have to comply with applicable Alcohol and Tobacco Tax and Trade Bureau regulations. These regulations require that we first make application for and obtain an alcohol fuel producer’s permit pursuant to 27 CFR § 19.915. The application must include information identifying the principal persons involved in our venture and a statement as to whether any of them have ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked, or suspended.

The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special stamp tax. We are in the process of preparing an application for an alcohol fuel producer’s permit.
Risk Management Plan
          We are currently in the process of determining whether anhydrous ammonia or aqueous ammonia will be used in our production process. Pursuant to § 112(r)(7) of the Clean Air Act, stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan. If we use anhydrous ammonia, we must establish a plan to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions, or other events that may lead to the release of the ammonia into the surrounding area. The same requirement may also be true for denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazardous assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if we use aqueous ammonia, the risk management program will only be needed for the denaturant. In addition, it is likely that we will have to comply with the prevention requirements under OSHA’s Process Safety Management Standard. These requirements are similar to the Risk Management Plan requirements. The Risk Management Plan should be filed before we commence operation.
Environmental Protection Agency
          Even if we receive all Illinois environmental permits for construction and operation of the plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Illinois’ environmental administrators. Illinois or EPA rules and regulations are subject to change, and any such changes may result in greater regulatory burdens.
Nuisance
          Ethanol production has been known to produce an odor to which surrounding residents could object. Ethanol production may also increase dust in the area due to operations and the transportation of grain to the plant and ethanol and distillers dried grains from the plant. Such activities may subject us to nuisance, trespass, or similar claims by employees or property owners or residents in the vicinity of the plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its by-products, we intend to install a thermal oxidizer in the plant. See “DESCRIPTION OF BUSINESS—Thermal Oxidizer” for additional information. Nonetheless, any such claims or increased costs to address complaints may have a material adverse effect on us, our operations, cash flows, and financial performance.
          We are not currently involved in any litigation involving nuisance or any other claims.
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          Our amended and restated operating agreement provides that our initial board of directors will consist of ten class A directors appointed by the class A members. Each class A member shall be entitled to appoint two class A directors. Our class A directors will serve indefinitely at the pleasure of the class A member appointing him or her or until a successor is appointed or until the earlier death, resignation or removal of such class A director. At the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, the class B members will elect class B directors for staggered three year terms. The number of class B directors shall be fixed at a number that is one less than the number of class A directors. If our project suffers delays due to financing or construction, our initial board of directors consisting of only class A directors, could serve for an extended period of time. In that event, you would have no recourse because any amendment to this section of the amended and restated operating agreement would require unanimous approval of the class A membership voting interests and a majority of the class B membership voting interests.
          In addition, the first four class B members accepted by One Earth Energy in this initial public offering whose subscription amount is $3,000,000 or more are entitled to appoint a class B director to the board. However, so long as FEI is a class B member and holds at least 27.89% of the company’s issues and outstanding units, FEI shall have the right to appoint one of the class B directors leaving only three other appointed director positions. Any class B member eligible to appoint a class B director cannot vote in the general election. Appointed directors serve until removed by the member appointing them, so long as such member owns class B units. The amended and restated operating agreement further provides for staggered class B directors, where, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to the first annual or special meeting of the members following substantive completion, the class A directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).
Identification of Directors, Executive Officers and Significant Employees
          The following table shows the directors and officers of One Earth Energy as of the date of this prospectus:

Name	Age	Position	Address
Steve Kelly	49	President	1306 West 8th St Gibson City, IL 60936
Scott Docherty	43	Vice-President	400 East Bodman Bement, IL 61813
Jack Murray	49	Secretary /Treasurer	2607 County Rd 1000E Champaign, IL 61822
Patrick Feeney	55	Director	1474 E Co Rd 1500N Monticello, IL 61856
Bruce Bastert	49	Director	100 W Thomas PO Box 155 Ludlow, IL 60949
Cary Hinton	47	Director	1049 E 100N Road Bement, IL 61813
Robert Landau	69	Director	17415 N 4100E Road Anchor, IL 61720
Roger Miller	53	Director	1 S Calhoun PO Box E Tolono, IL 61880
Patrick Quinlan	50	Director	3571 CR 2000 East Ludlow, IL 60949
Louis Schwing, Jr.	59	Director	1St Main St PO Box 7 Dewey, IL 61855
Business Experience of Governors and Officers
          The following is a brief description of the business experience and background of our officers and governors.
          Steven Kelly, President and Director, Age 49. Mr. Kelly is the General Manager of Alliance Grain Co. and has been since January 1988. Alliance Grain is a locally owned cooperative that has 12 elevators in 11 separate communities. Kelly also serves as General Manager for the Bloomer Shippers Connecting Railroad. The Bloomer

Line Railroad operates 45 miles of track within the Alliance Grain Co. territory. Mr. Kelly has served as a director since our inception.
          Scott Docherty, Vice President and Director, Age 43. Mr. Docherty is the general manager of Topflight Grain Coop and has been since June 2004. Topflight Grain Coop is farmer owned with 17 elevators in 5 counties. Prior to accepting the general manager position, he was a merchandiser for Topflight Grain Coop from 1998 until May 2004. Docherty also serves as a director for United Prairie, LLC which is an agronomy and fertilizer warehouse company owned by Topflight Grain Coop and Grand Prairie Coop of Tolono, IL. Mr. Docherty has served as a director since our inception.
          John Murray, Secretary / Treasurer and Director, Age 49. Mr. Murray runs a farming operation in Champaign, IL and has done so since May of 1978. He also serves as president of the Fisher Farmers Grain and Coal Co, having served on that board for a total of nineteen years. Mr. Murray has served as a director since our inception.
          Patrick Feeney, Director, Age 55. Mr. Feeney and his father manage and operate a 2,000 acre corn and soybean farm in Champaign and Piatt Counties in Illinois and has since 1974. Mr. Feeney also currently serves on the board of directors of Grand Prairie Coop, Inc., a grain company based in Tolono, Illinois. He currently serves on the Piatt County Zoning Board, and is a member of Illinois Corn Growers Association and Illinois Soybean Association. Mr. Feeney as served as a director since our inception.
          Bruce Bastert, Director, Age 49. Mr. Bastert is the general manager of Ludlow Cooperative Elevator in Ludlow, Illinois and has been since March of 2006. Prior to that, he was the general manager of Williamsville Farmers Cooperative Grain from April of 1999 until February of 2006. Mr. Bastert has been a director since April 20, 2006.
          Cary Hinton, Director, Age 47. Mr. Hinton is part of a family farming operation that includes corn, soybeans, and a farrow-to-finish hog operation in Bement, Illinois and has been since 1981. He is currently the Secretary of the Topflight Grain board of directors. Mr. Hinton has been a director since our inception.
          Robert Landau, Director, Age 69. Mr. Landau has been a corn & soybean farmer for the past 44 years in Ford, Livingston, and McLean County. Landau formed a partnership with his wife Shirley and son Rodney in 1986. Robert has been Highway Commissioner for Anchor Township 39 years and continues to serve in that capacity. Landau is a member of the Township Officials of Illinois, ECIHCA Association and McLean County Highway Commissioners Association serving as President for 9 years. At present Landau serves on the Bloomer Shippers Railroad Board and has been President 15 years. Mr. Landau has served as a director since our inception.
          Roger Miller, Director, Age 52. Mr. Miller has served as the general manager of Grand Prairie Coop, Inc since 1993. This agricultural business is a licensed grain dealer and warehouse that handles corn, soybeans and wheat in east central Illinois. Grand Prairie has twelve locations in Champaign and Piatt Counties. Miller has also held the position of President of the Managers Group (Directors) of United Prairie LLC for the past eight years. He is also a Director of the Champaign County Farm Bureau Foundation. Currently he serves as a Trustee of the Pesotum Fire Protection District and is an officer on the Pesotum Volunteer Fire Department. Mr. Miller has been a director since our inception.
          Patrick Quinlan, Director, Age 50. Mr. Quinlan and his wife Joyce operate a cash grain farm in Ludlow, Illinois and have since 1980. He currently serves on the Boards of Ludlow Cooperative Elevator Company, Midwest Grain LLC, and Ludlow Fire Protection District. He currently is the Fire Chief for the Ludlow Fire Department and secretary for Ludlow Coop Elevator board of directors. Mr. Quinlan has served as a director since our inception.
          Louis Schwing, Jr., Director, Age 59. Mr. Schwing, Jr. worked for Ludlow Coop Elevator Co. from 1969 until 1973. He began working for Fisher Farmers Grain and Coal Co. in May of 1973 as operations manager. In July of 1990 he was named assistant manager and general manager in December of 1991. He serves in that capacity to date. Mr. Schwing has served as a director since our inception.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
          As of the date of this prospectus, the beneficial owners of more than 5% of the outstanding units are as follows:
UNITS BENEFICIALLY OWNED BY 5% UNIT HOLDERS

					Percentage of Total After the
					Offering (1)
		Amount and
		Nature of			Maximum	Minimum Units
		Beneficial	Number	Percent of Class	Units Sold in	Sold in
Title of Class	Name and Address of Beneficial Owner	Owner	of Units	Prior to Offering	Offering	Offering
Membership Units	Topflight Grain Cooperative	$285,000	171	20%	1.28%	1.68%
	400 East Bodman Bement, IL 61813
Membership Units	Fisher Farmers Grain & Coal	$285,000	171	20%	1.28%	1.68%
	1st Main Street, P.O. Box 7 Dewey, IL 61840
Membership Units	Grand Prairie Co-op	$285,000	171	20%	1.28%	1.68%
	P.O. Box E Tolono, IL 60949
Membership Units	Ludlow Cooperative Elevator Co.	$285,000	171	20%	1.28%	1.68%
	100 W. Thomas, P.O. Box 155 Ludlow, IL 60949
Membership Units	Alliance Grain Co.	$285,000	171	20%	1.28%	1.68%
	1306 West 8th Street Gibson City, IL 60936

(1)	Assumes no additional purchases in this offering.
Security Ownership of Management
          As of the date of this prospectus, none of our officers or directors own units.
EXECUTIVE COMPENSATION
          Steven Kelly is currently serving as president and Scott Docherty is currently serving as vice president. John Murray is our secretary/treasurer. We do not currently compensate our executive officers.
          We compensate our board members and officers $100 per board meeting they attend. We do not have any other compensation arrangements with our directors and officers.
Employment Agreements
          We have no employment agreements with any executive officer or director. In the future, we may enter into employment agreements with our executive officers or other employees that we may hire.
Reimbursement of Expenses
          We reimburse our officers and directors for expenses incurred in connection with their service.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our amended and restated operating agreement provides that none of our directors or members will be liable to us for any breach of their fiduciary duty. This could prevent both us and our unit holders from bringing an action against any director for monetary damages arising out of a breach of that director’s fiduciary duty or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a director’s duty of loyalty for acts or omissions not taken in good faith, involving willful misconduct or a knowing violation of the law, or for any transaction from which the director derived an improper financial benefit.

It also does not eliminate or limit a director’s liability for participating in unlawful payments or distributions or redemptions, or for violations of state or federal securities laws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
          Under Illinois law, no member or director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or director. In addition, Illinois law permits, and our amended and restated operating agreement contains, extensive indemnification provisions which require us to indemnify any officer or director who was or is party, or who is threatened to be made a party to a current or potential legal action because he or she is our director or officer. We must also indemnify against expenses, including attorney fees, judgments, claims, costs and liabilities actually and reasonably incurred by these individuals in connection with any legal proceedings, including legal proceedings based upon violations of the Securities Act of 1933 or state securities laws. Our indemnification obligations may include criminal or other proceedings.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
          Since our inception, we have not engaged in any transactions with related parties.
PLAN OF DISTRIBUTION
          Before purchasing any units, an investor must execute a subscription agreement, a promissory note and security agreement and sign our amended and restated operating agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a prospectus, such as this, and that the investor agrees to be bound by our amended and restated operating agreement. All subscriptions are subject to approval by our directors and we reserve the right to reject any subscription agreement.
The Offering
          We are offering, on a best efforts basis, a minimum of 11,000 units and a maximum of 17,000 units at a purchase price of $5,000 per unit. You must purchase a minimum of 5 units to participate in the offering. You may purchase any number of additional units. Our board of directors determined the offering price for the units arbitrarily, without any consultation with third parties. The offering price of the units is not, therefore, based on customary valuation or pricing techniques for new issuances. We anticipate our directors, as listed on page 5 of this prospectus, will sell our units in this offering, without the use of an underwriter. We will not pay commissions to our directors for these sales. Our directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.
          Our minimum offering amount is $55,000,000 and our maximum offering amount is $85,000,000. The offering will end no later than [one year from the effective date of this registration statement]. If we sell the maximum number of units prior to [one year from the effective date of this registration statement], the offering will end as of the date the maximum number of units is sold. We may choose to end the offering any time prior to [one year date], after we sell the minimum number of units. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling the minimum number of units by [one year date], we may still be required to return the offering proceeds to investors if we are unable to satisfy the conditions for releasing funds from escrow, which include our receipt of a written debt financing commitment. After the offering, there will be 11,000 class B and 855 class A units issued and outstanding if we sell the minimum number of units offered in this offering and 17,000 class B units and 855 class A issued and outstanding if we sell the maximum number of units offered in this offering. This includes 855 class A units issued in our previous seed capital private placement.
          Our directors and officers will be allowed to purchase the units that are being offered. These units may be purchased for the purpose of satisfying the minimum amount of units required to close the offering. Units purchased by these individuals and entities will be subject to the same restrictions regarding transferability as described in this prospectus and our amended and restated operating agreement, and will, therefore, be purchased for investment, rather than resale.
          You should not assume that we will sell the $55,000,000 minimum only to unaffiliated third party investors. We may sell units to affiliated or institutional investors, including FEI, that may acquire enough units to influence the manner in which we are managed. These investors may influence our business in a manner more beneficial to them than to other investors. Prior to filing this registration statement, we amended our operating agreement in order to satisfy the terms of our agreement with FEI. These amendments include: (i) the grant of a right of first offer to FEI to participate in any future ethanol or biodiesel projects in which we invest; (ii) the grant of tag-along rights, i.e., the right to participate prorata in any sale of units (whether made in one transaction or a series of related transactions); (iii) customary registration rights; and (iv) preemptive rights to FEI with regard to all future offerings of our units, so as to provide FEI with the ability to avoid being diluted. These changes will likely benefit FEI, possibly to the detriment of other investors.
          We plan to register the offering only with the Illinois, Indiana, Iowa, Missouri and Wisconsin state securities regulatory bodies. We may also offer or sell our units in other states in reliance on exemptions from the registration requirements of the laws of those other states. However, we may not generally solicit investors in any jurisdictions other than Illinois, Indiana, Iowa, Missouri and Wisconsin unless we decide to register in additional states. This limitation may result in the offering being unsuccessful.
          We are expecting to incur offering expenses in the amount of approximately $480,000 to complete this offering.
Suitability of Investors
          Investing in the units offered hereby involves a high degree of risk. Accordingly, the purchase of units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the units. Units will be sold only to persons that meet these and other requirements. You cannot invest in this offering unless you meet one of the following 2 suitability tests: (1) You have annual income from whatever source of at least $45,000 and you have a net worth of at least $45,000 exclusive of home, furnishings and automobiles; or (2) you have a net worth of at least $100,000 exclusive of home, furnishings and automobiles. For married persons, the tests will be applied on a joint husband and wife basis regardless of whether the purchase is made by one spouse or the husband and wife jointly.
          Even if you represent that you meet the suitability standards set forth above, the board of directors reserves the right to reject any subscription for any reason, including if the board determines that the units are not a suitable investment for you.
          Each subscriber must make written representations that he/she/it:
•	is purchasing such units for the purpose of investment and not for resale;

•	has been encouraged to rely upon the advice of such subscriber’s legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of units; and

•	will acquire the units for the subscriber’s own account without a view to public distribution or resale and that such subscriber has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any units or any portion thereof to any other person.
Subscription Period
          The offering must close upon the earlier occurrence of (1) our acceptance of subscriptions for units equaling the maximum amount of $85,000,000; or (2) [one year from the effective date of this registration statement]. However, we may close the offering any time prior to [one year from the effective date of this registration statement] upon the sale of the minimum aggregate offering amount of $55,000,000. If we abandon the project for any reason, we will terminate the offering. Even if we successfully close the offering by selling at least the minimum number of units prior to [one year date], the offering proceeds will remain in escrow until we satisfy the conditions for releasing funds from escrow, including our receipt of a written debt financing commitment.

We may admit members to One Earth Energy and continue to offer any remaining units to reach the maximum number to be sold until the offering closes. We reserve the right to cancel or modify the offering, to reject subscriptions for units in whole or in part and to waive conditions to the purchase of units. Additionally, in our sole discretion, we may also determine that it is not necessary to sell all available units. If we sell subscriptions for all of the available units, we have the discretion to reject any subscriptions, in whole or in part, for any reason.
          This offering may be terminated for a variety of reasons, most of which are discussed in detail in the section entitled “RISK FACTORS.” In the event of termination of this offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the offering.
Subscription Procedures
          Before purchasing any units, you must complete the subscription agreement included as exhibit C to this prospectus, draft a check payable to “Busey Bank, Escrow Agent for One Earth Energy, LLC” in the amount of not less than 10% of the amount due for the units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement for the remaining 90% of the total subscription price; and deliver to us these items and an executed copy of the signature page of our amended and restated operating agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our prospectus and any supplements, agrees to be bound by the amended and restated operating agreement and understands that the units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership, your state of residence, and your taxpayer identification or Social Security Number. We encourage you to read the subscription agreement carefully.
          Once we receive subscriptions for the minimum amount of the offering, we will mail written notice to our investors that full payment under the promissory note is due within 30 days. We will deposit funds paid in satisfaction of the promissory notes into our escrow account where they will be held until we satisfy the conditions for releasing funds from escrow.
          The promissory note is full recourse which means that you will be liable for the balance due and that if you do not timely repay the indebtedness upon the terms agreed, we will pursue you by any legal means to recover the indebtedness. This includes, but is not limited to, acquisition of a judgment against you for the amount due plus interest plus any amounts we spend to collect the balance. We will also seek from you any attorney fees we incur in collecting the balance. Unpaid amounts due will accrue interest at a rate of 12% per year. We will also retain the initial 10% payment made by the subscriber. Pursuant to the terms of the promissory note, we will not be required to give you notice of default under the terms of the promissory note, but upon your failure to make timely payment, we will immediately have the right to pursue you for payment of the balance due by any legal means. By signing the promissory note you will also grant to us a purchase money security interest in any units you own or hereafter acquire to secure your promise to pay the balance due. You also agree to allow us to retain possession of any certificates representing these units to allow us to perfect our security interest. This means that if you default on your obligation to pay us, you could lose your right to any of our units that you presently own or hereafter acquire.
     If you subscribe to purchase units after we have received subscriptions for the aggregate minimum offering amount of $55,000,000, you will be required to pay the full purchase price immediately upon subscription.
          We may, in our sole discretion, reject or accept all or any part of your subscription agreement. We might not consider acceptance or rejection of your application until after we have received applications totaling at least $55,000,000 from investors or until a future date near the end of this offering. If we accept your subscription and meet the conditions for releasing funds from escrow, your subscription will be credited to your capital account in accordance with our amended and restated operating agreement and we will issue to you a membership unit certificate signifying the ownership of your membership units. If we reject your subscription, we will promptly return your subscription, check, and signature page.
          If you are deemed the beneficial owners of 5% or more of our issued and outstanding units you may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you anticipate being a beneficial owner of 5% or more of our outstanding units you should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.
Escrow Procedures
          Proceeds from subscriptions for the units will be deposited in an interest-bearing escrow account that we have established with Busey Bank as escrow agent under a written escrow agreement. We will not release funds from the escrow account until specific conditions are satisfied. The conditions are: (1) cash proceeds from unit sales deposited in the escrow account equals or exceeds $55,000,000, exclusive of interest; (2) our receipt of a written debt financing commitment for debt financing ranging from $68,955,000 to $98,955,000, depending on the amount necessary to fully capitalize the project; (3) we elect, in writing, to terminate the escrow agreement; and (4) the Busey Bank provides an affidavit to the states in which the units have been registered stating that the requirements to release funds have been satisfied.
          We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, repurchase agreements or other financial vehicles including those available through the escrow agent. Even if we are successful in releasing funds from escrow, we intend to allow the offering to continue until [one year from date of effectiveness of this registration statement] or some earlier date, at our discretion. We must sell the minimum number of units and collect 10% of the minimum offering amount in cash prior to [one year from the effective date of this registration statement]. If we sell the minimum number of units, collect 10% of the minimum offering amount in cash and notify our purchasers of their obligations to remit the 90% purchase price balance prior to [one year from the effective date of this registration statement], the escrow account will continue for 3 months from that date to allow us sufficient time to collect the 90% balance. Cash proceeds from unit sales deposited in the escrow account must equal or exceed the minimum offering amount of $55,000,000 at the end of the 3 month period or we will be forced to terminate the escrow account and promptly return your investment to you.
          We may terminate the offering prior to closing the offering in which event we will return your investment, with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the offering under the following scenarios:
•	If we determine in our sole discretion to terminate the offering prior to [one year from effective date of this registration statement]; or

•	If we do not raise the $55,000,000 minimum aggregate offering amount by [one year from effective date of this registration statement].
Delivery of Unit Certificates
          If we satisfy the conditions for releasing funds from escrow, we will issue certificates for the units subscribed in the offering upon such release. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the units. See “DESCRIPTION OF MEMBERSHIP UNITS — Restrictive Legend on Membership Certificates.”

Summary of Promotional and Sales Material
          In addition to and apart from this prospectus, we may use certain sales material in connection with this offering. The material may include a brochure, question-and-answer booklet, speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. This offering is made only by means of this prospectus and other than as described herein, we have not authorized the use of any other sales material. Although the information contained in such sales materials does not conflict with any of the information contained in this prospectus, such material does not purport to be complete and should not be considered as a part of this prospectus or of the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference.
DESCRIPTION OF MEMBERSHIP UNITS
          An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. We elected to organize as a limited liability company rather than a corporation because we wish to qualify for partnership tax treatment for federal and state income tax purposes with our earnings or losses passing through to our members and subject to taxation at the member level. See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS.” As a unit holder and a member of the limited liability company, an investor will be entitled to certain economic rights, such as the right to the distributions that accompany the units and to certain other rights, such as the right to vote at our member meetings. In the event that an investor’s membership in the limited liability company later terminates, that investor may continue to own units and retain economic rights such as the right to the distributions. However, termination of the membership would result in the loss of other rights such as the right to vote at our member meetings.
Membership Units
          Ownership rights in us are evidenced by units. We have two classes of membership units; class A and Class B. Each unit represents a pro rata ownership interest in our capital, profits, losses and distributions. Unit holders who are also members have the right to vote and participate in our management as provided in the amended and restated operating agreement. We maintain a membership register at our principal office setting forth the name, address, capital contribution and number of units held by each member.
Restrictive Legend on Membership Certificate
          We will place restrictive legends on your membership certificate or any other document evidencing ownership of our units. The language of the legend will be similar to the following:
THE TRANSFERABILITY OF THE MEMBERSHIP UNITS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, OR TRANSFERRED, AND NO ASSIGNEE, VENDEE, TRANSFEREE OR ENDORSEE THEREOF WILL BE RECOGNIZED AS HAVING ACQUIRED ANY SUCH UNITS FOR ANY PURPOSES, UNLESS AND TO THE EXTENT SUCH SALE, TRANSFER, HYPOTHECATION, OR ASSIGNMENT IS PERMITTED BY, AND IS COMPLETED IN STRICT ACCORDANCE WITH, APPLICABLE FEDERAL AND STATE LAW AND THE TERMS AND CONDITIONS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY, AS AMENDED FROM TIME TO TIME.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION IS

EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES LAWS.
Voting Limitations
          Each member is entitled to one vote per unit owned. Members may vote units in person or by proxy at a meeting of the unit holders, on all matters coming before a member vote. Members do not have cumulative voting rights. Members other than FEI do not have preemptive rights.
Loss of Membership Rights
          Although we are managed by our directors, our amended and restated operating agreement provides that certain transactions, such as amending our amended and restated operating agreement or dissolving One Earth Energy, require member approval. An investor in us is both a holder of units and a member of the limited liability company at the time of acceptance of the investment. Each member has the following rights:
•	to receive a share of our profits and losses;

•	to receive distributions of our assets, if and when declared by our directors;

•	to participate in the distribution of our assets in the event we are dissolved or liquidated;

•	to access information concerning our business and affairs at our place of business; and

•	to vote on matters coming before a vote of the members.
          Our amended and restated operating agreement provides that if your membership is terminated, then you will lose all your rights to vote your units and the right to access information concerning our business and affairs at our place of business. Under our amended and restated operating agreement, information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and unit holder. This information is available upon request by a member for purposes reasonably related to that person’s interest as a member. In addition, a member’s use of this information is subject to certain safety, security and confidentiality procedures established by us.
          Investors whose membership has been terminated but who continue to own units will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. These unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission. See “DESCRIPTION OF BUSINESS.”
          If you transfer your units, and the transfer is permitted by the amended and restated operating agreement, or has been approved by the board of directors, then the transferee will be admitted as a substituted member of One Earth Energy only if the transferee:
•	agrees to be bound by our amended and restated operating agreement;

•	pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

•	delivers, upon our request, any evidence of the authority such person or entity has to become a member of One Earth Energy; and

•	delivers, upon our request, any other materials needed to complete transferee’s transfer.
          The board of directors, in its discretion, may prohibit the transferee from becoming a member if he or she does not comply with these requirements. The restrictive legend on our membership certificates and the language of our amended and restated operating agreement will alert subsequent transferees of our units as to the restrictions on transferability of our units and the events by which a member may lose membership rights. Investors who transfer units to transferees who do not become substituted members will not retain the rights to vote, access information or share in profits and losses as they do not continue as members when units are transferred to a third party.

Distributions
          Distributions are payable at the discretion of our board of directors, subject to the provisions of the Illinois Limited Liability Company Act, our amended and restated operating agreement and the requirements of our creditors. Our board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our units.
          Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our directors. Distributions will be made to investors in proportion to the number of units investors own as compared to all of our units that are then issued and outstanding. Our directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.
          We do not expect to generate revenues until the proposed plant is operational. After operations of the proposed plant begin, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our net cash flow to our members in proportion to the units held and in accordance with our amended and restated operating agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. Our board may elect to retain future profits to provide operational financing for the plant, debt retirement and possible plant expansion.
          We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend on numerous factors, including:
•	Successful and timely completion of construction since we will not generate any revenue until our plant is constructed and operational;

•	Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

•	Our ability to operate our plant at full capacity which directly impacts our revenues;

•	Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

•	State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.
Capital Accounts and Contributions
          The purchase price paid for our units constitutes a capital contribution for purposes of becoming a unit holder and will be credited to your capital account. As a unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your units and we have approved such transfer, then your capital account, to the extent it relates to the units transferred, will be transferred to the transferee. Our amended and restated operating agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses
          Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of units you hold. Our profits and losses will be determined by our directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.
Special Allocation Rules
          The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a unit holder’s actual capital contributions. Our amended and restated operating agreement also requires that our directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder’s capital account balance is equal to the capital account balance that that unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that unit holder’s capital account.
Restrictions on Transfers of Units
          The class A and class B units will be subject to certain restrictions on transfers pursuant to our amended and restated operating agreement. In addition, transfers of the units may be restricted by state securities laws. As a result, investors may not be able to liquidate their investments in the units and therefore may be required to assume the risks of investing in us for an indefinite period of time. Investment in us should be undertaken only by those investors who can afford an illiquid investment.
          We have restricted the ability to transfer units to ensure that we are not deemed a “publicly traded partnership” and thus taxed as a corporation. Under our amended and restated operating agreement, no transfer may occur without the approval of the board of directors. The board of directors will only permit transfers that fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code, to include the following:
•	Transfers by gift to the member’s descendants;

•	Transfers upon the death of a member; and

•	Certain other transfers provided that for the applicable tax year, the transfers in the aggregate do not exceed 2% of the total outstanding units.
          Any transfer in violation of the publicly traded partnership requirements or our amended and restated operating agreement will be null and void. Furthermore, there is no public or other market for these securities. We do not anticipate such a market will develop.
          The class A and class B units are unsecured equity interests in One Earth Energy and are subordinate in right of payment to all of our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts, including winding-up expenses, must be paid in full before any payment is made to the unit holders. There is no assurance that there would be any remaining funds for distribution to the unit holders, after the payment of all of our debts.
SUMMARY OF OUR AMENDED AND RESTATED OPERATING AGREEMENT
          Statements contained in this section of the prospectus regarding the contents of our amended and restated operating agreement are not necessarily complete, and reference is made to the copy of our amended and restated operating agreement filed as exhibit B to this prospectus.

Binding Nature of the Agreement
          We will be governed primarily according to the provisions of our amended and restated operating agreement and the Illinois Limited Liability Company Act. Among other items, our amended and restated operating agreement contains provisions relating to the election of directors, restrictions on transfers, member voting, and other company governance matters. If you invest in One Earth Energy, you will be bound by the terms of our amended and restated operating agreement. Its provisions may not be amended without the approval the affirmative vote of the holders of a majority of the units constituting a quorum, represented either in person or by proxy or mail ballot, at any regular or special meeting of the members.
Management
          Our amended and restated operating agreement provides that our initial board of directors will consist of ten class A directors appointed by the class A members. Our class A directors will serve indefinitely at the pleasure of the class A member appointing him or her or until a successor is appointed or until the earlier death, resignation or removal of such class A director. At the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commences, the class B members will elect class B directors for staggered three year terms. The class A directors shall be equal to 2 directors for each class A member and the number of class B directors shall be fixed at a number that is one less than the number of class A directors. The current directors and their business experience are set out in further detail in “DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS.” If our project suffers delays due to financing or construction, our initial board of directors consisting of only class A directors, could serve for an extended period of time. In that event, you would have no recourse because any amendment to this section of the amended and restated operating agreement would require unanimous approval of the class A membership voting interests and a majority of the class B membership voting interests.
          In addition, the first four class B members accepted by One Earth Energy in the initial public offering whose subscription amount is $3,000,000 or more are entitled to appoint a class B director to the board. However, so long as FEI is a class B member and holds at least 27.89% of the company’s issued and outstanding units, FEI shall have the right to appoint one of the class B directors leaving only three other available appointed director positions. Any class B member eligible to appoint a class B director cannot vote in the general election. Appointed directors serve until removed by the member appointing them, so long as such member owns class B units. The amended and restated operating agreement further provides for staggered class B directors, where, the first group of directors shall serve for one year, the second group shall serve for two years, and the third group shall serve for three years. The successors for each group of directors shall be elected for a 3-year term and at that point, one-third of the total number of directors will be elected by the members each year. Prior to the first annual or special meeting of the members following substantive completion, the class A directors shall conduct a lottery to separately identify the director positions to be elected. Each director position will be designated as either Group I (serving one year), Group II (serving two years) and Group III (serving three years).
          Prior to the first annual or special meeting of the members following the date on which substantial operations of the ethanol plant commence, one or more nominees for class B director positions up for election shall be named by the then current class A directors or by a nominating committee established by the class A directors. With respect to all elections of class B directors occurring thereafter, one or more nominees for class B director positions up for election shall be named by the then current class B directors or by a nominating committee established by the class B directors. Nominations for class B directors may also be made by any class B member entitled to vote in the election of class B directors.
          No matter may be submitted to the members for approval without the prior approval of the board of directors. This means that the board of directors controls virtually all of our affairs. No class B directors will be elected or appointed until after substantial completion of the plant.
          Our amended and restated operating agreement is unlike the articles of incorporation or bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our units do not trade on an exchange and we are not governed by the rules of NASDAQ or a stock exchange concerning company governance.

          The directors shall appoint a president/CEO who will preside over any meeting of the board of directors, and one or more vice presidents who shall assume the president/CEO’s duties in the event the president/CEO is unable to act.
          According to our amended and restated operating agreement, the directors may not take the following actions without the unanimous consent of the members:
•	Cause or permit One Earth Energy to engage in any activity that is inconsistent with our purposes;

•	Knowingly engage in any act in contravention of the amended and restated operating agreement or which would make it impossible to carry on the ordinary business of One Earth Energy, except as otherwise provided in the amended and restated operating agreement;

•	Possess our property or assign rights in specific company property other than for One Earth Energy’s purpose; or

•	Cause us to voluntarily take any action that would cause our bankruptcy.
          In addition, without the consent of a majority of the membership voting interests the directors do not have the authority to cause One Earth Energy to:
•	Merge, consolidate, exchange or otherwise dispose of at one time, all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

•	Confess a judgment against us in an amount in excess of $500,000;

•	Issue units at a purchase price of less than thirty percent (30%) of the purchase price offered to investors in our initial registered offering of units filed with the Securities and Exchange Commission;

•	Issue an aggregate number of units that is greater than one hundred twenty-five percent (125%) of the maximum number of units to be offered to investors in our initial registered offering of units filed with the Securities and Exchange Commission;

•	Acquire equity or debt securities of any director or affiliate of a director or otherwise make loans to any director or affiliate or a director; or

•	Issue any additional class A units.
Members’ Meetings and Other Members’ Rights
          There will be an annual meeting of members at which the board of directors will give our annual company report. Members will address any appropriate business including the election of directors to those director seats becoming vacant under the then adopted staggered term format. In addition, members owning an aggregate of 30% of the units may demand in writing that the board call a special meeting of members for the purpose of addressing appropriate member business. The board of directors may also call a special meeting of members at any time.
          Member meetings shall be at the place designated by the board, the president/CEO or a majority of members entitled to vote. Members of record will be given notice of member meeting neither more than 60 days nor less than five days in advance of such meetings.
          In order to take action at a meeting, members holding at least 50% of the units held by class A members and at least 50% of the units held by class B members must be represented in person, by proxy or by mail ballot. Voting by proxy or by mail ballot shall be permitted on any matter if it is authorized by our directors. Assuming a quorum is present, members take action by the affirmative vote of the majority of the units held by class A members and a majority of the units held by class B members represented at the meeting (in person, by proxy or by mail ballot) and entitled to vote on the matter, unless the vote of a greater or lesser proportion or numbers is otherwise required by our amended and restated operating agreement or by the Illinois Limited Liability Company Act.
          For the purpose of determining the members entitled to notice of or to vote at any members’ meeting, members entitled to receive payment of any distribution, or to make a determination of members for any other purpose, the board may provide that the unit transfer books shall be closed for a stated period of at least 10 days and not more than 60 days. Instead of closing the unit transfer books, the directors may fix in advance a date as the record date for any such determination of members, such date in any case to be not more than 60 days, and in case of a meeting of members not less than 10 days, prior to the date on which the particular action requiring such determination is to be taken. If the unit transfer books are not closed and no record date is fixed for the determination, the date on which notice of the meeting is mailed or the date on which the resolution of the directors declaring a dividend is adopted shall be the record date for such determination.
          Members do not have dissenter’s rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, unit holders do not have the right to dissent and seek payment for their units.
          We will maintain our books, accountings and records at our principal office. A member may inspect them during normal business hours. Our books and accountings will be maintained in accordance with generally accepted accounting principles.
Unit Transfer Restrictions
          A unit holder’s ability to transfer units is restricted under the amended and restated operating agreement. Unit holders may not transfer their units prior to the date on which substantial operations of the ethanol plant commence unless such transfer is:
•	To the investor’s administrator or trustee to whom such units are transferred involuntarily by operation of law, such as death; or

•	Made without consideration to or in trust for the investor’s descendants or spouse.
          Beginning any time after substantial operations of the ethanol plant commence, investors may transfer their units to any person or organization only if such transfer meets the conditions precedent to a transfer under our amended and restated operating agreement and:
•	Has been approved by our directors in accordance with the terms of the amended and restated operating agreement; or

•	The transfer is made to any other member or to any affiliate or related party of the transferring member.
          To maintain partnership tax status, the units may not be traded on an established securities market or readily tradable on a secondary market. We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. To help ensure that a market does not develop, our amended and restated operating agreement prohibits transfers without the approval of the directors. The directors will generally approve transfers so long as the transfers fall within “safe harbors” contained in the publicly traded partnership rules under the Internal Revenue Code. If any person transfers units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor’s units.
Amendments
          Our amended and restated operating agreement may be amended by the affirmative vote of the holders of a majority of the units held by class A members and a majority of the units held by class B members represented at the meeting where quorum is present and entitled to vote on the matter. No amendment may be made without the consent of each member adversely affected if such amendment would modify the limited liability of a member or alter the membership economic interest of a member. The amended and restated operating agreement defines membership economic interest as a member’s share of profits and losses, the right to receive distributions of One Earth Energy’s assets, and the right to the information concerning the business and affairs of One Earth Energy as required by the Illinois limited liability company act.

Dissolution
          Our amended and restated operating agreement provides that a voluntary dissolution of One Earth Energy may be affected only upon the prior approval of a 75% majority of all units entitled to vote.
Farmers Energy Incorporated (FEI) Amendments
          Our agreement with FEI required us to make the following amendments to our operating agreement to provide FEI with: (i) a right of first offer to participate in any future ethanol and/or biodiesel investment entered into by us; (ii) tag-along rights, i.e., the right to participate prorata in any sale of our units (whether made in one transaction or a series of related transactions); (iii) customary registration rights; and (iv) preemptive rights with regard to all future offerings of our units, so as to provide FEI with the ability to avoid being diluted (if FEI chooses not to participate in such future offerings, we may offer such units to other investors).
          In addition, so long as FEI is a class B member and holds at least 27.89% of our issued and outstanding units, FEI will have the right to appoint one class B director.
          These additional rights granted to FEI in our amended and restated operating agreement are not available to our other investors.
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
          This section of the prospectus describes some of the more important federal income tax risks and consequences of your participation in One Earth Energy. No information regarding state and local taxes is provided. Each prospective member should consult his or her own tax advisor concerning the impact that his or her investment in us may have on his or her federal income tax liability and the application of state and local income and other tax laws to his or her investment in us. Although we will furnish unit holders with such information regarding One Earth Energy, LLC as is required for income tax purposes, each unit holder will be responsible for preparing and filing his or her own tax returns.
          The following discussion of the tax aspects of an investment in our units is based on the Internal Revenue Code of 1986, as amended (the Code), existing Treasury Department regulations (Regulations), and administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect us and a unit holder’s investment in us. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a unit holder’s individual return.
          The tax opinion contained in this section and the opinion attached as exhibit 8.1 to the registration statement constitutes the opinion of our tax counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C., regarding our classification for federal income tax purposes. An opinion of legal counsel represents an expression of legal counsel’s professional judgment regarding the subject matter of the opinion. It is neither a guarantee of any indicated result nor an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.
          In the opinion attached as exhibit 8.1 to the registration statement, our tax counsel has also confirmed as correct their representation to us that the statements and legal conclusions contained in this section regarding general federal income tax consequences of owning our units as a result of our partnership tax classification are accurate in all material respects. The tax consequences to us and our members are highly dependent on matters of fact that may occur at a future date and are not addressed in our tax counsel’s opinion. With the exception of our tax counsel’s opinion that we will be treated as a partnership for federal income tax purposes, this section represents an expression of our tax counsel’s professional judgment regarding general federal income tax consequences of owning our units, insofar as it relates to matters of law and legal conclusions. This section is based on the assumptions and qualifications stated or referenced in this section. It is neither a guarantee of the indicated result nor an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. No rulings have been or will be requested from the Internal Revenue Service concerning any of the tax matters we describe. Accordingly, you should know that the opinion of our tax counsel does not assure the intended tax consequences because it is in no way binding on the Internal Revenue Service or any court of law. The Internal Revenue Service or a court may disagree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes, and the opinion of our tax counsel may not be sufficient for an investor to use for the purpose of avoiding penalties relating to a substantial understatement of income tax under Section 6662(d). See “FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS - Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties” below.
          Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local and other tax laws, and any possible changes in the tax laws after the date of this prospectus. This section is not to be construed as a substitute for careful tax planning.
Partnership Status
          Our tax counsel has opined that, assuming we do not elect to be treated as a corporation, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the unit holders will pay tax on their shares of our net income. Under recently revised Treasury regulations, known as “check-the-box” regulations, an unincorporated entity such as a limited liability company will be taxed as partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.
          We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.
          As a partnership, if we fail to qualify for partnership taxation, we would be treated as a “C corporation” for federal income tax purposes. As a C corporation, we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would generally be taxed again to unit holders as corporate dividends. In addition, unit holders would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to unit holders would be reduced by the amount of tax paid, in which case the value of the units would be reduced.
Publicly Traded Partnership Rules
          To qualify for taxation as a partnership, we cannot be a publicly traded partnership under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a partnership will be classified as a publicly traded partnership and will be taxed as a corporation if its interests are:
•	Traded on an established securities market; or

•	Readily tradable on a secondary market or the substantial equivalent.
          Although there is no legal authority on whether a limited liability company is subject to these rules, in the opinion of our counsel, it is probable that we are subject to testing under the publicly traded partnership rules because we elected to be classified and taxed as a partnership.
          We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury Regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting transferee as a partner.
          We do not intend to list the units on the New York Stock Exchange, the NASDAQ Stock Market or any other stock exchange. In addition, our amended and restated operating agreement prohibits any transfer of units without the approval of our directors. Our directors intend to approve transfers that fall within safe harbor provisions of the Treasury Regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:
•	In “private” transfers;

•	Pursuant to a qualified matching service; or

•	In limited amounts that satisfy a 2% test.
          Private transfers include, among others:
•	Transfers by gifts in which the transferee’s tax basis in the units is determined by reference to the transferor’s tax basis in the interests transferred;

•	Transfers at death, including transfers from an estate or testamentary trust;

•	Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

•	Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

•	“Block transfers.” A block transfer is a transfer by a unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any 30 calendar day period of units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.
          Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:
•	It consists of a computerized or printed system that lists customers’ bid and/or ask prices in order to match unit holders who want to sell with persons who want to buy;

•	Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

•	The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which time period must be confirmable by maintenance of contemporaneous records;

•	The closing of a sale effectuated through the matching service does not occur prior to the 45th calendar day after the interest is listed;

•	The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price (nonfirm price quotes), or quotes that express an interest in acquiring an interest without an accompanying price (nonbinding indications of interest), and does not display quotes at which any person is committed to buy or sell an interest at the quoted price;

•	The seller’s information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

•	The sum of the percentage interests transferred during the entity’s tax year, excluding private transfers, cannot exceed 10% of the total interests in partnership capital or profits.
          In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity’s tax year, excluding private transfers, do not exceed 2% of the total interests in partnership capital or profits. We expect to use a combination of these safe harbor provisions to avoid being treated as a publicly traded partnership.
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss.
          We will pay no federal income tax. Instead, as unit holders, investors will be required to report on their income tax return their allocable share of the income, gains, losses and deductions we have recognized without regard to whether they receive cash distributions.
          Because we expect to be taxed as a partnership, we may have our own taxable year that is separate from the taxable years of our unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the “majority interest taxable year” which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, the majority interest taxable year is the calendar year.

          However, pursuant to Section 444 of the Internal Revenue Code, we may make a special election to adopt a non-calendar year fiscal year if the proposed non-calendar year fiscal year does not defer income by more than three months. In addition, in order to make a Section 444 election we must deposit deferred taxes pursuant to Section 7519 of the Internal Revenue Code. However, a Section 444 special election may not be claimed if more than 5% of our outstanding units are held by “pass-through” entities. Therefore, although we intend to make a Section 444 special election and adopt a non-calendar year fiscal year, we may be required to adopt the calendar year as our taxable year.
Tax Consequences to Our Unit Holders
          We have adopted a fiscal year ending October 31 for accounting and tax purposes. As a unit holder, for your taxable year with which or within which our taxable year ends you will be required to report on your own income tax return, your distributive share of our income, gains, losses and deductions regardless of whether you receive any cash distributions. To illustrate, a unit holder reporting on a calendar year basis will include his or her share of our taxable income or loss for our taxable year ending October 31, 2005 on his or her 2005 income tax return. A unit holder with a June 30 fiscal year will report his share of our October 31, 2005 taxable income or loss on his income tax return for the fiscal year ending June 30, 2006. We will provide each unit holder with an annual Schedule K-1 indicating such holder’s share of our income, loss and separately stated components.
Tax Treatment of Distributions
          Distributions made by us to a unit holder generally will not be taxable to the unit holder for federal income tax purposes as long as distributions do not exceed the unit holder’s basis in his units immediately before the distribution. Cash distributions in excess of unit basis, which are unlikely to occur, are treated as gain from the sale or exchange of the units under the rules described below for unit dispositions.
Initial Tax Basis of Units and Periodic Basis Adjustments
          Under Section 722 of the Internal Revenue Code, investors’ initial basis in the units investors purchase will be equal to the sum of the amount of money investors paid for investors’ units. Here, an investor’s initial basis in each unit purchased will be $5,000.
          An investor’s initial basis in the units will be increased to reflect the investor’s distributive share of our taxable income, tax-exempt income, gains and any increase in the investor’s share of recourse and non-recourse indebtedness. If the investor makes additional capital contributions at any time, the adjusted basis of the investor’s units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional units are not distributed to investors.
          The basis of an investor’s units will be decreased, but not below zero, by:
•	The amount of any cash we distribute to the investors;

•	The basis of any other property distributed to the investor;

•	The investor’s distributive share of losses and nondeductible expenditures that are “not properly chargeable to capital account;” and

•	Any reduction in the investor’s share of Company debt.
          The unit basis calculations are complex. A member is only required to compute unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:
•	The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member’s share of the loss;

•	Upon the liquidation or disposition of a member’s interest, or

•	Upon the non-liquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

          Except in the case of a taxable sale of a unit or One Earth Energy, LLC’s liquidation, exact computations usually are not necessary. For example, a unit holder who regularly receives cash distributions that are less than or equal to his or her share of One Earth Energy’s net income will have a positive unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member’s tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the units.
Tax Credits to Unit Holders
Small Ethanol Producer Tax Credit
          There is a ten cent per gallon tax credit available to certain small ethanol producers. The Energy Policy Act of 2005 signed into law by President Bush on August 8, 2005 expands the definition of a “small ethanol producer” from 30 million gallons per year to 60 million gallons per year. Small ethanol producers are allowed a tax credit on up to 15 million gallons of ethanol production annually. The tax credit is capped at $1.5 million per year per producer. Even as amended under the Energy Policy Act of 2005, we do not expect to be classified as a small ethanol producer for purposes of the tax credit because we expect to produce approximately 100-million gallons of ethanol per year and you will receive no benefit from this program.
          Deductibility of Losses; Basis, At-Risk, and Passive Loss Limitations
          Generally, a unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor’s ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses:
•	Basis. An investor may not deduct an amount exceeding the investor’s adjusted basis in the investor’s units pursuant to Internal Revenue Code Section 704(d). If the investor’s share of One Earth Energy’s losses exceed the investor’s basis in the investor’s units at the end of any taxable year, such excess losses, to the extent that they exceed the investor’s adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor’s adjusted basis in the investor’s units exceeds zero.

•	At-Risk Rules. Under the “at-risk” provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer, including an individual partner in a partnership, or a closely-held corporation, the investor may deduct losses and tax credits from a trade or business activity, and thereby reduce the investor’s taxable income from other sources, only to the extent the investor is considered “at risk” with respect to that particular activity. The amount an investor is considered to have “at risk” includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

•	Passive Loss Rules. Section 469 of the Internal Revenue Code may substantially restrict an investor’s ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a unit holder’s entire interest in One Earth Energy to an unrelated party in a fully taxable transaction. It is important to note that “passive activities” do not include dividends and interest income that normally is considered to be “passive” in nature. For unit holders who borrow to purchase their units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a unit holder’s only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that unit holder’s share of our taxable income were less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the unit holder’s entire interest in our limited liability company to an unrelated party in a fully taxable transaction.
Passive Activity Income
          If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor’s share of our net income constitutes income from a passive activity, as described above, such income may generally be offset by the investor’s net losses and credits from investments in other passive activities.
Alternative Minimum Tax
          Individual taxpayers are subject to an “alternative minimum tax” if such tax exceeds the individual’s regular income tax. Generally, alternative minimum taxable income is the taxpayer’s adjusted gross income increased by the amount of certain preference items less certain itemized deductions. We may generate certain preference items. Depending on a member’s other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a member’s overall federal income tax liability may vary from no impact to a substantial increase in tax. Accordingly, each prospective investor should consult with his tax advisor regarding the impact of an investment in One Earth Energy, LLC on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.
Allocations of Income and Losses
          Your distributive share of our income, gain, loss or deduction for federal income tax purposes generally is determined in accordance with our amended and restated operating agreement. Under Section 704(b) of the Internal Revenue Code, however, the Internal Revenue Service will respect our allocation, or a portion of it, only if it either has “substantial economic effect” or is in accordance with the “partner’s interest in the partnership.” If the allocation or portion thereof contained in our amended and restated operating agreement does not meet either test, the Internal Revenue Service may reallocate these items in accordance with its determination of each member’s financial rights in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the amended and restated operating agreement are intended to comply with the Treasury Regulations’ test for having substantial economic effect. New unit holders will be allocated a proportionate share of income or loss for the year in which they became unit holders. The amended and restated operating agreement permits our directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a unit holder. In addition, the amended and restated operating agreement provides that upon the transfer of all or a portion of a unit holder’s units, other than at the end of the fiscal year, the entire year’s net income or net loss allocable to the transferred units will be apportioned between the transferor and transferee.
Tax Consequences Upon Disposition of Units
          Gain or loss will be recognized on a sale of our units equal to the difference between the amount realized and the unit holder’s basis in the units sold. The amount realized includes cash and the fair market value of any property received plus the member’s share of certain items of our debt. Although unlikely, since certain items of our debt are included in an investor’s basis, it is possible that an investor could have a tax liability upon the sale of the investor’s units that exceeds the proceeds of sale.
          Gain or loss recognized by a unit holder on the sale or exchange of a unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other “unrealized receivables” or “substantially appreciated inventory” owned by us. We will adopt conventions to assist those members that sell units in apportioning the gain among the various categories.
Effect of Tax Code Section 754 Election on Unit Transfers
          The adjusted basis of each unit holder in his units, “outside basis,” initially will equal his proportionate share of our adjusted basis in our assets, “inside basis.” Over time, however, it is probable that changes in unit values and cost recovery deductions will cause the value of a unit to differ materially from the unit holder’s proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires units either by purchase or upon the death of a unit holder to adjust his share of the inside basis to fair market value as reflected by the unit price in the case of a purchase or the estate tax value of the unit in the case of an acquisition upon death of a unit holder. Once the amount of the transferee’s basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.
          A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity’s inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.
          If we make a Section 754 election, Treasury Regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee’s Schedule K-1 are adjusted amounts.
          Transferees are subject to an affirmative obligation to notify us of their basis in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee’s basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.
          Our amended and restated operating agreement provides our directors with authority to determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation may be Taxable to Investors, Unless our Properties are Distributed In-Kind
          Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors’ units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors’ adjusted bases in investors’ units. We will recognize no gain or loss if we distribute our own property in a dissolution event. However, since our primary asset will likely be the ethanol plant, it is unlikely that we will make a distribution in kind.
Reporting Requirements
          The IRS requires a taxpayer who sells or exchanges a membership unit to notify One Earth Energy in writing within 30 days, or for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to Section 751(a) exchanges, it is likely that any transfer of a Company membership unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor, and if known, of the transferee, and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.
Tax Information to Members
          We will annually provide each member with a Schedule K-1 (or an authorized substitute). Each member’s Schedule K-1 will set out the holder’s distributive share of each item of income, gain, loss, deduction or credit to be separately stated. Each member must report all items consistently with Schedule K-1 or, if an inconsistent position is reported, must notify the IRS of any inconsistency by filing Form 8062 “Notice of Inconsistent Treatment or Administrative Adjustment Request” with the original or amended return in which the inconsistent position is taken.
Audit of Income Tax Returns
          The Internal Revenue Service may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor’s tax returns, especially if adjustments are required, which could result in adjustments on an investors’ tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.
          Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a “tax matters member” who will have certain responsibilities with respect to any Internal Revenue Service audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.
          Prior to 1982, regardless of the size of a partnership, adjustments to a partnership’s items of income, gain, loss, deduction or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA) established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all “partnership items” to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to our members and us.

          The Internal Revenue Service may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the Internal Revenue Service must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the “Tax Matters Member” as the primary representative of a partnership in dealings with the Internal Revenue Service. The Tax Matters Member must be a “member-manager” which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the board of directors who is also a unit holder of One Earth Energy. Our amended and restated operating agreement provides for board designation of the Tax Matters Member. Currently, Steve Kelly is serving as our Tax Matters Member. The Internal Revenue Service generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the Internal Revenue Service.
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties
          If we incorrectly report an investor’s distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the Internal Revenue Service sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.
          Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any “substantial understatement of income tax” and with respect to the portion of any underpayment of tax attributable to a “substantial valuation misstatement” or to “negligence.” All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.
          The Internal Revenue Service may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer’s return will not necessarily prevent the imposition of the negligence penalty.
State and Local Taxes
          In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.
LEGAL PROCEEDINGS
          None of our officers, directors, promoters or significant employees have been involved in legal proceedings that would be material to an evaluation of our management. From time to time in the ordinary course of business, we be named as a defendant in legal proceedings related to various issues, including without limitation, workers’ compensation claims, tort claims, or contractual disputes. We are not currently involved in any material legal proceedings, directly or indirectly, and we are not aware of any claims pending or threatened against us or any of the directors that could result in the commencement of legal proceedings.

EXPERTS
          The validity of the issuance of the units offered and the validity of the disclosure relating to the principal federal income tax consequences of owning and disposing of the units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
          Boulay, Heutmaker, Zibell & Co., P.L.L.P., an independent registered public accounting firm, has audited our financial statements at February 28, 2006, as set forth in their report appearing in this prospectus and registration statement. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report from Boulay, Heutmaker, Zibell & Co., P.L.L.P., given on their authority as experts in accounting and auditing.
TRANSFER AGENT
          We will serve as our transfer agent and registrar.
ADDITIONAL INFORMATION
          We filed with the Securities and Exchange Commission (the Commission) a registration statement on Form SB-2 (the Registration Statement) under the Securities Act, with respect to the offer and sale of membership units pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
          As of effectiveness of our registration statement, we will be required to file periodic reports with the Commission pursuant to Section 15 of the Securities Exchange Act of 1934. Our quarterly reports will be made on Form 10-QSB, and our annual reports are made on Form 10-KSB. As of the date of this prospectus, our filings will be made pursuant to Regulation S-B for small business filers. We will also make current reports on Form 8-K. Except for our duty to deliver audited annual financial statements to our members pursuant to our amended and restated operating agreement, we are not required to deliver an annual report to security holders and currently have no plan to do so. However, each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s public reference facilities and the web site of the Commission referred to above or by calling the SEC at 1-800-SEC-0330.

ONE EARTH ENERGY, LLC
C O N T E N T S

Page

Report of Independent Registered Public Accounting Firm	F1

Financial Statements

Balance Sheet	F2

Statement of Operations	F3

Statement of Members’ Equity	F4

Statement of Cash Flows	F5

Notes to Financial Statements	F6-F9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
One Earth Energy, LLC
Gibson City, Illinois
We have audited the accompanying balance sheet of One Earth Energy, LLC (a development-stage company), as of February 28, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (November 28, 2005) to February 28, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Earth Energy, LLC (a development-stage company), as of February 28, 2006, and the results of its operations and its cash flows for the period from inception (November 28, 2005) to February 28, 2006, in conformity with accounting principles generally accepted in the United Stated States of America.
          /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
April 4, 2006, except for Note 6
    for which the date is May 26, 2006

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Balance Sheet

February 28,
2006
ASSETS

Current Assets
Cash and cash equivalents	$1,358,303
Prepaid expenses	10,000

Total current assets	1,368,303

Other Assets
Deferred offering costs	3,599
Land option	10,000

Total other assets	13,599

Total Assets	$1,381,902

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable	$12,781

Commitments and Contingencies

Members’ Equity
Member contributions, 855 units outstanding less costs of raising capital	1,424,470
Deficit accumulated during development stage	(55,349)

Total members’ equity	1,369,121

Total Liabilities and Members’ Equity	$1,381,902

Notes to Financial Statements are an integral part of this Statement.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Statement of Operations

From Inception
(November 28, 2005)
to February 28, 2006
Revenues	$—

Operating Expenses
Professional fees	68,828
General and administrative	11,571

Total	80,399

Operating Loss	(80,399)

Other Income (Expense)
Grant income	20,000
Other income	5,000
Interest income	50

Total	25,050

Net Loss	$(55,349)

Weighted Average Units Outstanding	9

Net Loss Per Unit	$(6,150)

Notes to Financial Statements are an integral part of this Statement.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Statement of Changes in Members’ Equity

Balance — Inception, November 28, 2005	$—

Capital contributions — 855 Class A units, $1,666.67 per unit, February 2006	1,425,000

Costs of raising capital	(530)

Net loss for the period from inception to February 28, 2006	(55,349)

Balance — February 28, 2006	$1,369,121

Notes to Financial Statements are an integral part of this Statement.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Statement of Cash Flows

From Inception
(November 28, 2005)
to February 28, 2006
Cash Flows from Operating Activities
Net loss	$(55,349)
Adjustments to reconcile net loss to net cash from operations:
Grant income	(20,000)
Change in assets and liabilities
Prepaid expenses	(10,000)
Accounts payable	11,460

Net cash used in operating activities	(73,889)

Cash Flows from Investing Activities
Payment for land options	(10,000)

Net cash used in investing activities	(10,000)

Cash Flows from Financing Activities
Proceeds from grants	20,000
Payments for deferred offering costs	(2,278)
Member contributions	1,425,000
Payments for cost of raising capital	(530)

Net cash provided by financing activities	1,442,192

Net Increase in Cash and Cash Equivalents	1,358,303

Cash and cash equivalents — Beginning of Period	—

Cash and cash equivalents — End of Period	$1,358,303

Supplemental Disclosure of Noncash
Investing and Financing Activities
Deferred offering costs included in accounts payable	$1,321

Notes to Financial Statements are an integral part of this Statement.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
One Earth Energy, LLC (an Illinois Limited Liability Company) was organized in November 2005 to pool investors to build a 100 million gallon annual production ethanol plant near Gibson City, Illinois. Construction is anticipated to take 14-16 months with expected completion during the summer of 2008. As of February 28, 2006, the Company is in the development-stage with its efforts being principally devoted to equity raising and organizational activities.
Fiscal Reporting Period
The Company adopted a fiscal year ending October 31 for reporting financial operations.
Accounting Estimates
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.
Significant estimates include the deferral of expenditures for offering costs which are dependent upon successful financing and project development, as discussed below. It is at least reasonably possible that these estimates may change in the near term.
Cash and Cash Equivalents
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and equivalents approximates the fair value.
The Company maintains its accounts at one financial institution. At times throughout the year, the Company’s cash and cash equivalents balances may exceed amounts insured by the Federal Deposit Insurance Corporation. Cash in money market accounts is not federally insured. At February 28, 2006, money market funds totaled approximately $1,028,000.
Deferred Offering Costs
The Company defers the costs incurred to raise equity financing until that financing occurs. At such time that the issuance of new equity occurs, these costs will be netted against the proceeds received, or if the financing does not occur, they will be expensed.
Grants
The Company recognizes grant proceeds for reimbursement of expenses incurred as other income upon complying with the conditions of the grant. For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. Grant income received for incremental expenses that otherwise would not have been incurred are netted against the related expense.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
Income Taxes
The Company is treated as a partnership for federal and state income tax purposes and generally does not incur income taxes. Instead, its earnings and losses are included in the income tax returns of the members. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.
Organizational and Start Up Costs
The Company expenses all organizational and start up costs as incurred.
Fair Value of Financial Instruments
The carrying value of cash and cash equivalents approximates fair value.
Recently Issued Accounting Pronouncements
Management has reviewed recently issued accounting pronouncements and does not expect the implementation of these pronouncements to have a significant effect on the Company’s financial statements.
2. DEVELOPMENT STAGE ENTERPRISE
The Company was formed on November 28, 2005 to have an indefinite life. In February 2006, the Company raised $1,425,000 from five seed capital investors in exchange for 855 Class A units.
The Company has two classes of membership units: Class A units and Class B units. The Class A units and Class B units have no par value and have identical rights, obligations and privileges, except in the election of the Board of Directors and the voting rights. The Board of Directors will maintain one more Class A Director than the Class B Directors. Only Class A members can appoint Class A Directors and only Class B members can elect Class B Directors. All of the Class A units are held by founding members of the Company. Voting by members will require a majority of Class A members and a majority of Class B members support, subject to minimum quorum requirements.
Income and losses are allocated to all members based upon their respective percentage units held. See Note 3 for further discussion of members’ equity.
3. MEMBERS’ EQUITY
The Company is preparing a Form SB-2 Registration Statement with the Securities and Exchange Commission (SEC). The Offering is expected to be for the sale of a minimum of 11,000 Class B units and up to 17,000 Class B units at $5,000 per unit for minimum offering proceeds of $55,000,000 and maximum offering proceeds of $85,000,000, before any costs of raising capital. An investor will have to purchase a minimum of five units.
4. GRANT
The Company was awarded a $20,000 grant from the Illinois Corn Marketing Board for the purpose of conducting a feasibility study for a 100 million gallon ethanol plant.
5. RELATED PARTY TRANSACTIONS
The Company compensates its board members and general managers a per diem of $100 per board meeting attended. For the period from inception to February 28, 2006, the Company has incurred such costs totaling approximately $11,000.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
6. COMMITMENTS AND CONTINGENCIES
Plant Construction
The total cost of the project, including the construction of the ethanol plant and start-up expenses, is expected to approximate $155,500,000. The Company has signed a letter of intent with a general contractor to design and build the ethanol plant for $105,997,000, which is subject increases as the to Construction Cost Index (CCI) increases since September 2005, as published by the Engineering News-Record Magazine. Due to the increase in the CCI, at February 28, 2006 the estimated contract price increase is approximately $2,088,000. The project budget includes a construction contingency of approximately $7,950,000 for potential increases in costs. The construction price in the letter of intent assumes the use of non-union labor. If the contractor is required to employ union labor, the contract price may be increased. The letter of intent terminates on December 31, 2007 unless the basic size and design of the facility have been determined. Furthermore, the letter of intent terminates on December 31, 2008 unless financing for the facility has been secured. Either of the aforementioned dates may be extended upon mutual written agreement. The Company anticipates funding the development of the ethanol plant by raising total equity of at least approximately $56,425,000 and securing financing for up to approximately $99,075,000, less any grants received. The amount of debt financing needed depends on the amount of equity raised in the Offering.
Although the Company has not yet entered into a design-build agreement, in December 2005, the Company entered into a Phase I and Phase II engineering services agreement with an affiliate of the anticipated general contractor. In exchange for the performance of certain engineering and design services, the Company has agreed to pay a fixed amount, which will be credited against the total design-build contract as well as certain reimbursable expenses. Either party may terminate this agreement upon 20 days written notice.
Land options
The Company is considering several locations for the proposed ethanol plant. The Company has purchased land options on two potential sites. In February 2006, the Company entered into a contract with an unrelated party to have the option to purchase approximately 10 acres of land in Ford County, Illinois, for $100,000, until February 2007. The Company paid $10,000 for this option, which will be applied to the final purchase price if exercised. This site is adjacent to the following two options in Ford County.
In April 2006, the Company entered into a contract with an unrelated party to have the option to purchase approximately 34 acres of land in Ford County, Illinois, until April 2007. The purchase price for the property is $12,000 per acre if the option is exercised during the first nine months of the option period and $14,000 per acre if it is exercised in the final three months of the option period. The Company paid $10,000 for this option which will be applied to the final purchase price if exercised.
In April 2006, the Company entered into a contract with an unrelated party to have the option to purchase approximately 35 acres of land in Ford County, Illinois, for $6,400 per acre until April 2007. The Company paid $10,000 for this option, which will be applied to the final purchase price if exercised.
In March 2006, the Company entered into a contract with an unrelated party to have the option to purchase approximately 81 acres of land in Champaign County, Illinois, for $1,498,500, until March 2007. The Company paid $7,000 for this option, which will be applied to the final purchase price if exercised.
Consulting Contracts
In January 2006, the Company entered into an agreement with an unrelated party to provide consulting services related to government financing and incentive programs with estimated fees totaling approximately $25,000. The consulting will be charged on an hourly basis and include reimbursement for certain expenses at cost plus a 10% administrative fee.

ONE EARTH ENERGY, LLC
(A Development Stage Company)
Notes to Financial Statements
February 28, 2006
In February 2006, the Company entered into an agreement with an unrelated party to provide surveying services for an estimated cost of $8,500.
In March 2006, the Company entered into an agreement with an unrelated party for consulting and energy management services for natural gas and electricity supplies for the plant. The fees for these services are $3,500 per month, plus pre-approved travel expenses. The agreement commenced in February 2006 and will continue until twelve months after the plant’s completion. The fees for the services will increase 4% per year on the anniversary date of the effective date of the agreement. The agreement will be month-to-month after the initial term. This agreement may be terminated by either party effective after the initial term upon sixty days prior written notice.
In March 2006, the Company entered into an agreement with an unrelated party to provide consulting services in the development, financing, start-up and construction of the plant. The Company will pay the consultant $125,000 per year for these services plus reimbursement of expenses. This agreement may be terminated upon 30 days notice only for cause meaning substantial noncompliance with material terms of the agreement.
6. SUBSEQUENT EVENTS
Equity agreement
In May 2006, the Company entered into an agreement with an unrelated corporation for the sale of 4,980 Class B units of the Company at $5,000 per unit for a total price of $24,900,000. The corporation is obligated to purchase these units if certain conditions are met, such as raising $30,100,000 in equity financing and securing a binding loan financing commitment. The agreement expires if the Company does not meet the conditions for the corporation’s purchase of units by June 30, 2007 or upon the mutual termination.
Consulting Contracts
In May 2006, the Company entered into a consulting agreement for assistance in negotiating contracts and equity marketing activities. The Company paid a one-time commitment fee of $15,000 upon execution of the agreement. The Company is required to pay $60,000 upon receipt of equity marketing materials, an additional $60,000 thirty days after receipt of the equity marketing materials and $15,000 when debt financing is secured. The consulting company will provide on site consulting services for which it will be paid up to $1,500 per week plus reimbursement of expenses up to $1,000 per week. The agreement may be terminated by the Company prior to receipt of equity marketing materials with payment to be made for services provided to date of termination. If the agreement is terminated after the date of receipt of equity marketing materials, the Company is required to make all payments required by the agreement.

MINIMUM 11,000 UNITS
MAXIMUM 17,000 UNITS
________________________________________________________
________________________________________________________
PROSPECTUS
July___, 2006
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.
     No action is being taken in any jurisdiction outside the United States to permit a public offering of the units or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.
     Through and including ___, 2006 (the 90th day after the effective date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Directors and officers of One Earth Energy may be entitled to benefit from the indemnification provisions contained in One Earth Energy’s amended and restated operating agreement and the Illinois Limited Liability Company Act. The general effect of these provisions is summarized below.
     Our amended and restated operating agreement provides that to the maximum extent permitted under the Illinois Limited Liability Company Act and any other applicable law, no member or director of One Earth Energy, LLC shall be personally liable for any debt, obligation or liability of One Earth Energy merely by reason of being a member or director or both. No director of One Earth Energy shall be personally liable to One Earth Energy or its members for monetary damages for a breach of fiduciary duty by such director; provided that the provision shall not eliminate or limit the liability of a director for the following: (1) receipt of an improper financial benefit to which the director is not entitled; (2) liability for receipt of distributions in violation of the articles of organization, amended and restated operating agreement, or the Illinois Limited Liability Company Act; (3) a knowing violation of law; or (4) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Illinois Limited Liability Company Act and other applicable law, One Earth Energy, its receiver, or its trustee (however in the case of a receiver or trustee only to the extent of Company property) is required to indemnify, save, and hold harmless and pay all judgments and claims against each director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such director or officer in connection with the business of One Earth Energy. The indemnification includes reasonable attorneys’ fees incurred by a director or officer in connection with the defense of any action based on covered acts or omissions. Attorneys’ fees may be paid as incurred, including those for liabilities under federal and state securities laws, as permitted by law. To the maximum extent permitted by law, in the event of an action by a unit holder against any director, including a derivative suit, we must indemnify, hold harmless and pay all costs, liabilities, damages and expenses of the director, including attorneys’ fees incurred in the defense of the action. Notwithstanding the foregoing provisions, no director shall be indemnified by One Earth Energy in contradiction of the Illinois Limited Liability Company Act. One Earth Energy may purchase and maintain insurance on behalf of any person in his or her official capacity against any liability asserted against and incurred by the person arising from the capacity, regardless of whether One Earth Energy would otherwise be required to indemnify the person against the liability.
     Generally, under Illinois law, a member or manager is not personally obligated for any debt or obligation of One Earth Energy solely because they are a member or manager of One Earth Energy. However, Illinois law allows a member or manager to agree to become personally liable for any or all debts, obligations, and liabilities if the amended and restated operating agreement provides. Our amended and restated operating agreement provides that no member or director of One Earth Energy shall be personally liable for any debt, obligation or liability solely by reason of being a member or director or both.
     The principles of law and equity supplement the Illinois Limited Liability Company Act, unless displaced by particular provisions of the Act.
     There is no pending litigation or proceeding involving a director, officer, employee or agent of One Earth Energy as to which indemnification is being sought. One Earth Energy is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

Securities and Exchange Commission registration fee	$9,095
Legal fees and expenses	90,000
Consulting Fees	144,655
Accounting fees	30,000
Printing expenses	50,000
Blue Sky Filing Fees	6,250
Advertising	150,000

Total	$480,000

*	All of the above items except the registration fee and blue sky filing fees are estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES
     In February, 2006, we issued and sold 855 class A units to our seed capital members at a purchase price of $1,666.67 per unit, without registering the units with the Securities and Exchange Commission. All sales were made pursuant to Rule 506 of Regulation D. Each of these sales was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act of 1933 as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions and we conducted no general solicitation in connection with the offer or sale of the securities. The purchasers of the securities in each transaction made representations to us regarding their status as accredited investors as defined in Regulation C or received the information required for non-accredited investors and made representations to us regarding their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to unit certificates and instruments issued in such transactions. All purchasers were provided a private placement memorandum containing all material information concerning our company and the offering. All purchases were made with cash and the total amount of cash consideration for those securities was $1,425,000.
ITEM 27. EXHIBITS.

3.1	Articles of Organization of One Earth Energy, LLC

3.2	Amended and Restated Operating Agreement of the registrant

4.1	Form of Membership Unit Certificate

4.2	Form of Subscription Agreement of registrant

4.3	Form of Escrow Agreement with Busey Bank

5.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters

8.1	Form of Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters

10.1	Letter of Intent dated December 2, 2005 between One Earth Energy, LLC and Fagen, Inc.

10.2	Phase I and II Engineering Services Agreement between One Earth Energy, LLC and Fagen Engineering, LLC dated December 13, 2005.*

10.3	Option Agreement between One Earth Energy, LLC and Edward E. Tucker and Cynthia J. Tucker dated February 28, 2006.

10.4	Option Agreement between One Earth Energy, LLC and Don Maxwell dated March 13, 2006.

10.5	Consulting Agreement between One Earth Energy, LLC and Mitch Dawson dated March 23, 2006

10.6	Option Agreement between One Earth Energy, LLC and Lisa Foster dated April 17, 2006.

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.7	Option Agreement between One Earth Energy, LLC and City of Gibson, Illinois dated April 18, 2006.

10.8	Consulting Agreement between One Earth Energy, LLC and Above Zero Media, LLC dated May 22, 2006.

10.9	Letter Agreement between One Earth Energy, LLC and Farmers Energy Incorporated (a wholly owned subsidiary of REX Stores Corporation) dated May 26, 2006.

10.10	Registration Agreement between One Earth Energy, LLC and Farmers Energy One Earth, LLC dated July 11, 2006.

23.1	Consent of Boulay, Heutmaker, Zibell & Co., P.L.L.P. dated July 11, 2006.
ITEM 28. UNDERTAKINGS.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

(4)	For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use
SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Gibson, Illinois on July 10, 2006.

ONE EARTH ENERGY, LLC

Date:	July 10, 2006	/s/ Steve Kelly

Steve Kelly
President & Director
(Principal Executive Officer)

Date:	July 10, 2006	/s/ Jack Murray

Jack Murray
Secretary/Treasurer & Director (Principal Financial and Accounting Officer)
     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Date: July 10, 2006	/s/ Steve Kelly

Steve Kelly, President & Director
(Principal Executive Officer)

Date: July 10, 2006	/s/ Jack Murray

Jack Murray, Secretary/Treasurer, Director
(Principal Financial and Accounting Officer)

Date: July 10, 2006	/s/ Scott Docherty

Scott Docherty, Vice President and Director

Date: July 10, 2006	/s/ Patrick Feeney

Patrick Feeney, Director

Date: July 10, 2006	/s/ Bruce Bastert

Bruce Bastert, Director

Date: July 10, 2006	/s/ Cary Hinton

Cary Hinton, Director

Date: July 10, 2006	/s/ Robert Landau

Robert Landau, Director

Date: July 10, 2006	/s/ Roger Miller

Roger Miller, Director

Date: July 10, 2006	/s/ Patrick Quinlan

Patrick Quinlan, Director

Date: July 10, 2006	/s/ Louis Schwing

Louis Schwing, Jr., Director